  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1997

                                                     REGISTRATION NO. 333-23209
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                                 CARDIMA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

       DELAWARE                   3845                   94-3177883
    (State or other         (Primary Standard         (I.R.S. Employer
    jurisdiction of            Industrial          Identification Number)
   incorporation or        Classification Code
     organization)               Number)

                             47266 BENICIA STREET
                               FREMONT, CA 94538
                                (510) 354-0300
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                           PHILLIP C. RADLICK, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CARDIMA, INC.
                             47266 BENICIA STREET
                               FREMONT, CA 94538
                                (510) 354-0300
         (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

           JOSHUA L. GREEN                 ROBERT V. GUNDERSON, JR.
          ROBERT V. W. ZIPP                     BENNETT L. YEE
         ARNOLD E. BROWN II                    BRETT A. PLETCHER
          VENTURE LAW GROUP                GUNDERSON DETTMER STOUGH
     A PROFESSIONAL CORPORATION      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
         2800 SAND HILL ROAD                155 CONSTITUTION DRIVE
    MENLO PARK, CALIFORNIA 94025         MENLO PARK, CALIFORNIA 94025
           (415) 854-4488                       (415) 321-2400

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 29, 1997

PROSPECTUS

                                2,275,000 SHARES

                              [LOGO OF CARDIMA]

                                  COMMON STOCK

                                  -----------

  All of the 2,275,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"), offered hereby are being sold by Cardima, Inc. ("Cardima" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for listing of its Common Stock on the Nasdaq National Market under the symbol "CRDM."

                                  -----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share..................................  $           $            $
--------------------------------------------------------------------------------
Total(3)...................................  $           $            $

================================================================================
(1) See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Before deducting expenses payable by the Company estimated at $950,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 341,250 additional shares at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered severally by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares will be made at the offices of Bear, Stearns & Co. Inc.,
245 Park Avenue, New York, New York 10167, on or about    , 1997.

                                  -----------

BEAR, STEARNS & CO. INC.                                           DAIN BOSWORTH
                                                                   INCORPORATED

                                  -----------

                   The date of this Prospectus is      , 1997

[CARDIMA LOGO]

                         CARDIMA MICROCATHETER SYSTEMS

  The Company's proprietary microcatheter systems are designed to map (diagnose) and ablate (treat) atrial fibrillation (AF) and ventricular tachycardia (VT), the two most common forms of abnormal heart rhythms, in a minimally invasive procedure using a single catheter.

[Graphic A]                           CARDIMA'S MICROCATHETER SYSTEMS FOR AF
[DEPICTION OF CROSS
SECTION OF HUMAN                      Cardima's microcatheter systems for
HEART WITH CARDIMA                    AF are designed to be placed
MICROCATHETER                         securely against the wall of the
SYSTEMS FOR AF]                       upper chamber of the heart (the
                                      atrium) in order to deliver
                                      radiofrequency (RF) energy to the
                                      atrial tissue to create long, thin,
                                      continuous, linear, transmural
                                      (across the heart wall) lesions
                                      that restore the heart's normal
                                      electrical function.


[Graphic B]                           CARDIMA'S MICROCATHETER SYSTEMS FOR VT
[DEPICTION OF
CARDIAC VEINS WITH                    Cardima's microcatheter systems for
CARDIMA                               VT are designed to safely locate
MICROCATHETER                         and ablate the VT causing tissue
SYSTEMS FOR VT]                       with RF energy from within the
                                      cardiac veins.

                                      Cardima's microcatheter system for
                                      mapping of VT has received 510(k)
                                      clearance from the FDA for sale in
                                      the United States and includes the
                                      Cardima Pathfinder microcatheter
                                      and Venaport guiding catheter.
                                      Cardima's other microcatheter
                                      systems are under development and
                                      have not been approved by the FDA
                                      for sale in the United States.
                                      Approval by the FDA could take
                                      several years, and there can be no
                                      assurance that such approval will
                                      ever be obtained or, if obtained,
                                      that the Company's microcatheter
                                      systems will achieve market
                                      acceptance. See "Risk Factors--No
                                      Assurance of Obtaining Required
                                      Regulatory Approvals; Government
                                      Regulation."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS. SEE "UNDERWRITING."

  Cardima(R) and the Company's logo are registered trademarks of the Company. This Prospectus also contains the trademarks of other companies.

                     CARDIMA MICROCATHETER SYSTEMS FOR AF

  AF, the most common irregular electrical problem in the heart, is characterized by chaotic electrical activity throughout both upper chambers of the heart (right and left atria) that results in disorganized and quivering spasms of atrial tissue that can lead to blood clots, stroke and even death.

                      CARDIMA PATHFINDER AF MICROCATHETER
[Picture of the Cardima Pathfinder AF Microcatheter Held in a Human Hand]


[Picture of Right Atrial Ablation]           [Picture of Left Atrial Ablation]

        RIGHT ATRIAL ABLATION                   LEFT ATRIAL ABLATION


             CARDIMA PATHFINDER AF MICROCATHETER DESIGN BENEFITS:

               . Single catheter for mapping and ablation

               . Thin profile for right and left atrial access

               . Variable stiffness design for high flexibility and maximum surface contact

               . Multiple, flexible electrodes for optimal effect

               . Compatible with existing signal display systems for low cost of use

                      CARDIMA MICROCATHETER SYSTEMS FOR VT

  VT is a potentially fatal, abnormally fast heartbeat originating from within the walls of the lower chambers of the heart (right and left ventricles). It is caused by electrical changes in the tissue of the ventricular wall, typically resulting from coronary artery disease or prior heart attack.


             CARDIMA PATHFINDER 1.5 FR. INTRAVASCULAR MICROCATHETER
               PASSING THROUGH EYE OF NEEDLE (PICTURE MAGNIFIED)

   [Picture of Cardima Pathfinder 1.5 Fr. Intravascular Microcatheter Passing
                   Through Eye of Needle (picture magnified)]



          CARDIMA TRACER VT INTRAVASCULAR OVER-THE-WIRE MICROCATHETER [Picture of Cardima Tracer VT Intravascular Over-The-Wire Microcatheter]

MAPPING AND ABLATING VT


Cardima VT microcatheters are                  [Depiction of Mapping
designed to access the veins of the            and Ablating Veins of
ventricular wall and safely and                Ventricular Wall]
accurately locate and ablate the VT
causing tissue.


                   CARDIMA VT MICROCATHETERS DESIGN BENEFITS:

   . Single catheter for mapping and ablation

   . Varying degrees of flexibility to enhance access to the vasculature of the heart

   . Multiple configurations of electrodes to facilitate accurate mapping and focused ablation

   . Intravascular, curative approach

   . Compatible with existing signal display systems for low cost of use

   Cardima's microcatheter system for mapping of VT has received 510(k) clearance from the FDA for sale in the United States and includes the Cardima Pathfinder microcatheter and Venaport guiding catheter. Cardima's other microcatheter systems are under development and have not been approved by the FDA for sale in the United States. Approval by the FDA could take several years, and there can be no assurance that such approval will ever be obtained or, if obtained, that the Company's microcatheter systems will achieve market acceptance. See "Risk Factors--No Assurance of Obtaining Required Regulatory Approvals; Government Regulation."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not exercised and (ii) assumes the conversion of the Company's Preferred Stock into Common Stock upon the closing of the Offering.

                                  THE COMPANY

  Cardima, Inc. designs, develops, manufactures and markets minimally invasive, single-use, microcatheter-based systems for the mapping and ablation of the two most common forms of cardiac arrhythmias: atrial fibrillation ("AF") and ventricular tachycardia ("VT"). Arrhythmias are abnormal electrical heart rhythms that adversely affect the mechanical activities of the heart and can potentially be fatal. The Company is developing microcatheter systems designed to provide enhanced access to arrhythmia causing tissue, to diagnose the arrhythmia by locating its origin ("mapping") and to restore normal heart rhythms by isolating and destroying the arrhythmia causing sites ("ablation") using radiofrequency ("RF") energy. The Company's microcatheters incorporate multiple electrodes in the catheter tip that are designed to receive electrical signals for mapping and to emit RF energy for ablation, allowing physicians to both map and ablate using a single catheter. Cardima's microcatheters are designed with variable stiffness and a highly flexible distal tip to allow enhanced access to the vasculature of the heart. In addition, they are designed to be compatible with existing signal display systems and RF generators, eliminating the need for significant new investment in capital equipment. The Company's microcatheter technology was originally conceived at Advanced Cardiovascular Systems, Inc. ("ACS," now a division of Guidant Corporation), from 1979 to 1982. Target Therapeutics, Inc. ("Target," now a division of Boston Scientific Corporation ("Boston Scientific")) purchased this technology in 1985 from ACS for use in neurological applications. In 1993, Target granted Cardima an exclusive, royalty-free license to use the microcatheter technology in the treatment of electrophysiological diseases affecting areas other than the central nervous system.

  AF is characterized by the irregular and very rapid beating of the heart's atrial chambers and results when the normal electrical conduction malfunctions, leading to irregular, disorganized and quivering spasms of atrial tissue. These spasms may lead to reduced blood flow, blood clots, stroke and even death. AF affects an estimated two million people in the United States alone, with 160,000 new cases being diagnosed each year. Drug therapy is the most common treatment for AF, but is often associated with severe side effects and becomes less effective over time, with approximately 50% of patients eventually developing resistance to drug therapy. The Company believes that the only curative therapy for AF in use today is an open heart operation, often referred to as the "maze" procedure, which is used infrequently because of the high risks and costs associated with open heart surgery. The Company is developing the Cardima Pathfinder AF microcatheter system to provide a minimally invasive ablation procedure that mimics the results of the maze procedure by isolating and containing the arrhythmia causing tissue. The Company believes this procedure will restore the normal electrical function of the heart by controlling and reorganizing the random, chaotic electrical activity that characterizes AF. Cardima's microcatheter systems have been designed to deliver a small amount of RF energy and to create thin lesions, thus preserving a greater amount of atrial tissue for improved atrial and heart function following the procedure. The Company believes this approach has the potential to be as effective as the open heart surgical cure for AF, but with significantly less trauma, fewer complications, reduced pain, shorter hospital stays and lower procedure costs.

  VT is a life-threatening condition in which heartbeats are improperly initiated from within the ventricular wall, thus bypassing the heart's normal conduction system. VT affects an estimated 450,000 people in the United States. Similar to AF, current treatments for VT are primarily supportive and are intended to alleviate the symptoms rather than to cure the condition ("palliative"). Antiarrhythmic drugs are the most common treatment, although these drugs have been shown to have a number of unwanted side effects, and in some circumstances may actually induce VT. A recent study has demonstrated that the implantable cardiac defibrillator is a more effective treatment for VT than antiarrythmic drugs, but it also is a palliative treatment and is associated with a number of undesirable characteristics, including the high cost of the implantation procedure. Existing catheter technology is also being tested for the treatment of VT; however, the Company believes that this endocardial approach (i.e., applied from within the heart's chamber) is suboptimal because the normal ventricular wall is up to 20 millimeters thick, requiring the use of large amounts of RF energy which increases the amount of ventricular tissue destroyed in the procedure. The Company's intravascular approach (i.e., accessed from within the veins of the heart wall) for the treatment of VT is designed to allow the microcatheters to be positioned in close proximity to the arrhythmia causing tissue, permitting accurate and precise mapping, and the creation of small, focused lesions using RF energy. Once positioned, the Cardima Pathfinder AF and Tracer VT microcatheter systems have the ability to map and ablate using the same catheter, which the Company believes should result in a short, cost-effective procedure.

  The Company's microcatheter systems are being developed to offer the following advantages: (i) a minimally invasive curative approach to AF and VT;
(ii) the ability to map and ablate arrhythmias using a single catheter; (iii) smaller diameter catheters incorporating Target variable stiffness technology and a highly flexible distal tip to allow enhanced access to the vasculature of the heart; (iv) microcatheters designed with large numbers of electrodes to gather more information; (v) compatibility with existing electrophysiology signal display systems and RF ablation generators; and (vi) shorter procedure times resulting in reduced exposure to fluoroscopy and more cost effective treatment.

  In January 1997, the Cardima Pathfinder microcatheter system received 510(k) clearance from the United States Food and Drug Administration ("FDA") for use in mapping VT, and it is currently being marketed for this application in the United States, Europe, Japan, Australia and Canada. Also in January 1997, the Company filed an Investigational Device Exemption ("IDE") for clinical testing of the Cardima Pathfinder AF microcatheter system for the mapping and ablation of AF and subsequently received conditional approval from the FDA to begin the mapping phase of the feasibility study. In March 1997, the Company submitted a 510(k) premarket notification for the Cardima Pathfinder AF for atrial mapping. The Company expects to file an IDE for its Tracer VT microcatheter system for the ablation of VT in late 1997.

                                  THE OFFERING

Common Stock offered by
 the Company........................  2,275,000 shares

Common Stock to be outstanding
 after the Offering (1).............  8,076,541 shares


Use of proceeds.....................  To fund preclinical and clinical trials of its microcatheter systems, research
                                      and new product development, to continue to expand its marketing and sales force, to fund capital equipment investment to increase manufacturing capabilities and for working capital. See "Use of Proceeds."

Proposed Nasdaq National
 Market symbol......................  CRDM
--------

(1) Excludes (i) 877,570 shares of Common Stock issuable upon exercise of outstanding options with a weighted average price of $1.28 per share, (ii) 513,745 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.62 per share, and
    (iii) 564,091 shares of Common Stock reserved for future issuance under the Company's equity incentive plans. See "Management--Stock Option and Incentive Plans" and "Description of Capital Stock."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           PERIOD FROM
                           NOVEMBER 12,                              THREE MONTHS
                               1992                                      ENDED
                          (INCEPTION) TO YEAR ENDED DECEMBER 31,       MARCH 31,
                           DECEMBER 31,  -------------------------  ----------------
                             1993(1)      1994     1995     1996     1996     1997
                          -------------- -------  -------  -------  -------  -------
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............     $   --      $    86  $   362  $   593     $132     $217
Cost of goods sold......         --          211      830    1,413      384      374
                             -------     -------  -------  -------  -------  -------
  Gross profit..........         --         (125)    (468)    (820)    (252)    (157)
Operating expenses:
  Research and
   development..........       1,083       2,205    2,581    3,319      596      810
  Selling, general and
   administrative.......         491       1,309    2,046    3,690      734    1,331
                             -------     -------  -------  -------  -------  -------
    Total operating
     expenses...........       1,574       3,514    4,627    7,009    1,330    2,141
                             -------     -------  -------  -------  -------  -------
Operating loss..........      (1,574)     (3,639)  (5,095)  (7,829)  (1,582)  (2,298)
Interest and other
 income (expense), net..          33         (16)    (105)      75       62     (28)
                             -------     -------  -------  -------  -------  -------
Net loss................     $(1,541)    $(3,655) $(5,200) $(7,754) $(1,520) $(2,326)
                             =======     =======  =======  =======  =======  =======
Pro forma net loss per
 share(2)...............                                   $ (1.22) $ (0.25) $ (0.36)
                                                           =======  =======  =======
Shares used in computing
 pro forma net loss per
 share(2)...............                                     6,372    6,195    6,434
                                                           =======  =======  =======

                                                             MARCH 31, 1997
                                                         -----------------------
                                                           PRO
                                                         FORMA(3) AS ADJUSTED(4)
                                                         -------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $9,008     $31,331
Working capital.........................................   8,729      31,052
Total assets............................................  12,746      35,069
Capital lease obligation, noncurrent portion............     660         660
Total stockholders' equity..............................  10,526      32,849

--------
(1) The Company's financial data for 1992 and 1993 is not presented separately as the Company's operations from November 12, 1992 (inception) to December 31, 1992 were immaterial.
(2) See Note 1 of Notes to Financial Statements for information concerning calculation of the pro forma net loss per share.

(3) Reflects the conversion of outstanding Preferred Stock into Common Stock upon the completion of the Offering.

(4) Adjusted to reflect the sale of the 2,275,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the use of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should carefully consider the risk factors set forth below in evaluating an investment in the shares of Common Stock offered hereby.

DEVELOPMENT STAGE COMPANY; HISTORY OF LOSSES AND EXPECTATION OF SUBSTANTIAL FUTURE LOSSES

  The Company is a development stage company and, since inception in November 1992, has engaged primarily in research and development of microcatheter systems for the mapping and ablation of AF and VT. To date, sales of its Cardima Pathfinder, Cardima Pathfinder AF and Tracer microcatheter systems have been limited. The Company had net losses of approximately $5.2 million and $7.8 million for 1995 and 1996, respectively, and $2.3 million for the three months ended March 31, 1997. As of March 31, 1997, the Company had an accumulated deficit of approximately $20.5 million. The Company expects to incur substantial net losses for the foreseeable future as a result of research and product development, clinical trials, manufacturing, sales, marketing and other expenses expected to be incurred as the Company further develops, tests and distributes its microcatheter systems. The Company's limited operating history makes accurate prediction of future operating results difficult or impossible. There can be no assurance that the Company will ever generate substantial net sales or achieve profitability. Failure by the Company to generate substantial revenues or to reduce the research and development, marketing, and manufacturing expenses below net sales would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO ASSURANCE OF SAFETY AND EFFECTIVENESS; EARLY STAGE OF PRODUCT DEVELOPMENT

  The Company is currently developing versions of its Cardima Pathfinder and Tracer microcatheter systems for mapping AF and VT. To date, the Company has completed only one clinical trial and has received 510(k) premarket clearance only with respect to its Cardima Pathfinder microcatheter system for venous mapping of VT, including the Cardima Pathfinder microcatheter and Venaport guiding catheter. While the Cardima Pathfinder AF microcatheter system for mapping AF is currently being sold in certain foreign markets, the Company has not received 510(k) clearance for sale of this product in the United States. There can be no assurance that 510(k) clearance for the Cardima Pathfinder AF mapping system will be obtained in a timely manner, or at all. Failure to obtain such clearance on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is in the early stage of developing, testing and obtaining regulatory approval for its microcatheter systems designed for ablation of AF and VT. The Company is currently developing the Cardima Pathfinder AF microcatheter system for ablation of AF and the Tracer VT microcatheter system for ablation of VT. The Company has not conducted any human clinical studies using its microcatheter systems for the ablation of AF or VT. The Company is required to obtain an Investigational Device Exemption ("IDE") from the FDA prior to conducting human clinical trials of its microcatheter systems for ablation. The Company recently filed an IDE for the Cardima Pathfinder AF microcatheter system for mapping and ablation, which was conditionally approved by the FDA for Phase I, which will consist of a feasibility study for AF mapping. The FDA has not approved any studies for ablation, and the Company will be required to submit the results of the Phase I mapping study prior to conducting clinical studies for ablation. There is no assurance that the Company will successfully complete its Phase I study, that the results will permit the Company to file an IDE for the ablation of AF or that the FDA will approve any filed IDE for the ablation of AF. Except for the IDE the Company filed for the Cardima Pathfinder AF microcatheter system for mapping and ablation, the Company has not filed IDEs or begun clinical trials for its microcatheter systems under development for ablation. The Company must complete these clinical trials, if initiated, prior to the filing of a Premarket Approval Application ("PMA"), and must receive PMA approval prior to marketing such products for ablation in the United States. Clinical trials of the Company's microcatheter systems will require substantial financial and management resources of the Company and the completion of such trials will take several years. There can be no assurance that necessary IDEs will be granted by the FDA, that human clinical trials, if initiated, will be completed or that these clinical studies will validate the results of the Company's preclinical animal studies or demonstrate that such products are safe and effective. In addition, the clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory approvals or market acceptance. The failure of the Company to initiate and complete clinical trials, demonstrate product safety and clinical effectiveness, or obtain regulatory approval for the Cardima Pathfinder AF for AF ablation or the Tracer VT for VT ablation would have a material adverse effect on the Company's business, financial condition and results of operations. See "--No Assurance of Obtaining Required Regulatory Approvals; Government Regulation" and "Business--Government Regulation."

UNCERTAINTY OF PRODUCT AND PROCEDURE ACCEPTANCE

  The Company's microcatheter systems represent a novel approach to the mapping and ablation of AF and VT. Acceptance of the Company's products and procedures by physicians, patients and health care payors will be necessary in order for the Company to be successful. The Company's microcatheter systems for the mapping and ablation of AF and VT are new technologies that must compete with more established treatments such as drugs, external electrical cardioversion and defibrillation, implantable defibrillation, purposeful destruction of the Atrio-Ventricular ("AV") node followed by implantation of a pacemaker, and open heart surgery. It is likely that physicians will not recommend the use of the Company's microcatheter systems unless they conclude, based on clinical data and other factors, that these systems provide a safe, effective and cost-efficient alternative to established or emerging approaches to the mapping and ablation of AF and VT. Except for the Cardima Pathfinder microcatheter system for mapping VT, none of the products currently being developed by Cardima for the mapping and ablation of AF and VT has obtained regulatory clearance or approval in the United States. Even if the Company's products are successfully developed and the required regulatory clearance or approval is obtained, there can be no assurance that such products and the associated procedures will ultimately gain any significant degree of market acceptance. Since the Company's sole product focus is to design and market microcatheter systems to map and ablate AF and VT, the failure to successfully commercialize these systems would materially and adversely affect the Company's business, financial condition and results of operations.

  Risks Regarding Products and Procedures Designed for Mapping and Ablation of AF. Cardima is developing its Cardima Pathfinder AF microcatheter system for mapping and ablation of AF. Currently, there is considerable clinical debate about the need for mapping AF prior to ablation, and no mapping is performed during the open heart surgical maze procedure. However, the Company believes that mapping prior to ablation may be useful to identify different segments of the AF population, each of which could require slightly different mapping and ablation procedures. For example, some electrophysiologists believe most AF patients will need to be mapped and ablated in both the left and right atria, while others believe only the right atrial intervention is warranted. Market acceptance of this product for mapping will depend largely on a determination that there is a clinical need for diagnostic mapping prior to ablation of AF. The Cardima Pathfinder AF ablation procedure requires the use of RF energy in the right and left atria to produce lesions. In general, the use of RF energy in the left atrium has the potential to create blood clots, which could travel through the vasculature to the brain and cause a stroke. Consequently, physicians may not recommend this procedure, in which event the Cardima Pathfinder AF would be unlikely to gain market acceptance. The failure of the Company to complete development of the Cardima Pathfinder AF or to gain regulatory approval, demonstrate safety, clinical effectiveness or cost effectiveness, gain wide market acceptance or successfully commercialize the Cardima Pathfinder AF for the mapping and ablation of AF would have a material adverse effect on the Company's business, financial condition and results of operations.

  Risks Regarding Products and Procedures Designed for Mapping and Ablation of VT. The Cardima Pathfinder and Tracer microcatheter systems for VT mapping are designed for use inside the vasculature of the heart wall and to provide access to the vasculature of the heart through the venous system. Microcatheters are not currently used inside the vasculature of the heart wall for diagnostic purposes. To achieve market acceptance, the Company will need to demonstrate the safety, clinical effectiveness and cost effectiveness of the Cardima Pathfinder and Tracer microcatheter systems for VT mapping, of which there can be no assurance. In addition, electrophysiologists will need to be specially trained to perform this procedure, which may further impede market acceptance. There can be no assurance that the Cardima Pathfinder or Tracer microcatheter systems for VT mapping will ever achieve market acceptance, or in the case of the Tracer microcatheter system, be cleared for marketing by U.S. regulatory authorities, or be successfully commercialized in the United States or internationally. The inability of the Company to gain wide market acceptance or successfully commercialize the Cardima Pathfinder and Tracer microcatheter systems for VT mapping would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's Tracer VT microcatheter system is being developed for ablation of VT using RF energy, which could cause damage to the arteries and veins of the heart, potentially leading to myocardial infarction and even death. Consequently, physicians may not recommend this procedure, in which event the Tracer VT would be unlikely to gain market acceptance. Failure of the Company to gain market acceptance or successfully commercialize the Tracer VT would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Early Stage of Product Development; No Assurance of Safety and Effectiveness," "--No Assurance of Obtaining Required Regulatory Approvals; Government Regulation," "--Rapid Technological Change; Significant Competition" and "--Limited Sales, Marketing and Distribution Experience."

FLUCTUATIONS IN OPERATING RESULTS

  The Company's results of operations may fluctuate significantly from quarter to quarter or year to year depending upon a number of factors, including actions relating to regulatory matters, progress of preclinical and clinical trials, the extent to which the Company's products gain market acceptance, the scale-up of manufacturing capabilities, the expansion of sales and marketing activities, competition, the timing of new product introductions by the Company or its competitors and the ability of the Company to market its products successfully in the United States and internationally. Although the Cardima Pathfinder and Tracer microcatheter systems are labeled for single use only, the Company is aware that some physicians in international markets are reusing these products. Reuse of the Company's microcatheter systems would reduce revenues from product sales and could have a material adverse effect on future performance and periodic operating results. Due to such fluctuations in operating results, period to period comparisons of the Company's revenues and operating results are not necessarily meaningful and should not be relied upon as indicators of likely future performance or annual operating results.

NO ASSURANCE OF OBTAINING REQUIRED REGULATORY APPROVALS; GOVERNMENT REGULATION

  The preclinical and clinical testing, manufacturing, labeling, distribution and promotion of the Company's products are subject to extensive and rigorous government regulation in the United States and other countries. Noncompliance with applicable requirements can result in enforcement actions by the FDA including, among other things, fines, injunctions, civil penalties, recall or seizure of products, refusal of the FDA to grant premarket clearances or approvals, withdrawal of marketing approvals and criminal prosecution. Any such action would have a material adverse affect on the Company's business, financial condition and results of operations.

  The Company is prohibited from marketing its products in the United States unless it obtains 510(k) clearance or PMA approval from the FDA. The Company believes that it usually takes from four to 12 months from submission to obtain 510(k) clearance, but that it can take longer. The Cardima Pathfinder microcatheter system for mapping VT has received 510(k) clearance. The Company believes that its current mapping products will also be eligible for 510(k) clearance, and has submitted a 510(k) premarket notification for the Cardima Pathfinder AF and intends to seek 510(k) clearance for the Cardima Pathfinder
1.5 Fr. and Tracer products. These submissions may need to include clinical trial data. There can be no assurance, however, that any of these products will receive 510(k) clearance in a timely fashion, if at all. Delays in market introduction resulting from the 510(k) clearance process could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company will be required to seek PMA approval for its ablation products, including the Cardima Pathfinder AF and the Tracer VT microcatheters for ablation. The process of obtaining PMA approval is much more costly, lengthy and uncertain than the 510(k) clearance process. The Company believes that the FDA's review of a PMA application after filing can last from one to three years, or even longer. In order to prepare a PMA application, the Company will be required to complete clinical trials to demonstrate the safety and effectiveness of these products. To date, the Company has not conducted any human clinical studies using its microcatheter systems for the ablation of AF or VT. In January 1997, the Company submitted an IDE for the Cardima Pathfinder AF microcatheter system for mapping and ablation of AF and received conditional approval from the FDA to begin its Phase I feasibility study for mapping AF. The FDA has not approved any clinical studies for ablation, and the Company will be required to submit the results of the Phase I mapping study prior to conducting clinical studies for ablation. The Company expects to begin Phase I clinical trials for the Cardima Pathfinder AF microcatheter system in the first half of 1997 and to file an additional IDE and begin its clinical trials for the Tracer VT microcatheter system in the second half of 1997. There can be no assurance that any clinical study that the Company proposes will be permitted by the FDA, will be completed or, if completed, will provide data and information that supports additional clinical investigations of the type necessary to obtain PMA approval. The Company expects that a PMA application will not be submitted for at least two years, if at all. No assurance can be given that the Company will ever be able to obtain PMA approval for any of its ablation products. Failure of the Company to obtain timely PMA approval would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is subject to periodic inspection by the FDA and the California Department of Health Services, and must comply with various other regulatory requirements that apply to medical devices marketed in the United States, including labeling regulations, the Quality System Regulation ("QSR"), the Medical Device Reporting regulation (which requires that a manufacturer report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting approved products for unapproved ("off-label") uses. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Sales of medical devices outside the United States are subject to international regulatory requirements that vary from country to country. The time required for approval varies from country to country and may be longer or shorter than the time required in the United States. The Company has obtained the requisite approvals by means of the CE mark to sell the Cardima Pathfinder, Cardima Pathfinder 1.5 Fr., Cardima Pathfinder AF, Tracer and Venaport for mapping in the European Union ("EU") and Australia, to sell the Cardima Pathfinder, Cardima Pathfinder 1.5 Fr., Cardima Pathfinder AF and Tracer in Japan and to sell the Cardima Pathfinder, Tracer and Venaport in Canada. The Company plans to commence clinical trials in the EU, Canada and Japan for its ablation products, including certification to enable CE marking. There can be no assurance the Company will be successful in obtaining such approvals. Failure to receive approval to affix the CE mark would prohibit the Company from selling these products in member countries of the EU, and would require significant delays in obtaining individual country approvals. No assurance can be given that such approvals will ever be obtained. In such event, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--Government Regulation."

RAPID TECHNOLOGICAL CHANGE; SIGNIFICANT COMPETITION

  The medical device industry is characterized by rapid and significant technological change. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes, including changes in the capital equipment with which the Company's microcatheter systems are designed to be compatible. Product development involves a high degree of risk, and there can be no assurance that the Company's new product development efforts will result in any commercially successful products. Failure by the Company to respond to and develop new technologies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and New Product Development."

  The Company's microcatheter systems for the mapping and ablation of AF and VT are new technologies that must compete with more established treatments such as drugs, external electrical cardioversion and defibrillation, implantable defibrillation, purposeful destruction of the AV node followed by implantation of a pacemaker, and open heart surgery. In the market for cardiac mapping and ablation devices, the Company believes that the primary competitive factors are safety, effectiveness, ease of use and overall system cost. In addition, the length of time required for products to be developed and to receive regulatory and, in some cases, reimbursement approval are important competitive factors. Several of the Company's competitors are currently marketing and selling catheters in the United States and internationally that map and ablate a type of arrhythmia known as supraventricular tachycardia ("SVT"). In addition, several competitors are also developing new approaches and new products for the mapping and/or ablation of AF and VT. These approaches include mapping systems using contact mapping, single-point spatial mapping and non-contact, multisite electrical mapping technologies, and ablation systems using RF, ultrasound, microwave, laser and cryoablation technologies. In addition, companies are developing surgical procedures that could potentially be used by physicians to perform the open heart surgical maze procedure for the treatment of AF in a minimally invasive manner. If any of these new approaches or new products prove to be safe and effective, the Company's products could be rendered uncompetitive or obsolete, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Many of the Company's competitors have an established presence in the field of interventional cardiology and electrophysiology, including Boston Scientific, C.R. Bard, Inc., Johnson & Johnson, through its Cordis division, St. Jude Medical, Inc., through its Daig division, and Medtronic, Inc. These competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. In addition, other companies are developing proprietary systems for the diagnosis and/or treatment of cardiac arrhythmias, including Biosense, Inc., Cardiac Pathways, Inc. and Endocardial Solutions, Inc. Other companies develop, market and sell alternative approaches to the treatment of AF and VT, including Guidant Corporation, Medtronic, Inc., and Ventritex, Inc., the leading manufacturers of implantable defibrillators. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are more clinically effective and cost-effective than the more established treatments or the new approaches and products being developed and marketed by its competitors. Furthermore, there can be no assurance that the Company will succeed in developing new technologies and products that are available prior to its competitors' products. Failure of the Company to demonstrate the competitive advantages of its products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

  The Company's future liquidity and capital requirements will depend on numerous factors, including the progress of the Company's clinical research and product development programs; the receipt of, and the time required to obtain, regulatory clearances and approvals; the costs and timing of expansion of product development, manufacturing and sales and marketing activities; the extent to which the Company's products gain market acceptance; competitive developments; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. In addition, if unforeseen difficulties arise in the course of developing its products, performing clinical trials, obtaining necessary regulatory clearances and approvals or other aspects of the Company's business, the Company may be required to invest greater-than-anticipated funds. Consequently, although the Company believes that the proceeds of this Offering, together with available cash and cash generated from operations, will be sufficient to meet the Company's operating expenses and capital requirements through at least the end of 1998, the Company may be required to raise additional funds through public or private debt or equity financings, collaborative relationships, bank facilities or other arrangements. If additional financing is needed, there can be no assurance that it will be available on terms acceptable to the Company, if at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON PATENTS AND PROPRIETARY AND LICENSED TECHNOLOGY; RISK OF PATENT INFRINGEMENT

  The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets, trademarks and copyrights and to operate without infringing or violating the proprietary rights of others. The Company's strategy is to actively pursue patent protection in the United

States and foreign jurisdictions for technology that it believes to be proprietary and that offers a potential competitive advantage for its products. The patent positions of medical device companies, including the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. In addition, the U.S. patent laws were recently amended to exempt physicians, other health care professionals and affiliated entities from infringement liability for medical and surgical procedures performed on patients. The Company cannot predict whether this amendment might have a material adverse effect on the Company's ability to protect its proprietary methods and procedures.

  In addition, there can be no assurance that competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. In addition to patents, trademarks and copyrights, the Company relies on trade secrets and proprietary know-how to compete, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to, or independently developed by, competitors. The Company also relies on certain license agreements through which it licenses certain technology from others, including technology of Target that is integrated into the Company's microcatheter systems for mapping and ablation. The Company has also licensed a proprietary surface coating material used on certain of its catheters. There can be no assurance that these licenses will continue to be available to the Company. The loss of or inability to maintain any of these licenses could result in delays in commercial shipments by the Company until equivalent technology could be developed internally or identified, licensed and integrated, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Influence of Boston Scientific Corporation/Target Therapeutics, Inc." and "--Risks Associated with International Sales."

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. While the Company's patents have not been the subject of any litigation or reexamination, the Target patent that relates to the variable stiffness design of Target's Tracker microcatheters (the "Tracker Patent") has been the subject of four reexamination proceedings in the United States Patent and Trademark Office ("USPTO"). Following the completion of the first such proceeding, the USPTO issued a reexamination certificate and confirmed the patentability of the patent claims set forth in the certificate. Requests for second, third and fourth reexamination of the Tracker Patent were initiated by one of Target's competitors, SciMed Life Systems, Inc. ("SciMed"), a subsidiary of Boston Scientific, and after the USPTO's review of such petitions, Target received notice from the USPTO that it had reaffirmed the patentability of the claims of the Tracker Patent.

  In addition, the Company is aware that in 1994 Target filed a lawsuit against SciMed and Cordis Endovascular Systems, Inc. (now a division of Johnson & Johnson) in the U.S. District Court, seeking damages and preliminary and permanent injunctive relief against further infringing sales. After various court actions, the Court of Appeals has temporarily stayed the preliminary injunction, which had been granted prohibiting Cordis and SciMed from infringing on the Tracker Patent, while it considers a motion opposing the injunction filed by Cordis and SciMed. In April 1997, Target merged with a wholly-owned subsidiary of Boston Scientific. It is expected that this merger will result in the termination of the lawsuit between Target and SciMed. Some of the Company's products are based upon patents and proprietary rights that include variable stiffness technology. If the lawsuit is not terminated and if the Tracker Patent is ultimately determined to be invalid, the Company's proprietary rights in the variable stiffness technology could be compromised, and the Company's competitors could have the ability to incorporate such technology in their products. The erosion of this competitive advantage could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company has not received any significant letters from others threatening to enforce intellectual property rights against the Company, there can be no assurance that the Company will not become subject to patent infringement claims or litigation, to interference proceedings in the USPTO to determine the priority of inventions or to oppositions to patent grants in foreign jurisdictions. An adverse determination in litigation, interference or opposition proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology. Under the Company's license agreement with Target, the Company is not indemnified against claims brought by third parties alleging infringement of patent rights. Consequently, the Company could bear the liability resulting from such claims. There can be no assurance that the Company will have the financial resources to protect and defend its intellectual property, as such defense is often costly and time consuming. Failure of the Company to protect its patent rights, trade secrets, know-how or other intellectual property could have a material adverse effect on the Company's business, financial condition and results of operations.

  The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. There can be no assurance that any issued patent or patents based on pending patent applications or any future patent application will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents or patents in which it has licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company. There can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents issued to or licensed by the Company or that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company cannot be certain that others were not the first to file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications. The Company periodically reviews the scope of patents of which it is aware. Although Cardima does not believe that it infringes patents known to the Company, the question of patent infringement involves complex legal and factual issues and there can be no assurance that any conclusion reached by the Company regarding infringement will be consistent with the resolution of any such issues by a court. See "Business--Patents and Proprietary Rights."

INFLUENCE OF BOSTON SCIENTIFIC CORPORATION/TARGET THERAPEUTICS, INC.

  Upon completion of this Offering, Target will beneficially own approximately 9.7% of the Company's outstanding Common Stock. In addition, Target currently has a representative on the Company's Board of Directors, as it has since the Company's inception. In April 1997, Boston Scientific completed the acquisition of Target, by merging Target with a wholly-owned subsidiary. As a result of the acquisition, Boston Scientific will exercise control over a significant portion of the Company's outstanding Common Stock. Accordingly, Boston Scientific may be able to exercise influence over the business and financial affairs of the Company. Boston Scientific develops, markets and sells cardiac electrophysiology products that compete directly with the microcatheter products being developed by the Company. There can be no assurance that Boston Scientific will not take actions or engage in activities that could have a material adverse effect on the Company's business, financial condition or results of operations. In April 1997, the former directors of Target formed a group to explore its rights and remedies following an announcement by Boston Scientific of its first quarter financial and operating results, which were below analysts' expectations. The group of former Target directors denies that Boston Scientific shared this information with any member of the group prior to its public release, which occurred shortly following the closing of the merger. There can be no assurance that a dispute arising out of the merger of Target and Boston Scientific would not have a material adverse effect on the Company.

  The Company and Target have entered into a license agreement (the "Target License Agreement"), pursuant to which Target has granted the Company an exclusive license (the "Target License") under certain issued United States patents to certain technologies upon which the Company's products are based. The Target License covers the diagnosis and treatment of electrophysiological disorders in areas other than the central nervous system. The Target License will terminate upon the expiration or invalidation of all claims under the underlying patents. In addition, the Company has obtained a non-exclusive license to use Target's technology, provided it has made a substantial improvement of such technology, for the diagnosis or treatment of diseases of the heart, other than using balloon angioplasty. Under the Target License Agreement, Cardima has granted Target an exclusive, royalty-free license to use any technology developed by Cardima prior to May 1996 in the fields of neurology, interventional neuroradiology, interventional radiology, diagnosis and treatment of male and female reproductive disorders and vascular prostheses. The Target License Agreement imposes various commercialization, sublicensing, insurance, royalty, product liability, indemnification, non-competition and other obligations on the Company. Failure by the Company to comply with certain of these requirements could result in a termination of the Target License. The loss of the Company's exclusive rights to the Target-based microcatheter technology would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Patents and Proprietary Rights" and "Certain Transactions."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

  International sales have accounted for virtually all of the Company's revenues to date and will continue to account for a substantial portion of the Company's revenues for the foreseeable future. A number of risks are inherent in international transactions. International sales may be limited or disrupted by the imposition of government controls, export license requirements, economic or political instability, trade restrictions, changes in tariffs or difficulties in staffing and management. Additionally, although the Company's sales are denominated in U.S. dollars, Cardima's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining export licenses. The financial condition, expertise and performance of the Company's international distributors and any future international distributors could affect sales of the Company's products internationally and could have a material adverse effect on the Company's business, financial condition and results of operations. The international nature of the Company's business also subjects it and its representatives, agents and distributors to laws and regulations of the international jurisdictions in which they operate or in which the Company's products may be sold. The regulation of medical devices in a number of such jurisdictions, particularly in the EU, continues to develop, and there can be no assurance that new laws or regulations will not have an adverse effect on the Company's business, financial condition and results of operations. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's international business and its financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to successfully commercialize any of its current microcatheter products, including the Cardima Pathfinder and Tracer microcatheter systems, or any future product in any foreign market. See "Business--Marketing and Distribution."

UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT

  U.S. health care providers, including hospitals and physicians, that purchase medical devices generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or a part of the costs and fees associated with the procedures performed using these devices. The Company's success will depend upon, among other things, the ability of health care providers to obtain satisfactory reimbursement from third-party payors for medical procedures in which the Company's microcatheter systems are used. Third-party payors may deny reimbursement if they determine that a prescribed device has not received appropriate regulatory clearances or approvals, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. If FDA clearance or approval is received, third-party reimbursement would also depend upon decisions by the United States Health Care Financing Administration for Medicare, as well as by individual health maintenance organizations, private insurers and other payors. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals may be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government managed systems. There can be no assurance that reimbursement for the Company's products will be available or, if available, that such reimbursement will be available in sufficient amounts in the

United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for procedures using the Company's products. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors or changes in government and private third-party payor policies toward reimbursement for procedures employing the Company products would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the heath care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company. See "Business--Third-Party Reimbursement."

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK; NEED TO COMPLY WITH UNITED STATES MANUFACTURING STANDARDS; DEPENDENCE ON KEY SUPPLIERS

  The Company has only limited experience in manufacturing its microcatheter systems. The Company currently manufactures its microcatheter systems in limited quantities for U.S. and international sales and preclinical and clinical trials. The Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. The Company has recently increased the number of microcatheters manufactured and expects that, if U.S. sales for the Cardima Pathfinder microcatheter system increase or if the Company receives FDA clearance or approvals for other products, it will need to expend significant capital resources and develop manufacturing expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations, and the need for further FDA approval of new manufacturing processes. In addition, the Company believes that substantial cost reductions in its manufacturing operations will be required for it to commercialize its microcatheter systems on a profitable basis. Any inability of the Company to establish and maintain large-scale manufacturing capabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's manufacturing facilities are subject to periodic inspection by regulatory authorities, and its operations must either undergo QSR compliance inspections conducted by the FDA or receive an FDA exemption from such compliance inspections in order for the Company to be permitted to produce products for sale in the United States. The Company's facilities and manufacturing processes have recently successfully undergone a combined inspection by the FDA and by the State of California and an annual reinspection by TUV. The Company has demonstrated compliance with ISO 9001 (EN 46001) quality standards, as well as compliance with 93/42/EEC, the Medical Device Directive and is in compliance with procedures to produce products for sale in Europe. Any failure by the Company to comply with QSR requirements or to maintain its compliance with ISO 9001 (EN 46001) standards may result in the Company being required to take corrective actions, such as modification of its policies and procedures. In addition, the Company may be required to cease all or part of its operations for some period of time until it can demonstrate that appropriate steps have been taken to comply with QSR or ISO 9001 (EN 46001) standards. There can be no assurance that the Company will be found in compliance with QSR by regulatory authorities, or that it will continue to comply with ISO 9001 (EN 46001) standards in future audits or that the Company will not experience difficulties in the course of developing its manufacturing capability. Any failure of the Company to comply with state or FDA QSR requirements or to maintain compliance with ISO 9001 (EN 46001) standards, or to develop its manufacturing capability in compliance with such standards, would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company purchases certain key components of its products, including the hydrophilic coating for certain of its microcatheters, from sole, single or limited source suppliers. For certain of these components there are relatively few alternative sources of supply. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. Any supply interruption from vendors or failure of the Company to obtain alternative vendors for any of the numerous components used to manufacture the Company's products would limit the Company's ability to manufacture its products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE

  The Company has only limited experience marketing and selling its products in commercial quantities. Expanding the Company's marketing and sales capability to adequately support sales in commercial quantities will require substantial effort and require significant management and financial resources. There can be no assurance that the Company will be able to continue to build a marketing staff or sales force, that expanding such a marketing staff or sales force will be cost-effective or that the Company's sales and marketing efforts will be successful. The Company's Cardima Pathfinder, Cardima Pathfinder AF and Tracer microcatheter systems for mapping of AF and VT have obtained regulatory approval in certain international markets, and sales and marketing of these products is conducted primarily through distributors. The Company currently has a number of exclusive distributors that cover certain European countries and Japan and has sold only a limited number of Cardima Pathfinder, Cardima Pathfinder AF and Tracer microcatheter systems through these distributors. The Company does not have written agreements with certain of its exclusive distributors. Consequently, the terms of such arrangements, such as length of arrangements and minimum purchase obligations are uncertain. In addition, the laws in certain international jurisdictions may make it difficult for the Company to terminate such distribution arrangements absent specific written termination terms. There can be no assurance that these distributors will be able to market and sell the Company's products in these markets. There can be no assurance that the Company will be able to enter into additional agreements with desired distributors on a timely basis or at all, or that such distributors will devote adequate resources to selling the Company's products. Failure to establish an adequate sales force or to establish and maintain appropriate distribution relationships would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Marketing and Distribution."

DEPENDENCE UPON KEY PERSONNEL

  The Company's ability to operate successfully depends in significant part upon the continued service of certain key scientific, technical, clinical, regulatory and managerial personnel, and its continuing ability to attract and retain additional highly qualified personnel in these areas. Competition for such personnel is intense, especially in the San Francisco Bay Area, and there can be no assurance that the Company can retain such personnel or that it can attract or retain other highly qualified scientific, technical, clinical, regulatory and managerial personnel in the future, including key sales and marketing personnel. See "Management--Limitation of Liability and Indemnification Matters."

RISK OF PRODUCT LIABILITY; ADEQUACY OF INSURANCE COVERAGE

  The development, manufacture and sale of the Company's microcatheter systems may expose the Company to product liability claims. Although the Company has not experienced any claims to date, there can be no assurance that the Company will not experience losses due to product liability claims in the future. Although the Company currently has general liability insurance with coverage in the amount of $1.0 million per occurrence, subject to a $2.0 million annual limitation, and product liability insurance with coverage in the amount of $5.0 million per occurrence, subject to a $5.0 million annual limitation, there can be no assurance that such coverage will continue to be available to the Company on reasonable terms, if at all. In addition, there can be no assurance that all of the activities encompassed within the Company's business are or will be covered under the Company's policies. Although the Cardima Pathfinder and Tracer products are labeled for single use only, the Company is aware that some physicians are reusing such products. Moreover despite labeling of the Company's microcatheters for diagnostic use only, the Company believes that physicians are using such mapping microcatheters for ablation. Multiple use or "off-label" use of the Company's microcatheters could subject the Company to increased exposure to product liability claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may require additional product liability coverage if the Company significantly expands commercialization of its products. Such additional coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims or series of claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Liability and Insurance."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. The factors considered in making such determination will include the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market price of securities for companies in businesses similar to that of the Company. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of medical device companies have in the past been, and can in the future be expected to be, particularly volatile. The market price of the Common Stock may be subject to volatility from quarter to quarter depending upon announcements regarding the results of regulatory approval filings, clinical studies or other testing, technological innovations or new commercial products by the Company or its competitors, government regulations, developments or disputes concerning proprietary rights, changes in reimbursement levels, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, the issuance of stock market analyst reports and recommendations, and economic and other external factors, as well as continued operating losses by the Company and fluctuations in the Company's financial results. See "--Fluctuations in Operating Results" and "Underwriting."

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of this Offering, officers and directors of the Company, together with entities affiliated with them, will beneficially own approximately 48.1% of the Common Stock (approximately 46.3% if the Underwriters' over-allotment option is exercised in full). These stockholders, acting as a group, will continue to be able to control the election of all members of the Company's Board of Directors and to determine all corporate actions after the sale of the shares offered hereby. The voting power of these stockholders either as a group or, for certain stockholders, individually could also have the effect of delaying or preventing a change in control of the Company. See "-- Influence of Boston Scientific Corporation/Target Therapeutics, Inc.," "Principal Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering and based on the shares outstanding as of March 31, 1997, there will be 8,076,541 shares of Common Stock outstanding. Of these shares, the 2,275,000 shares sold in this Offering (assuming no exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act. The remaining 5,801,541 shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares").

  Of the Restricted Shares, an aggregate of 3,953,712 shares of Common Stock (including 508,912 shares issuable upon exercise of vested stock options) will be eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act after expiration of a contractual lock-up beginning 180 days after the date of the Prospectus, unless earlier released, in whole, or in part, by Bear, Stearns & Co. Inc. In addition, an aggregate of 2,356,741 shares of Common Stock will become eligible for resale in the public market, upon expiration of a one-year holding period, subject to certain volume and resale restrictions set forth in Rule 144, in the first quarter of 1998.

  The Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lockup period, the resale of 1,344,846 shares of Common Stock reserved for issuance under its equity incentive plans or currently subject to outstanding options. See "Shares Eligible For Future Sale."

  After the Offering, the holders of 5,793,208 shares of Common Stock and the holders of warrants to acquire 489,968 additional shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration, any registrable securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock--Registration Rights."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

  Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, and eliminate the right of stockholders to act by written consent without a meeting. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. See "Description of Capital Stock."

SUBSTANTIAL DILUTION AND ABSENCE OF DIVIDENDS

  Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of $6.96 in the net tangible book value per share of Common Stock from the initial public offering price. In addition, the exercise of outstanding options and warrants will result in further dilution. The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dilution" and "Dividend Policy."

                                  THE COMPANY

  The Company was incorporated in November 1992 in the State of Delaware. The Company's principal executive offices are located at 47266 Benicia Street, Fremont, California 94538, and its telephone number is (510) 354-0300.

                                USE OF PROCEEDS

  The net proceeds from the sale of the 2,275,000 shares of Common Stock offered hereby, assuming an initial public offering price of $11.00 per share, are estimated to be approximately $22.3 million ($25.8 million if the overallotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The Company currently intends to use approximately 25% of the net proceeds from this Offering to fund preclinical and clinical trials of its microcatheter systems, approximately 25% to fund research and new product development, approximately 10% to continue to expand its marketing and sales force in the United States, and approximately five percent to fund capital equipment investment to increase manufacturing capabilities. The balance of the net proceeds will be added to working capital and used for general corporate purposes. The portion of the net proceeds actually expended for each purpose may vary depending upon a number of factors, including the progress of the Company's research and clinical development programs, the time required to obtain regulatory clearances and approvals, the extent to which the Company's products achieve market acceptance, the resources the Company devotes to developing, manufacturing and marketing its products, the ability to continue to establish a sales force and other factors.

  The Company estimates the net proceeds of this Offering, together with its existing capital resources, will be sufficient to fund the Company's requirements at least through the end of 1998. The Company may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions or investments are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition or investment. Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term, government securities and other investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                   DILUTION

  The pro forma net tangible book value of the Common Stock as of March 31, 1997, was $10.3 million, or approximately $1.78 per share. Pro forma net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 5,801,541 shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock.

  Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after this Offering. After giving effect to the sale of the 2,275,000 shares of Common Stock in this Offering at an assumed initial public offering price of $11.00 per share, and after deducting underwriting discounts and commission and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at March 31, 1997, would have been $32.6 million, or $4.04 per share. This represents an immediate increase in pro forma net tangible book value of $2.26 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.96 per share to new investors purchasing Common Stock in this Offering, as illustrated in the following table:

Assumed initial public offering price per share...................       $11.00
  Pro forma net tangible book value per share at March 31, 1997... $1.78
  Increase per share attributable to new investors................  2.26
                                                                   -----
Pro forma net tangible book value after the Offering..............         4.04
                                                                         ------
Pro forma net tangible book value dilution to new investors.......       $ 6.96
                                                                         ======

  The following table sets forth, on a pro forma basis as of March 31, 1997, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors (at an assumed initial public offering price of $11.00 per share before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 5,801,541   71.8% $31,166,000   55.5%    $ 5.37
                             ---------  -----  -----------  -----     ------
New investors............... 2,275,000   28.2   25,025,000   44.5      11.00
                             ---------  -----  -----------  -----     ------
  Total..................... 8,076,541  100.0% $56,191,000  100.0%
                             =========  =====  ===========  =====

  The foregoing computations assume no exercise of outstanding options or warrants. At March 31, 1997, 877,570 shares of Common Stock were issuable upon exercise of outstanding options at a weighted average exercise price of $1.28, and 513,745 shares of Common Stock were issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.62. If all options and warrants outstanding at March 31, 1997 were exercised for cash, the pro forma net tangible book value per share immediately after completion of the Offering would be $3.67. See "Management--Executive Compensation," "Certain Transactions" and "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth at March 31, 1997 (i) actual capitalization of the Company, (ii) such capitalization on a pro forma basis to reflect the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock, and (iii) such pro forma capitalization as adjusted to reflect the sale of the 2,275,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                        MARCH 31, 1997
                                                --------------------------------
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Capital lease obligation-current portion....... $    349  $    349    $    349
Capital lease obligation-noncurrent portion....      660       660         660
Series D redeemable Convertible Preferred
 Stock, 1,919,052 shares issued and
 outstanding; no shares issued and outstanding,
 pro forma and as adjusted.....................    9,740       --          --
Series E redeemable Convertible Preferred
 Stock, 2,356,741 shares issued and
 outstanding; no shares issued and outstanding,
 pro forma and as adjusted.....................   13,442       --          --
Stockholders' equity:
 Convertible Preferred Stock, $0.001 par value,
  6,263,966 shares authorized, issuable in
  series, of which Series D and Series E are
  redeemable convertible preferred stock;
  5,000,000 shares authorized, pro forma and as
  adjusted; 1,220,145 shares issued and
  outstanding, no shares issued and
  outstanding, pro forma or as adjusted........    7,713       --          --
 Common Stock, $0.001 par value, 8,500,000
  shares authorized, 74,999 issued and
  outstanding; 25,000,000 shares authorized,
  pro forma and as adjusted, 5,801,541 shares
  issued and outstanding, pro forma and
  8,076,541 shares issued and outstanding, as
  adjusted(1)..................................      995    31,890      54,213
 Deferred compensation.........................     (888)     (888)       (888)
 Deficit accumulated during development stage..  (20,476)  (20,476)    (20,476)
                                                --------  --------    --------
  Total stockholders' equity (net capital
   deficiency).................................  (12,656)   10,526      32,849
                                                --------  --------    --------
  Total capitalization......................... $ 11,535  $ 11,535    $ 33,858
                                                ========  ========    ========

--------

(1) Excludes, as of March 31, 1997, (i) 877,570 shares of Common Stock issuable upon exercise of outstanding options with a weighted average price of $1.28 per share, (ii) 513,745 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.62 per share, and (iii) 467,276 shares reserved for future issuance under the Company's equity incentive plans (250,000, 200,000 and 17,276 shares reserved for issuance under the Company's Employee Stock Purchase Plan, Directors' Stock Option Plan and 1993 Stock Option Plan, respectively). In April 1997, the Company increased the shares reserved for future issuance under the Company stock option plan to 114,091 shares. See "Management--Stock Option Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The following selected financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statements of operations data set forth below for each of the years ended December 31, 1994, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, the Financial Statements, which have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus and should be read in conjunction with those Financial Statements and the Notes thereto. The statement of operations data set forth below for the period from November 12, 1992 (inception) to December 31, 1993 and the balance sheet data at December 31, 1993 and 1994 are derived from the Company's audited financial statements not included in this Prospectus. The statements of operations data for the three months ended
March 31, 1996 and 1997 and for the period from November 12, 1992 (inception) to March 31, 1997 and the balance sheet data at March 31, 1997 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus, and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and results of operations for those periods. The results for the three months ended March 31, 1997 are not necessarily indicative of the results for any future periods.

                           PERIOD FROM
                           NOVEMBER 12,                              THREE MONTHS       PERIOD FROM
                               1992                                      ENDED          NOVEMBER 12,
                          (INCEPTION) TO YEAR ENDED DECEMBER 31,       MARCH 31,      1992 (INCEPTION)
                           DECEMBER 31,  -------------------------  ----------------    TO MARCH 31,
                             1993(1)      1994     1995     1996     1996     1997          1997
                          -------------- -------  -------  -------  -------  -------  ----------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............     $   --      $    86  $   362  $   593  $   132  $   217      $  1,258
Cost of goods sold......         --          211      830    1,413      384      374         2,828
                             -------     -------  -------  -------  -------  -------      --------
 Gross profit...........         --         (125)    (468)    (820)    (252)    (157)       (1,570)
Operating expenses:
 Research and
  development...........       1,083       2,205    2,581    3,319      596      810         9,998
 Selling, general and
  administrative........         491       1,309    2,046    3,690      734    1,331         8,867
                             -------     -------  -------  -------  -------  -------      --------
  Total operating
   expenses.............       1,574       3,514    4,627    7,009    1,330    2,141        18,865
                             -------     -------  -------  -------  -------  -------      --------
Operating loss..........      (1,574)     (3,639)  (5,095)  (7,829)  (1,582)  (2,298)      (20,435)
Interest and other
 income (expense), net..          33         (16)    (105)      75       62      (28)          (41)
                             -------     -------  -------  -------  -------  -------      --------
Net loss................     $(1,541)    $(3,655) $(5,200) $(7,754) $(1,520) $(2,326)     $(20,476)
                             =======     =======  =======  =======  =======  =======      ========
Pro forma net loss per
 share(2)...............                                   $ (1.22) $ (0.25) $ (0.36)
                                                           =======  =======  =======
Shares used in computing
 pro forma net loss per
 share(2)...............                                     6,372    6,195    6,434
                                                           =======  =======  =======

                                          DECEMBER 31,
                                ------------------------------------  MARCH 31,
                                 1993     1994      1995      1996     1997(3)
                                -------  -------  --------  --------  ---------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....  $ 1,472  $   713  $  2,993  $    907  $  9,008
Working capital (deficit).....    1,318      571     2,647    (2,150)    8,729
Total assets..................    1,701    2,284     4,735     3,964    12,746
Capital lease obligation,
 noncurrent portion...........       50      308       317       722       660
Deficit accumulated during the
 development stage............   (1,541)  (5,196)  (10,396)  (18,150)  (20,476)
Total stockholders' equity
 (net capital deficiency).....    1,412    1,316    (2,675)  (10,368)   10,526

-------
(1) The Company's financial data for 1992 and 1993 is not presented separately as the Company's operations from November 12, 1992 (inception) to December 31, 1992 were immaterial.
(2) See Note 1 of Notes to Financial Statements for an explanation of the computation of pro forma net loss per share.

(3) Reflects the conversion of outstanding Preferred Stock into Common Stock upon the completion of the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

OVERVIEW

  Since its incorporation in November 1992, Cardima has been engaged in the design, research and development, manufacturing and testing of microcatheter systems for the mapping and ablation of cardiac arrhythmias. The Company has a limited history of operations and has experienced significant operating losses since inception. The Company has never been profitable and, as of March 31, 1997, had an accumulated deficit of $20.5 million. Cardima expects that its operating losses will continue for the foreseeable future as the Company continues to invest substantial resources in product development, preclinical and clinical trials, obtaining regulatory approval, sales and marketing and manufacturing.

  To date, Cardima has generated limited revenues, substantially all of which have been in Europe and Japan, from sales of the Cardima Pathfinder and Tracer for VT mapping and the Cardima Pathfinder AF for AF mapping. The Company has obtained the right to affix the CE mark to its Cardima Pathfinder, Tracer and Cardima Pathfinder AF microcatheter systems, permitting the Company to market these products in the member countries of the EU. The Company's international sales are made through distributors who sell the Company's products to physicians and hospitals. In January 1997, the Company received a 510(k) clearance in the United States and began to market and sell the Cardima Pathfinder system for VT mapping. In order to begin shipping the Tracer microcatheter systems for VT mapping or the Cardima Pathfinder AF for AF mapping in the United States, the Company will need to receive 510(k) clearance for these products from the FDA. The Company has submitted a 510(k) premarket notification for the Cardima Pathfinder AF and intends to seek 510(k) clearance for its other mapping products, including the Cardima Pathfinder 1.5 Fr. and Tracer products. The Company will be required to conduct clinical trials, demonstrate safety and effectiveness, and obtain PMA approval from the FDA for any of the Company's products designed for ablation of AF or VT. Specifically, PMA approval will be required prior to the introduction in the United States of the Cardima Pathfinder AF microcatheter system for ablation of AF or Tracer VT microcatheter system for ablation of VT. In January 1997, the Company submitted an IDE for the Cardima Pathfinder AF microcatheter system for mapping and ablation of AF and received conditional approval from the FDA to begin a Phase I feasibility study for mapping AF. The Company expects to begin Phase I clinical trials for its Cardima Pathfinder AF microcatheter system in the first half of 1997 and to file an additional IDE and begin clinical trials for its Tracer VT microcatheter system in the second half of 1997.

  There can be no assurance that the Company's research and development efforts will be successful. Given that testing is at an early stage, there can be no assurance that any of the Company's microcatheter systems will be shown to be safe or effective. Accordingly, the Company is unable to predict the likelihood that its products, other than the Cardima Pathfinder microcatheter system for venous mapping of VT, including the Cardima Pathfinder microcatheter and Venaport guiding catheter, which has received 510(k) clearance, will be cleared or approved for marketing by the FDA and there can be no assurance that such approvals will be obtained or that any of the Company's microcatheter systems or any other product developed by the Company will be successfully introduced or achieve any significant degree of market acceptance. There can be no assurance that the Company will ever achieve either significant revenues from sales of any of its microcatheter systems or ever achieve or sustain profitability.

  Future revenues and results of operations may fluctuate significantly from quarter to quarter or year to year and will depend upon numerous factors, including actions relating to regulatory approvals, the progress of preclinical and clinical trials, the extent to which the Company's products gain market acceptance, the scale-up of manufacturing capabilities, the expansion of sales and marketing activities, competition, the timing and success of new product introductions by the Company or its competitors and the ability of the Company to market its products successfully in the United States and internationally. Due to fluctuations in operating results, quarter to quarter comparisons of the Company's operating results are not necessarily meaningful and should not be relied upon as indicators of likely future performance or annual operating results. The Company expects to increase its research and development activities in connection with the need for additional clinical evaluations and supervision during clinical trials. The Company also expects to increase its sales and marketing capacity and continue to expand its direct sales force in the United States in order to support future sales of its microcatheter systems. In addition, the Company expects to increase manufacturing operations in order to meet future product demand, control product costs and increase gross margins. The Company's limited operating history makes accurate prediction of future operating results difficult or impossible.

THREE MONTHS ENDED MARCH 31, 1997 AND 1996

 Net Sales

  Product sales increased to $217,000 for the three months ended March 31, 1997, from $132,000 for the same period in 1996. This increase was due primarily to sales of products in the United States, which did not begin until February 1997 upon receipt of 510(k) clearance from the FDA for the Cardima Pathfinder microcatheter system for mapping VT, and to a lesser extent to continued sales of the Cardima Pathfinder AF microcatheter systems for mapping AF in Europe and Japan.

 Research and Development Expenses

  Research and development expenses consist primarily of personnel costs, consulting costs, costs related to preclinical studies and facilities costs. The Company's research and development expenses increased to $810,000 for the three months ended March 31, 1997, from $596,000 for the same period in 1996, primarily due to increases in engineering and regulatory personnel and to a lesser extent to an increase in expenses associated with initiation of clinical studies and ongoing preclinical studies.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $1.3 million for the three months ended March 31, 1997, from $734,000 for the same period in 1997 due primarily to expenses associated with increased sales, marketing activities and administration including the hiring of additional personnel.

 Loss from Operations

  For the reasons stated above, loss from operations increased to $2.3 million for the three months ended March 31, 1997, from $1.6 million for the same period in 1996.

 Interest and Other Income, Interest Expense

  Interest and other income decreased to $25,000 for the three months ended March 31, 1997 from $65,000 for the same period in 1996. The decrease in interest and other income was primarily due to a decrease in the average investment balances. Interest expense increased to $53,000 from $2,000, primarily as a result of increased borrowing.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

 Net Sales

  Net sales increased to $593,000 for 1996, from $362,000 in 1995 and $86,000 in 1994. The increase in net sales in 1996 compared with 1995 was primarily due to increased international sales of the Cardima Pathfinder and Tracer microcatheter systems and reflects a growing user base for the Company's microcatheter systems in Europe and Japan. The increase in product sales in 1995 compared with 1994 was due primarily to the fact that product sales did not begin until July 1994, and was also attributable to an increase in the average selling price of the Company's products in 1995, resulting from the introduction of the Cardima Pathfinder AF, and the growing market for and increased sales of the Company's products in Europe and Japan.

 Research and Development Expenses

  The Company's research and development expenses increased to $3.3 million in 1996, from $2.6 million and $2.2 million in 1995 and 1994, respectively. The increase in research and development expenses in 1996 compared with 1995 was primarily due to increases in regulatory and quality systems' personnel and, to a lesser extent, to an increase in expenses associated with preclinical studies. The increase in 1995 compared with 1994 was primarily due to the hiring of additional engineering personnel, expenses associated with the development of product prototypes and expenses associated with preclinical and clinical studies.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $3.7 million in 1996, from $2.0 million and $1.3 million in 1995 and 1994, respectively. The increase in selling, general and administrative expenses in 1996 compared with 1995 was primarily due to expenses associated with increased sales and marketing activities, including the hiring of additional personnel to support growth of the Company's sales and marketing efforts. The increase in selling, general and administrative expenses in 1995 compared with 1994 was primarily due to the addition of personnel.

 Loss from Operations

  For the reasons stated above, loss from operations increased to $7.8 million in 1996 from $5.1 million and $3.6 million in 1995 and 1994, respectively.

 Interest and Other Income, Interest Expense

  Interest and other income increased to $132,000 in 1996 from $12,000 and $15,000 in 1995 and 1994, respectively. The increase in interest and other income was primarily due to an increase in the average investment balances as a result of the Series D Preferred Stock financing in December 1995 and February 1996. Interest expense decreased to $57,000 in 1996 from $117,000 in 1995, primarily as a result of decreased borrowing in 1996. Interest expense was $31,000 in 1994.



LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations to date principally through private placements of equity securities which had yielded net proceeds of $30.9 million as of March 31, 1997, together with interest income on proceeds from such financings, and equipment leases (which have totalled $1.3 million to acquire certain capital equipment). As of March 31, 1997, the Company had approximately $9.3 million in cash and cash equivalents, of which $255,000 was restricted in order to secure letters of credit issued in connection with the Company's facilities lease.

  Net cash used in operating activities was approximately $6.7 million, $4.5 million and $4.1 million for the years ended December 31, 1996, 1995 and 1994, respectively, and $3.3 million for the three months ended March 31, 1997, resulting primarily from losses incurred during such periods. Net cash used in investing activities was approximately $388,000, $78,000 and $184,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and $243,000 for the three months ended March 31, 1997, attributable primarily to capital expenditures during such periods. Net cash provided by financing activities was approximately $5.0 million, $6.9 million and $3.5 million during the years ended December 31, 1996, 1995 and 1994, respectively, and $11.7 million for the three months ended March 31, 1997, attributable primarily to the sale of equity securities in private placement transactions and proceeds from bridge loans during such periods.

  The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of its Common Stock at the time of grant. Options generally vest over four years. Deferred compensation of approximately $980,000, primarily associated with option grants in May and September 1996, and January and March 1997, was recorded by the Company. The Company amortized deferred compensation expenses of approximately $54,000 for the year ended December 31, 1996 and $38,000 for the three months ended March 31, 1997.

  The Company believes that the net proceeds from this Offering, together with available cash and cash generated from operations, will be sufficient to meet the Company's operating expenses and capital requirements at least through the end of 1998. There can be no assurance, however, that the Company will not require additional financing during that period, or that if required, such additional financing will be available on terms acceptable to the Company, if at all. In any event, the Company may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. The Company's future liquidity and capital requirements will depend upon numerous factors, including the progress of the Company's product development efforts, the progress of the Company's clinical trials, actions relating to regulatory matters, the costs and timing of expansion of product development, manufacturing, sales and marketing activities, the extent to which the Company's products gain market acceptance, and competitive developments. The Company may be required to raise additional funds through public or private financing, collaborative relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require the Company to relinquish its rights to certain of its technologies, products or marketing territories. The failure of the Company to raise capital when needed would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Development Stage Company; History of Losses and Expectation of Substantial Future Losses," "--Uncertainty of Product and Procedure Acceptance," "--Fluctuations in Operating Results" and "--No Assurance of Obtaining Required Regulatory Approvals; Government Regulation."

  At December 31, 1996, the net operating losses available to offset future taxable income for federal income tax purposes were approximately $17.5 million. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                                   BUSINESS

OVERVIEW

  Cardima, Inc. designs, develops, manufactures and markets minimally invasive, single-use, microcatheter-based systems for the mapping and ablation of the two most common forms of cardiac arrhythmias: atrial fibrillation ("AF") and ventricular tachycardia ("VT"). Arrhythmias are abnormal electrical heart rhythms that adversely affect the mechanical activities of the heart and can potentially be fatal. The Company is developing microcatheter systems designed to provide enhanced access to arrhythmia causing tissue, to diagnose the arrhythmia by locating its origin ("mapping") and to restore normal heart rhythms by isolating and destroying the arrhythmia causing sites ("ablation") using radiofrequency ("RF") energy. The Company's microcatheters incorporate multiple electrodes in the catheter tip that are designed to both receive electrical signals for mapping and to emit RF energy for ablation, allowing physicians to both map and ablate using a single catheter. Cardima's microcatheters are designed with variable stiffness and a highly flexible distal tip to allow enhanced access to the vasculature of the heart. In addition, they are designed to be compatible with existing signal display systems and RF generators, eliminating the need for significant new investment in capital equipment. The Company's microcatheter technology was originally conceived at Advanced Cardiovascular Systems, Inc. ("ACS," now a division of Guidant Corporation), from 1979 to 1982. Target Therapeutics, Inc. ("Target," now a division of Boston Scientific Corporation ("Boston Scientific")) purchased this technology in 1985 from ACS for use in neurological applications. In 1993, Target granted Cardima an exclusive, royalty-free license to use the microcatheter technology in the treatment of electrophysiological diseases affecting areas other than the central nervous system.

  In January 1997, the Cardima Pathfinder microcatheter system received 510(k) clearance from the United States Food and Drug Administration ("FDA") for use in mapping VT, and it is currently being marketed for this application in the United States, Europe, Japan, Australia and Canada. Also in January 1997, the Company filed an Investigational Device Exemption ("IDE") for clinical testing of the Cardima Pathfinder AF microcatheter system for the mapping and ablation of AF and subsequently received conditional approval from the FDA to begin the mapping phase of the feasibility study. In March 1997, the Company submitted a 510(k) premarket notification for the Cardima Pathfinder AF for atrial mapping. The Company expects to file an IDE for its Tracer VT microcatheter system for the ablation of VT in late 1997.

DISCUSSION OF THE HEART AND ARRHYTHMIC DISORDERS

  The heart is an electro-mechanical pump that relies on self-generated electrical signals to contract its muscle fibers and pump blood throughout the body. It is divided into four chambers: the two upper chambers called the atria, and the two lower chambers called the ventricles. The heart consists of two pumps working side by side, each with its own atrium and ventricle. The pump on the right side collects venous blood from the body and sends it to the lungs for oxygenation. The pump on the left side receives the oxygenated blood from the lungs and pumps it through the body. The process is repeated as venous blood returns to the right side of the heart.

  The heart, as with any other organ, requires oxygen and nutrients to function. Because the heart has large oxygen and nutrient demands, it requires an extensive, well developed vascular network to bring blood to and carry blood away from its tissue. This coronary vascular network is located throughout the majority of the heart's walls to nourish the heart tissue directly. This network is comprised of an arterial system and a venous system, both of which originate on the epicardium, or outer surface, of the ventricles and penetrate into the tissues of the ventricular walls. Thus, the anatomy of the ventricular walls consists of a thick mass of contracting muscle cells with a framework of coronary blood vessels.

  The heart's pumping action is controlled by an electrical conduction system comprised of a specialized network of cells within the heart muscle tissue (see Figure 1 below). This conduction system allows electrical signals to propagate through the heart in a systematic and organized way. These specialized conduction cells are placed throughout the walls of the chambers, from just underneath the inner, or endocardial, surface of the heart to the outer, or epicardial, surface. This conduction system carries electrical signals, in a properly timed sequence, to the muscle cells throughout the heart. The electrical conduction cycle that results in a normal heart beat starts in the right atrium, which contains a specialized group of cells called the Sino-Atrial ("SA") node.

The SA node is the heart's "natural pacemaker," regularly discharging an electrical signal that, under normal circumstances, is responsible for setting the heart rate, usually 60 to 100 beats per minute. The signal generated in the SA node is propagated through the atria until it is delayed in the Atrio-Ventricular ("AV") node. This delay provides enough time for the atria to fill the ventricles with blood before they contract.

             FIGURE 1: THE NORMAL HUMAN CARDIAC CONDUCTION SYSTEM
               (ARROWS REPRESENT FLOW OF ELECTRICAL CONDUCTION)


  Once the electrical signal exits the AV node, it is rapidly conducted down the His Bundle, and is distributed widely throughout both ventricles via the Purkinje Fibers, delivering the electrical signal to both ventricles at the same time, causing them to contract in unison. Since the ventricles pump blood to the lungs and the body (while the atria only pump blood to the ventricles), the ventricles are composed of a larger amount of muscle tissue than the atria. The left ventricle, in particular, is the stronger of the two ventricles, generating higher pressure and working harder in order to pump oxygenated blood through the entire body against a high vascular resistance. In the normal heart, the four chambers work in rhythm with each other to ensure that properly oxygenated blood is delivered throughout the body.

 ARRHYTHMIAS

  Arrhythmias are abnormal electrical heart rhythms that adversely affect the mechanical activities of the heart. Arrhythmias result in insufficient blood flow, which may cause dizziness, inadequate function of important organs in the body, stroke or even death. Arrhythmias have numerous causes, including congenital defects, tissue damage from heart attacks or arteriosclerosis and other conditions that accelerate, delay or redirect the normal transmission of electrical activity, thereby disrupting the normal coordinated contractions of heart muscle cells. There are two general types of arrhythmias: tachycardia, a fast resting heart rate, typically more than 100 beats per minute, and bradycardia, a slow resting heart rate, typically less than 60 beats per minute. Tachycardias fall into one of two major categories: supraventricular tachycardia ("SVT"), which has its origin above the ventricles (typically in the atria) with AF being the most common form of SVT, and VT, which has its origin in the wall of the ventricles. Generally, arrhythmias degenerate and worsen over time.

 Atrial Fibrillation

  AF is characterized by the irregular and very rapid beating of the heart and results when the normal electrical conduction system of the atria malfunctions, leading to irregular and chaotic electrical signals. During

AF, the regular pumping action of the atria is replaced by irregular, disorganized and quivering spasms of atrial tissue. Symptoms of AF typically include a rapid and irregular heartbeat, palpitations, discomfort and dizziness. This malfunction results in the failure of the atria to fill the ventricles completely and, consequently, the failure of the heart to pump adequate amounts of blood to the body. Once AF becomes symptomatic, it is typically associated with significant morbidity related to reduced blood flow. Often, the greatest concern is that the reduced cardiac output can lead to blood pooling in the atria and the formation of blood clots. Blood clots in the left atrium can dislodge and travel through the bloodstream to the brain, resulting in stroke and even death.

  In the United States, AF affects an estimated two million people, with approximately 160,000 new cases being diagnosed each year. It is estimated that about 1.5 million outpatient visits per year in the United States are associated with AF and there are more than 200,000 admissions to hospitals for AF each year. The American Heart Association estimates that AF is responsible for over 70,000 strokes each year in the United States. The Company estimates that the cost of treating these patients is more than $3.6 billion annually. The cost of drug treatment for AF alone is estimated to be in excess of $400 million worldwide each year.

  AF is routinely diagnosed using an electrocardiogram, in which electrodes are placed on the skin to record the irregular beating of the heart. However, electrocardiograms are unable to locate the origin, or focus, of the AF. Another diagnostic method, called mapping, involves placing catheters with electrodes on their tips inside the chambers of the heart to record the electrical signals generated by the heart in order to locate the focus of the arrhythmia. Since AF is an arrhythmia that typically affects both the right and left atria at the same time, the Company believes that optimal mapping of AF requires the simultaneous evaluation of electrophysiological information from both atria. The Company believes electrophysiologists do not routinely map AF because currently available catheters are inadequate to map either the entire right or left atrium, or both simultaneously.

  Current AF treatments are directed at trying to reestablish a normal heartbeat and prevent stroke, and are primarily supportive and palliative, rather than curative. Antiarrhythmic and anticoagulant drugs, the most common treatment for AF, are typically used to attempt to control AF by restoring the heart's natural rhythm and limiting the natural clotting mechanism of the blood. However, antiarrhythmic drug therapy often becomes less effective over time, with approximately half of the patients eventually developing resistance. In addition, antiarrhythmic drugs can have severe side effects, including pulmonary fibrosis and impaired liver function. Another palliative procedure for AF is external cardioversion, or the application of strong electrical current under general anesthesia. This treatment is usually effective for a limited period of time as well. Implantable atrial defibrillators are being investigated to detect the onset of AF internally and then deliver an electrical shock to convert the heart back to normal rhythm. Although the preliminary results of clinical studies indicate that this approach may be feasible, AF is not cured with this approach. There are significant problems including pain tolerance, reversion to AF and creation of VT as a result of the electrical shock. Purposeful destruction of the AV node followed by implantation of a pacemaker is typically a treatment of last resort for AF patients, but does not cure or treat the AF itself. Since atrial function remains poor following the procedure, chronic anticoagulant therapy is generally required.

  The Company believes that the only curative therapy for AF used today is an open heart operation. The most common procedure is the "maze" procedure, in which a surgeon makes several slices through the wall of the atrium with a scalpel and then sews the cuts back together creating a scar pattern. The scars isolate and contain the chaotic electrical impulses to control and channel the electrical signal emanating from the SA node. This open heart operation is expensive and associated with long hospital stays and high morbidity and mortality. Although this approach is not commonly used because it is highly invasive, containing the movement of the chaotic impulses in the atrium through scar creation is generally considered effective in controlling AF.

  Electrophysiologists are also experimenting with less invasive, catheter-based ablation procedures that attempt to mimic the results of the maze procedure. Although these procedures offer the benefit of a minimally invasive approach, they are difficult to perform because of the shortcomings of existing catheter technology and appear unable to create lesions that effectively isolate portions of the atria where the arrhythmia causing tissue is located.

 Ventricular Tachycardia

  VT is a life-threatening condition in which heartbeats are improperly initiated from within the ventricular wall, rather than from the SA node, thus bypassing the heart's normal conduction system. The typical VT patient has experienced a myocardial infarction, or heart disease, which leads to the formation of a scar or electrical barrier inside the ventricular wall, resulting in improper electrical conduction in the cells immediately bordering the scar. During episodes of VT, the ventricles beat at such an abnormally rapid rate that they are unable to fill completely with blood, thus impairing the ventricles' ability to pump oxygenated blood throughout the body. The resulting reduction in the amount of oxygen transported to the tissues and organs of the body can cause dizziness and loss of consciousness. VT can often progress into ventricular fibrillation ("VF"), which is an irregular, chaotic and ineffective spasming of the ventricles. VF is fatal within a few minutes of its occurrence, unless orderly contractions of the ventricles are restored.

  It is estimated that more than 300,000 people in the United States suffer from sudden cardiac death each year. Of these, approximately 50,000 people survive, primarily through emergency defibrillation. These survivors are at risk of developing VT or subsequently VF. The Company estimates that each year over 100,000 people in the United States who have never suffered VF are diagnosed with symptomatic VT. The American Heart Association estimates that approximately 1.5 million people in the United States suffer myocardial infarctions each year, of which approximately one million survive. Approximately 30% of the survivors of a myocardial infarction suffer an episode of VT within the following year. The Company believes all of these individuals are potential candidates for a safe and cost-effective mapping and ablation procedure.

  VT may be diagnosed using a standard electrocardiogram in a manner similar to the diagnosis of AF. The cardiac electrophysiologist typically attempts to map VT to locate the focus of the arrhythmia within the heart's structure. However, locating the arrhythmia causing tissue, which can occur at any point in the thickness of the ventricular wall (see Figure 2 below), from the endocardium, or inner surface of the heart wall, to the intramyocardium, inside of the heart wall itself, to the epicardium, or outer surface of the heart wall, can be difficult.

       FIGURE 2: CROSS SECTION OF THE HEART SHOWING THE VENTRICULAR WALL


  [FIGURE 2: DEPICTION OF CROSS SECTION OF THE HEART SHOWING THE VENTRICULAR
                WALL AND ISOLATION OF ARRYTHMIA CAUSING TISSUE]

  Similar to AF, current treatments for VT are primarily supportive and palliative. Antiarrhythmic drugs are the most common treatment, although these drugs have been shown to have a number of unwanted side effects, and in some circumstances may actually induce VT. A recent study has demonstrated that the implantable cardiac defibrillator is a more effective treatment for VT than antiarrythmic drugs, but it also is a palliative treatment and is associated with a number of undesirable characteristics, such as patient reliance on an implantable device with a limited battery life, the high cost of the implantation procedure and the risks associated with implanting foreign objects. In addition, the implantable cardioverter is only palliative and does not cure the VT or destroy the arrhythmia causing tissue.

  Similar to the treatment of AF, electrophysiologists are also experimenting with less invasive, catheter-based ablation procedures for the treatment of VT. However, access limitations and shortcomings of existing endocardial catheter technology for ablation have limited the use of catheter technology to treat VT.

 Limitations of Current Catheter-Based Diagnosis and Therapy

  The demonstrated medical benefits and cost efficiency of minimally invasive surgical procedures have encouraged electrophysiologists to seek a means of employing new, minimally invasive techniques for the diagnosis and treatment of arrythmias. In the case of AF, electrophysiologists are experimenting with a treatment technique, often referred to as the "drag and burn procedure," in which conventional RF ablation catheters are dragged along the inside surface of an atrium while applying RF energy. However, creating continuous, linear, transmural lesions to isolate portions of the atria using this experimental procedure with standard catheters has proven time consuming and difficult. Endocardial catheter technology is also being tested for the treatment of VT. The Company believes that an endocardial approach is suboptimal because the muscle tissue of the ventricles is significantly thicker than the muscle tissue in the atria, requiring the use of large amounts of RF energy. As a consequence, the endocardial approach generates larger, less focused lesions, increasing the amount of ventricular tissue destroyed in the procedure.

  The Company believes that the disadvantages of existing catheter based approaches for AF and VT are attributable not to the minimally invasive approach of the procedure, but instead to existing catheter technology. The catheters currently used are relatively large (typically six to seven French in diameter) and stiff, increasing the risk of trauma to the heart during the procedure, and restricting access primarily to the chambers of the heart. When attempting to diagnose and treat VT using standard electrophysiology catheters, the electrophysiologist is unable to access smaller blood vessels within the ventricular wall. As a result, generally only signals generated within one to two millimeters of the inner wall can be recorded. The current technology is inadequate because the normal ventricular wall is five to 20 millimeters thick, and arrhythmia causing tissue, especially tissue causing VT, can reside anywhere within that thickness. In addition, the information generated by the endocardial diagnostic procedure is limited, as the electrophysiologist can observe and evaluate only a limited number of signals in a confined area. In order to observe more signals, the user must mechanically manipulate the catheter to change its location. As a result, the standard endocardial electrophysiology procedure is extremely laborious and time consuming, in some cases requiring up to 15 or more RF energy deliveries per treatment. Although there are endocardial basket-type catheters in development that enable the electrophysiologist to record information from multiple points in the ventricle at once, the Company believes that these catheters suffer the same access limitations to arrhythmia causing tissue located in the intramyocardium and epicardium as standard endocardial catheters and often require additional investments in capital equipment.

  Based on experience with standard endocardial catheters, electrophysiologists recognize the need to record and evaluate a greater amount of electrical information from various areas in the heart simultaneously during AF or VT procedures. In the case of AF, the Company believes there is a need for catheters that are able to map both right and left atria at the same time, if warranted, and then immediately and appropriately ablate the AF causing tissue. In the case of VT, the Company believes there is a need for catheters that are able to map safely the entire thickness of the ventricular wall, not just the endocardial surface, and appropriately ablate the VT causing tissue with minimal trauma to normal conducting heart tissue.

THE CARDIMA MICROCATHETER SYSTEM SOLUTION

  The primary clinical goal in the diagnosis and treatment of AF and VT is precise mapping and effective, less destructive ablation. To achieve this, the electrophysiologist must be able to access areas of the heart that are currently inaccessible, using techniques that are easy to perform and that do not increase the trauma to the patient. The Company's microcatheter systems are designed to achieve this goal by providing enhanced access to the arrhythmia causing tissue, by mapping the location of the arrhythmia and then ablating the arrhythmia causing tissue using RF energy to cure the patient, all in one procedure using the same catheter. The Company's microcatheter systems are designed to offer the following advantages:

  . MINIMALLY INVASIVE APPROACH. The Cardima microcatheter systems are designed to provide a minimally invasive approach to the treatment of both AF and VT, resulting in decreased procedure time, shorter hospital stays, lower procedure costs and fewer complications than the surgical procedures currently in use.

  . SINGLE CATHETER FOR RAPID MAPPING AND ABLATION. By using microcatheters that can map, as well as ablate, the Company believes the electrophysiologist need only access the arrhythmia causing tissue once in order to map it, verify that it is causing the arrhythmia and then, using the same device, ablate the tissue to cure the patient. The Company believes this single catheter, dual function characteristic of its microcatheter systems will decrease procedure times and improve treatment of both AF and VT.

  . ENHANCED ACCESS TO THE VASCULATURE OF THE HEART. Cardima's microcatheters feature a significantly smaller diameter than standard electrophysiology catheters, and incorporate Target variable stiffness technology and a highly flexible distal tip. As a result, the Company's microcatheters are more flexible and torqueable than standard electrophysiology catheters and have varying degrees of flexibility at the distal end to allow enhanced access to the vasculature of the heart, to conform easily to the contours of the heart wall and to maintain controlled, regular contact even in a fast beating heart.

  . ABILITY TO GATHER MORE INFORMATION. The Company's microcatheter system designs include a large number (up to 16) of narrow electrodes, while maintaining a high degree of flexibility. The Company believes that this design permits the electrophysiologist to acquire and evaluate far more information in a mapping procedure than is available using standard electrophysiology catheters, which typically incorporate fewer electrodes. The increased amount of information recorded using the microcatheter approach should enable the electrophysiologist to target the arrhythmia causing tissue with greater precision, in order to permit effective ablation.

  . CURATIVE TREATMENT FOR AF. The Cardima Pathfinder AF microcatheter system is designed to treat AF by creating long, thin, continuous, linear, transmural lesions in both the right and left atria to isolate and contain the arrhythmia causing tissue, thereby restoring normal electrical function by controlling and reorganizing the random, chaotic electrical activity that characterizes AF. In animal studies, the Company's microcatheter systems have required less RF energy and created significantly thinner lesions than standard electrophysiology catheters, preserving a greater amount of atrial tissue following the procedure. The Company believes this will result in a significant improvement in atrial function and a reduction in the risk of blood clotting, reducing or eliminating the need for chronic anticoagulant therapy. The Company believes this approach has the potential to offer the effectiveness of the open heart surgical cure for AF, but with significantly less trauma, fewer complications, reduced pain, shorter hospital stays and lower procedure costs.

  . CURATIVE APPROACH FOR VT. The Company's microcatheter systems for the mapping and ablation of VT are designed for use inside the vasculature of the heart wall, facilitating access to arrhythmia causing tissue through the venous system. Cardima believes that at least half of VT foci are located in the intramyocardium and the epicardium, areas that are ineffectively accessed using standard endocardial catheters or basket type catheters in development. The intravascular approach to VT ablation should permit the microcatheters to be positioned in close proximity to the arrhythmia causing tissue, facilitating the creation of smaller, more focused lesions. The Company believes that this approach has the potential to be more effective than standard endocardial ablation procedures, with reduced destruction of surrounding healthy tissue, thus maximizing and optimizing the normal function of the heart after the procedure. The Company is not aware of any epicardial mapping catheters other than the Cardima Pathfinder and Tracer under development.

  . COMPATIBLE WITH EXISTING CAPITAL EQUIPMENT. The Company's microcatheter systems are designed to be compatible with leading electrophysiology signal display systems and RF generators, in order to eliminate the need for significant new investment in additional capital equipment. By facilitating the rapid and precise location of the arrhythmia causing tissues using a system that is compatible with standard laboratory equipment, the Company believes its products will be rapidly adopted by electrophysiologists.

  . REDUCED PROCEDURE AND RADIATION EXPOSURE TIMES. The Company believes that its microcatheter systems will reduce procedure times and thereby decrease cumulative x-ray exposure to both patients and lab personnel. Standard electrophysiology procedures, in many cases, expose both the patient and the lab personnel to over one hour of accumulated x-ray time during flouroscopy, which is used to visualize the placement of the catheters. The Company believes that the total procedure and fluoroscopy time associated with the use of its microcatheter systems are less than those using standard electrophysiology catheters, thereby reducing procedure costs and the risk of disease resulting from extended exposure to x-ray flouroscopy.

STRATEGY

  Cardima's objective is to establish its microcatheter systems as the standard of electrophysiological care for mapping and ablating AF and VT. To achieve its objective, the Company is pursuing the following strategies:

  DEVELOP MICROCATHETER TECHNOLOGY TO ADDRESS UNMET CLINICAL NEEDS FOR BOTH MAPPING AND ABLATION. Cardima is developing microcatheter systems to address clinical needs that are not adequately addressed by current technology. Cardima is focused on both endocardial access for AF and intravascular access for VT, and provides a microcatheter systems approach to addressing AF and VT. Cardima has designed systems incorporating variable stiffness technology originally developed at Target, including guiding catheters, fixed-wire and over-the-wire systems, in order to optimize the physician's ability to access the areas of interest in the heart easily and safely. By using microcatheters that can map as well as ablate, the Company believes the electrophysiologist need only access the arrhythmia causing tissue once in order to map it, verify that it is causing the arrhythmia and then ablate the tissue using the same catheter.

  PROVIDE MICROCATHETER SYSTEMS THAT LOWER THE COST OF TREATING ELECTROPHYSIOLOGICAL DISORDERS. The Company's microcatheter systems are designed to reduce the average time required for AF and VT diagnostic and treatment procedures significantly. As a result, time spent in high cost electrophysiology laboratories should be reduced, lowering the overall cost of AF or VT treatments. The shorter procedure time that the Company believes will result from the use of its microcatheter systems should enable physicians to perform a greater number of AF or VT procedures and reduce the overall cost per procedure. In addition, the Company intends to use data derived from its clinical studies to establish reimbursement for AF and VT procedures using the Company's microcatheter systems. The Company believes that its microcatheter systems will appeal to patients and third party payors seeking a cost-effective solution to the diagnosis and treatment of AF and VT.

  ACCELERATE ACCEPTANCE AND ADOPTION OF THE COMPANY'S MICROCATHETER SYSTEMS BY LEADING ELECTROPHYSIOLOGISTS. The Company has formed relationships with leading medical centers in the United States, and is formalizing relationships with centers in Europe and Japan, to perform clinical trials of its microcatheter systems for the diagnosis and treatment of AF and VT. In the United States, the Company is formalizing arrangements with Massachusets General Hospital and Stanford University Medical Center to perform the mapping phase of the Company's feasibility study of the Cardima Pathfinder AF microcatheter system for mapping and ablation of AF. Cardima believes that successful acceptance and adoption of these systems by widely recognized experts in the field of electrophysiology is a critical step in the overall market acceptance of its microcatheter systems. In addition, the Company has established a Scientific Advisory Board composed of leading electrophysiologists at medical centers in the United States to consult with the Company concerning the preclinical and clinical development of the Company's microcatheter systems. The Company intends to continue to work with leading physicians and medical centers and to initiate clinical trials to demonstrate the safety and effectiveness of its microcatheter systems and ultimately to establish broad market acceptance. In addition, Cardima intends to accelerate physician education and adoption through peer-reviewed publications concerning the clinical trials of the Company's microcatheter systems.

  BUILD MARKET LEADERSHIP THROUGH STAGED INTRODUCTION OF MICROCATHETER SYSTEMS. In the United States, the Company intends to first introduce microcatheter systems for mapping while continuing to develop its microcatheter systems for ablating AF and VT. The Company has received 510(k) premarket clearance for its Cardima Pathfinder microcatheter system for VT mapping in January 1997 and submitted a 510(k) premarket notification for the Cardima Pathfinder AF microcatheter system for AF mapping in March 1997. The Company expects to establish the benefits of its microcatheter systems by encouraging their use initially as a diagnostic complement to standard ablation catheters. As a result, the Company's strategy is to establish the utility of these diagnostic systems in advance of regulatory approval for the Company's microcatheter systems for the treatment of AF and VT.

  INCREASE SALES BY FURTHER PENETRATING INTERNATIONAL MARKETS. The Company intends to devote significant resources to further penetrate international markets, given their substantial size and the relatively lower regulatory barriers. The Company has received ISO 9001 (EN 46001) Quality Systems certification, as well as the right to affix the CE Mark to a number of its products. The Company has received regulatory approval in the United States, Europe, Japan, Australia and Canada for the Cardima Pathfinder microcatheter system for mapping VT and has received regulatory approval in Europe, Japan and Australia for the Cardima Pathfinder AF microcatheter system for mapping AF. The Company is pursuing additional regulatory approvals in Europe, Canada and Japan necessary to market its microcatheter systems for ablation. In addition, the Company has trained electrophysiologists in Europe, Canada and Japan in the use of its products.

PRODUCTS

  Cardima is developing the Cardima Pathfinder and Tracer families of microcatheter systems for the diagnosis and treatment of AF and VT. These systems are designed, in the case of AF, to access both the right and left atria and, in the case of VT, to be positioned within the coronary vasculature using a guiding catheter in a system similar to that used in angioplasty procedures. Cardima's microcatheter systems are designed to be used endocardially in the atria to map and then ablate AF through the creation of long, thin, continuous, linear, transmural lesions to treat AF. For VT, these systems are designed to provide intravascular access to the heart to map and ablate within the wall of the ventricles. The Cardima Pathfinder and Tracer families of microcatheters are available in a variety of electrode numbers, electrode spacing configurations and outer diameters. These microcatheter systems are smaller in diameter and are designed to be more flexible and torqueable than standard electrophysiology catheters, providing better steerability for the electrophysiologist. In addition, these systems have a series of electrodes at their distal ends that can both receive electrical signals for mapping and emit RF energy for ablation. The Company's Cardima Pathfinder and Tracer microcatheters are designed for single use. The Company is designing its products to be used with existing electrophysiology computer systems and RF ablation generators. The Company's ancillary products, including guidewires and connecting cables, support these families of microcatheter systems.

  The following table describes the Company's products and their intended indications and regulatory status:

                                                                               INTERNATIONAL
   AF PRODUCTS         DESCRIPTION     INDICATION U.S. REGULATORY STATUS(1) REGULATORY STATUS(1)
   -----------     ------------------- ---------- ------------------------- --------------------
Cardima            Fixed-wire multi-    Mapping     510(k)                  Approved in Europe
 Pathfinder        electrode                        submission filed in     (CE Mark) and
 AF                microcatheter                    March 1997.             Japan.
                   system designed to
                   create long, thin,
                   continuous, linear,
                   transmural lesions
                   in both right and
                   left atria.
                                        Ablation    IDE submission          European and
                                                    filed in January        Japanese ablation
                                                    1997. Conditional       submissions
                                                    approval for Phase      necessary for
                                                    I (mapping)             clinical trials
                                                    obtained in January     expected in 1997.
                                                    1997.
                                                                               INTERNATIONAL
   VT PRODUCTS         DESCRIPTION     INDICATION U.S. REGULATORY STATUS(1) REGULATORY STATUS(1)
   -----------     ------------------- ---------- ------------------------- --------------------
Cardima            Fixed-wire multi-    Mapping     510(k) clearance        Approved in Europe
 Pathfinder        electrode                        obtained.               (CE Mark) and
                   microcatheter                                            Japan.
                   system designed for
                   accessing coronary
                   vasculature to
                   locate the
                   arrhythmia causing
                   tissue.
Cardima            Smallest Cardima     Mapping     510(k) submission       Approved in Europe
 Pathfinder        Pathfinder                       expected in first       (CE Mark) and
 1.5 Fr.           microcatheter (1.5               half of 1997.           Japan.
                   French) designed to
                   provide more distal
                   access to smaller
                   blood vessels in
                   the heart wall.
Tracer             Over-the-wire        Mapping     510(k) submission       Approved in Europe
 and               multi-electrode                  expected in first       (CE Mark) and
 Tracer VT         microcatheter                    half of 1997 for        Japan.
                   system designed to               mapping using
                   be used in the                   Tracer.
                   veins of the heart
                   wall over a
                   steerable
                   guidewire.
                                        Ablation    IDE submission          European and
                                                    expected in late        Japanese ablation
                                                    1997 for ablation       submissions
                                                    using Tracer VT.        necessary for
                                                                            clinical trials
                                                                            expected in 1997.
                                                                               INTERNATIONAL
ANCILLARY PRODUCT      DESCRIPTION     INDICATION U.S. REGULATORY STATUS(1) REGULATORY STATUS(1)
-----------------  ------------------- ---------- ------------------------- --------------------
Venaport           Coronary sinus        Venous     510(k) clearance        Approved in Europe
                   guiding catheters     access     obtained.               (CE Mark). Japanese
                   with a family of                                         submission expected
                   curved shapes and                                        first half of 1997.
                   lengths. Designed
                   to deliver Cardima
                   Pathfinder and
                   Tracer
                   microcatheter
                   systems to desired
                   coronary veins.

--------
(1) The regulatory status of the Company's microcatheter systems reflects the Company's current estimates of the timing of regulatory submission in the Unites States, Europe or Japan. See "--Government Regulation." The actual submission times could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including failure to complete development of microcatheter systems or to demonstrate safety or effectiveness in clinical studies, as well as the other factors set forth under "Risk Factors" and elsewhere in this Prospectus.

 Products Designed for Mapping and Ablating AF

  The Company believes its microcatheter systems can access the right and left atria in a minimally invasive procedure and are designed to effectively ablate AF by creating long, thin, continuous, linear, transmural lesions in the atria.

  Cardima Pathfinder AF for AF Mapping. The Cardima Pathfinder AF microcatheter system is designed to facilitate mapping of both the right and left atria. The Cardima Pathfinder AF is a thin, flexible, multi-electrode microcatheter. The Cardima Pathfinder AF microcatheter system utilizes a three French diameter microcatheter that incorporates Target variable stiffness technology that both permits access to any area of the atria and enhances contact to surrounding heart tissue, and also has three millimeter long platinum coil electrodes for added flexibility. Because the Cardima Pathfinder AF is one of the smallest electrophysiology catheters ever developed, the Company believes several catheters can be positioned in the right atrium and the left atrium at the same time to map both atria simultaneously. This microcatheter system is being sold for mapping AF in Europe and Japan. In March 1997, the Company submitted a 510(k) premarket notification for this microcatheter system for mapping AF, based in part on results of the Company's laboratory and animal studies.

  There is considerable clinical debate regarding the need for mapping AF prior to ablation, because, among other reasons, the electrical characteristics of the arrhythmia causing tissue cannot be assessed adequately using current technology. No mapping is performed during the open heart surgical maze procedure. However, the Company believes that mapping prior to ablation may be useful to identify different segments of the AF population, each of which could require slightly different mapping and ablation procedures. For example, some electrophysiologists believe most AF patients will need to be mapped and ablated in both the left and right atria, while others believe only right atrial intervention is warranted. The Company believes that its products will have clinical utility in either of these situations.

  Cardima Pathfinder AF for AF Ablation. The multiple electrodes of the Cardima Pathfinder AF microcatheter are closely grouped and can be used to create a continuous lesion that extends through the thickness of the atrial wall. The Company believes that the electrophysiologist will be able to use the Cardima Pathfinder AF microcatheter system to create long, thin, continuous, linear, transmural lesions in both the right and left atria, thereby restoring normal electrical function in the atria by isolating the arrhythmia causing tissue in a manner similar to the open heart surgical maze procedure, without the associated risk and expense. Unlike other proposed catheter-based ablation techniques, such as the "drag and burn" approach, the Cardima approach does not involve resetting the catheter position during the linear ablation procedure. As a result, the Cardima Pathfinder AF may have the ability to more effectively and rapidly ablate the arrhythmia causing tissue.

  The Cardima Pathfinder AF microcatheters are designed with narrow electrodes that are able to deliver ablation level energy to the atrial tissue at much lower power settings than documented with standard electrophysiology catheters. The Company's animal studies have demonstrated the ability of the Cardima Pathfinder AF to create the thinnest linear lesions that the Company believes have ever been documented and presented generally to the electrophysiology community. The Company has designed its Cardima Pathfinder AF microcatheter system to be used with leading cardiac electrophysiology RF generators and electrophysiology mapping computer systems.

  The Company filed an IDE with the FDA for the Cardima Pathfinder AF microcatheter system for mapping and ablation of AF in January 1997. The protocol for this feasibility study was divided into two parts, one focusing on mapping and one focusing on ablation. The Company has subsequently received conditional approval for the mapping phase of the study and expects to begin human mapping clinical trials in the first half of 1997. This feasibility study will not be sufficient to support a PMA, and the Company will need to conduct additional studies prior to submission of a PMA application. The Company expects to submit an IDE for the Phase II pivotal clinical trials for the Cardima Pathfinder AF microcatheter system for ablation in the second half of 1997. The Company believes that PMA approval will be required before the Cardima Pathfinder AF for atrial ablation can be marketed in the United States. See "--Government Regulation."

 Products Designed for Mapping and Ablating VT

  The Company's intravascular approach allows its microcatheters to be positioned in close proximity to the VT causing tissue and provides stable positioning within the vascular system. The Company believes this approach will result in greater accuracy of diagnosis and more effective treatment. The Company is not aware of any other epicardial mapping catheters in development.

  Cardima Pathfinder and Tracer for VT Mapping. The Company's microcatheter systems used for diagnosing and treating VT are designed to be positioned within the coronary vasculature using a guiding catheter in a system similar to that used in angioplasty procedures and also have a series of electrodes at their distal ends in order to perform as electrophysiology catheters. The Cardima Pathfinder and Tracer microcatheter systems can be used to subselect vessels and access the small veins located at the apex (lower tip) of the heart. The Cardima Pathfinder microcatheter systems are configured with either four, eight or 16 electrodes, that enable the physician to perform a narrow focus evaluation using a smaller number of electrodes, if there is reason to believe the VT causing tissue is located in a specific area, or a wider focus evaluation using larger number of electrodes, if there is little indication regarding the location of the VT causing tissue.

  The Company received 510(k) clearance for the Cardima Pathfinder microcatheter system for VT in January 1997 and has begun marketing and selling the product in the United States. The Company is also currently selling the Cardima Pathfinder product for VT mapping in Europe, Japan, Australia and Canada. The Company's animal studies have shown that the Cardima Pathfinder can safely map via the vessels of the coronary venous system and have demonstrated the ability to simultaneously position five different Cardima Pathfinders in various vessels of the coronary system. To date, the Cardima microcatheter systems have been used to map VT in more than 30 patients in Europe, South America and Japan. See "--Government Regulation."

  Cardima Pathfinder 1.5 Fr. for VT Mapping. The Cardima Pathfinder 1.5 Fr., the Company's smallest microcatheter system, is being developed for VT mapping in the venous system. The Cardima Pathfinder 1.5 Fr. is 1.5 French in diameter (the typical catheter is six or seven French) and provides more distal access to smaller vasculature of the heart. Similar to the Cardima Pathfinder microcatheter, the Cardima Pathfinder 1.5 Fr. microcatheter is constructed around a finely ground core-wire to provide the steerability necessary to access distal vasculature. The Cardima Pathfinder 1.5 Fr. microcatheter has a flexible platinum tip coil and contains a variable number of electrodes with different spacing options. The Company expects to submit a 510(k) premarket notification for this product in the first half of 1997.

  Tracer VT for VT Ablation. The Company's epicardial approach to VT ablation is intended to address the shortcomings of standard endocardial ablation catheters. Once a VT focus has been identified as being epicardial or intramyocardial, the electrophysiologist must decide whether or not to attempt to ablate that focus from the endocardial side of the heart wall. Physicians using existing ablation systems are faced with a fundamental problem: the further the VT focus is from the endocardial side of the heart wall, the larger the lesion size necessary to cure the condition. Traditionally, electrophysiologists have had to use catheters and generators capable of making larger lesions since they can only ablate the arrhythmia causing tissue from the endocardial side. A large number of VT ablation cases required multiple endocardial RF energy deliveries (up to 30 or more in one electrophysiology study). Increased endocardial RF energy in ablation may result in greater risk that the patient will develop blood clots, which may dislodge and travel to the brain causing stroke and decreased cardiac output. Cardima's microcatheter systems are intended to offer an alternative approach to current ablation techniques by facilitating access to the arrhythmia causing tissue and providing greater ablation accuracy using less RF energy. The Company is not aware of any epicardial RF ablation catheter other than its Tracer VT microcatheter system under development.

  The Tracer VT microcatheter tracks over a guidewire in the coronary veins and can access the important distal vasculature regions of the heart and deliver RF energy to the epicardium. The Tracer VT is designed to map, locate and ablate the VT focus using RF energy directly applied through the veins. The Company is currently conducting animal studies to demonstrate the ability of the Tracer VT to access the distal venous system and safely release RF energy with no damage to the adjacent arteries. In these experiments the Tracer VT has required significantly less energy to ablate VT than standard endocardial catheters.

  The Company believes that it will submit an IDE for the Tracer VT microcatheter system in 1997 and begin clinical trials if the IDE is approved. The Company expects that PMA approval will be required before the Tracer VT for VT ablation can be marketed in the United States. See "--Government Regulation."

  The Company's intravascular electrophysiology catheters are coated with a hydrophilic coating. This coating has been used on Target's products designed to access the vessels of the brain. The Company believes the coating significantly improves mechanical function. The Company has an exclusive license to use the hydrophilic coating technology in products designed to map and ablate cardiac arrhythmias while positioned within coronary vasculature.

  Cardima's microcathether system for venous mapping of VT has received 510(k) clearance from the FDA for sale in the United States and includes the Cardima Pathfinder microcatheter and Venaport guiding catheter. The Company's other microcatheter systems for mapping or ablation have not received FDA clearance or approval for marketing and distribution in the United States. The Company's microcatheter systems for ablation are at an early stage of testing. There can be no assurance that the results of the Company's human clinical studies will validate the results of its animal studies. The Company has not received approval to begin clinical trials of any of its microcatheter systems for ablation and there can be no assurance that any such approvals will be received. See "Risk Factors--Early Stage of Product Development; No Assurance of Safety and Effectiveness" and "--No Assurance of Obtaining Required Regulatory Approvals; Government Regulation."

RESEARCH AND NEW PRODUCT DEVELOPMENT

  The Company believes its future success will depend in large part on its ability to develop and introduce clinically advanced diagnostic and therapeutic systems that are effective, easy to use, safe and reliable. The Company's research and new product development department focuses on the continued development and refinement of its existing diagnostic devices, systems and procedures, as well as on the development of new devices, systems and procedures for treating cardiac arrhythmias. The Company's primary research and development programs involve completing the development of microcatheter systems for AF and VT ablation and developing smaller second generation microcatheter systems for multi-catheter mapping of VT.

  Research and development expenses for the years ended December 31, 1994, 1995, 1996 and for the three months ended March 31, 1997, were $2.2 million, $2.6 million, $3.3 million and $810,000, respectively. The Company intends to make significant investments in research and new product development for the foreseeable future.

MARKETING AND DISTRIBUTION

  The Company markets and sells its Cardima Pathfinder, Tracer and Venaport microcatheter systems internationally through medical device distributors, and currently sells its approved devices in the United States through a direct sales force. The Company believes there are between 500 and 600 hospitals in the United States and an additional 600 hospitals internationally that perform electrophysiology procedures on a routine basis. Further, the Company believes there are over 600 board certified electrophysiologists in the United States, and an equal number of practicing electrophysiologists internationally. The Company believes that a small sales force can serve its target market effectively due to the relatively small number of physicians performing a significant percentage of electrophysiology procedures.

 United States

  The Company's sales strategy in the United States involves the use of both direct sales representatives and clinical specialists. The Company intends to use its clinical specialists to support U.S. clinical trials for the AF and VT microcatheter systems. The Company currently sells the Cardima Pathfinder for VT mapping through a direct sales force in the United States consisting of five sales personnel and two clinical specialists.

  The Company is currently establishing relationships with regional training hospitals in the United States in order to provide physicians with both a clinical perspective on the use of the Company's products as well as the appropriate technical training for the handling of its products. The Company intends to continue to develop relationships with key academic institutions and physicians who are well recognized in the field of electrophysiology for the quality of their research and their ability to influence medical opinion. The Company intends to utilize these product champions in the United States, as it is internationally, to assist it in gaining broad market acceptance and adoption of its products. Several of these physicians have been involved in the development of the Company's products, and the Company intends to continue to build these relationships through its Scientific Advisory Board, participation in regional training centers and physician-oriented symposia.

 International

  The Company's international distributors are experienced in cardiovascular products and many have prior experience with electrophysiology. The Company currently uses distributors in Germany, France, Italy, Spain, Portugal, the United Kingdom, Belgium, The Netherlands and Japan. These countries accounted for approximately 70% and 91% of the Company's total sales in 1995 and 1996, respectively, and 47% in the three months ended March 31, 1997. In addition, the Company has distribution in other countries in Europe and the Pacific Rim.

  The Company operates under written distribution agreements in Germany, Spain, Portugal, Belgium, The Netherlands and Japan. These agreements grant exclusive rights to sell the Company products within a defined territory for periods ranging from approximately two to three years. These agreements generally reserve for the Company the right to terminate the distribution agreement for cause, which includes failure to meet specified minimum performance obligations, or the failure of the distributor to obtain required governmental approvals to distribute the Company's products in the territory. The Company has retained the right to terminate the distribution agreement should the distributor begin to market medical devices that compete directly with those of the Company. In France, Italy and the United Kingdom, where there are significant sales of the Company's products, the Company is currently negotiating distribution agreements on similar terms; however, there can be no assurance that the Company will be able to complete these negotiations and enter into agreements with these distributors on commercially reasonable terms. In other countries where the Company's products are sold, the Company's distributors operate under letter or oral arrangements. In the territories where the Company does not have written agreements with its exclusive distributors, the terms of the arrangements, such as length of arrangements and minimum purchase obligations are uncertain. In addition, the laws in certain international jurisdictions may make it difficult for the Company to terminate such distribution arrangements absent specific written termination terms. These distributors also sell medical products manufactured by other companies. Distributors typically purchase the Company's products at a discount to list price and resell the products to hospitals and physicians at a price determined by the distributor. Sales to the international distributors are denominated in U.S. dollars.

  The Company currently has a limited sales organization. The Company's Vice President, World Wide Sales and the Company's Director, European Sales manage distributor relationships on a worldwide basis. In addition, the Company has hired two clinical specialists (based in the United States) to support the global sales effort.

  Establishing a sales organization with the ability to support sales in significant volumes will require significant management and financial resources. To date, the Company has not established all of the international distribution alliances necessary to fully market these products on a worldwide basis, nor does the Company have written distribution agreements with all of its international distributors. There can be no assurance the Company will be able to enter into agreements with the desired distributors on a timely basis, or that such distributors will devote adequate resources to selling the Company's products.

  Since the Company introduces its products initially in foreign markets, the Company expects to continue to derive a substantial portion of its revenues from international sales. The Company expects that international sales will continue to account for a significant portion of the Company's total revenues for the foreseeable future. As a result, a significant portion of the Company's revenues will be subject to the risks associated with international sales. See "Risk Factors--Risk of International Sales."

MANUFACTURING

  The Company fabricates certain proprietary components of the Company's products and assembles, inspects, tests and packages most components into finished products. Designing and manufacturing its products from raw materials allows the Company to maintain greater control of quality and manufacturing process changes and the ability to limit outside access to its proprietary technology.

  The Company believes its custom-designed, proprietary process equipment is an important component of its manufacturing strategy. In some cases, the Company has developed proprietary enhancements for existing production machinery to facilitate the manufacture of its products to exacting standards. The Company has also developed core manufacturing technologies and processes, including proprietary extrusion techniques and equipment, polymer processing capabilities, including composite lamination, welding of dissimilar materials, balloon forming and proprietary precision guidewire grinding techniques enabling fabrication of a large variety of guidewire core profiles. Furthermore, the Company's technological expertise includes braiding, hydrophilic coating, material cleaning and surface preparation.

  The manufacture of catheters is a complex operation involving a number of separate processes and components. Catheters are assembled and tested by the Company prior to sterilization. The manufacturing process for the connecting cable consists primarily of packaging and testing purchased units. The Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If the Company receives additional FDA clearance or approval for its products, it will need to expend significant capital resources and develop additional manufacturing expertise to establish large-scale manufacturing capabilities.

  Components and raw materials are purchased from various qualified suppliers and subjected to stringent quality specifications. The Company expects to conduct supplier quality audits and is establishing a supplier certification program. A number of the components such as the laminate tubing, core wiring mandrels, connector components and hydrophilic coating are provided by sole source suppliers. For certain of these components, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components, particularly the laminate tubing, could not be accomplished quickly. The Company plans to qualify additional suppliers if and as future production volumes increase. Because of the long lead time for some components which are currently available from a single source, a supplier's inability to supply such components in a timely manner could have a material adverse effect on the Company's ability to manufacture products and therefore on its business, financial condition and ability to test or market its products on a timely basis.

  The Company's manufacturing facilities are subject to periodic inspection from regulatory authorities, and its operations must undergo QSR and ISO 9001 (EN 46001) compliance inspections conducted by the FDA and TUV, a notified body (a regulatory agency) in the European Union ("EU"), respectively. In addition, the Company has obtained ISO 9001 (EN 46001) Quality Systems certification from TUV and has obtained the right to affix the CE Mark to its electrophysiology mapping catheters and accessories. The Company's facilities and manufacturing processes have recently successfully undergone a combined inspection by the FDA and California Department of Health Services and an annual reinspection by TUV. See "--Government Regulation."

PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend in part on its ability to obtain patent and copyright protection for its products and processes, to preserve its trade secrets and to operate without infringing or violating the proprietary rights of third parties. The Company's strategy is to actively pursue patent protection in the United States and foreign jurisdictions for technology it believes to be proprietary and which offers a potential competitive advantage for its products. The Company has filed and intends to continue to file patent applications, both in the United States and selected international markets, to seek protection for proprietary aspects of the technology. No assurance can be given that these patent applications will provide competitive advantages for the Company's products or that any patent application filed by the Company will issue as a patent. In addition, there can be no assurance any of the Company's patents or patent applications will not be challenged, invalidated, or circumvented in the future. There can also be no assurance that competitors, many of whom have greater resources than the Company and have substantial investments in competing technologies, will not apply for and obtain patents which will prevent, limit or interfere with the Company's ability to make, use, or sell its products either in the United States or internationally.

  The Company has also obtained rights to certain technology by entering into license arrangements. Pursuant to a license agreement with Target (the "License Agreement"), the Company obtained an exclusive, royalty-free, worldwide license under certain patents issued in the United States and corresponding international patents to use Target's technology and to make, use and sell or otherwise distribute products for the diagnosis and treatment of electrophysiological diseases in the body, other than in the central nervous system, including the brain. The exclusive license applies to any Target technology developed through May 1996 and will terminate on April 23, 2013, the expiration date of the last-to-issue licensed patents issued prior to May 21, 1996. In addition, the Company has obtained a non-exclusive license to use Target's technology, provided it has made a substantial improvement on such technology, for the diagnosis or treatment of diseases of the heart other than using balloon angioplasty. As defined in the License Agreement, a substantial improvement is any modification, improvement or enhancement of Target technology that results in a material change in the function, purpose or application of a particular product incorporating Target technology. The Company believes that the incorporation of electrodes in its microcatheter systems, together with other modifications, satisfies the substantial improvement requirements.

  Under the License Agreement, Cardima granted back to Target an exclusive, royalty-free, worldwide license to use technology developed by Cardima through May 1996 in the fields of neurology, interventional neurology, interventional reproductive disorders and vascular prostheses (the "Target Field"). In addition, the Company agreed not to conduct material research and development, acquire corporate entities or make or sell products in the Target Field or to sell products, other than products utilizing Target's technology, for use in diagnosis or treatment of diseases related to the production of electrical current in tissue located in areas of the body other than the heart, without first notifying Target and negotiating a distribution agreement. Cardima also agreed that it would not sell products utilizing Target's technology for use in diagnosis or treatment of diseases related to the production of electrical current in tissue located in areas of the body other than the heart without, if selling to a distributor, first notifying Target and offering Target the right of first refusal with respect to the terms of the distribution, or if selling directly to the consumer, paying to Target an amount equal to 40% of the gross profit for such product.

  In April 1997, Boston Scientific completed the acquisition of Target, by merging Target with a wholly-owned subsidiary. As a result of the acquisition, Boston Scientific will exercise control over a significant portion of the Company's outstanding Common Stock. Accordingly, Boston Scientific may be able to exercise influence over the business and financial affairs of the Company. Boston Scientific develops, markets and sells cardiac electrophysiology products that compete directly with the microcatheter products being developed by the Company. There can be no assurance that Boston Scientific will not take actions or engage in activities that could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Influence of Boston Scientific Corporation/Target Therapeutics, Inc," and "Risk Factors--Control by Existing Stockholders."

  The Company obtained rights to its biocompatible hydrophilic coating material and process through an exclusive, royalty bearing license to use the hydrophilic coating technology in products designed to map and ablate cardiac arrhythmias while positioned within the coronary arteries and coronary veins. The license will terminate upon the later of 15 years from first commercial sale of catheters treated with the coating material or the expiration of the last-to-issue licensed patent, unless terminated earlier for material breach.

  In addition to patents and licenses, the Company also relies upon trade secrets, technical know-how and continuing technical innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants, and advisors to execute confidentiality and assignment of invention agreements in connection with their employment, consulting or advisory relationships with the Company. There can be no assurance, however, that the agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary knowledge, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

  Patent applications in the United States Patent and Trademark Office ("USPTO") are maintained in secrecy until patents issue, and patent applications in the patent offices of foreign countries are maintained in secrecy for a period of 18 months from the priority date. Publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries and related patent applications, and the large number of patents and applications and the fluid state of the Company's development activities make comprehensive patent searches and analysis impractical or not cost-effective. Although the Company has made patent and publication searches in the United States and in foreign countries to determine whether materials, processes or designs used by it or its potential products infringe or will infringe third-party patents, such searches have not been comprehensive. Patents issued and patent applications filed relating to medical devices are voluminous and there can be no assurance that current and potential competitors and other third parties have not filed or will not file applications for, or have not received or will not receive, patents and will not obtain additional proprietary rights relating to products, materials or processes used or proposed to be used by the Company.

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. While the Company's patents have not been the subject of any litigation or reexamination, the Target patent which relates to the variable stiffness design of Target's Tracker microcatheters (the "Tracker Patent") has been the subject of four reexamination proceedings in the USPTO. Following the completion of the first such proceeding, the USPTO issued a reexamination certificate and confirmed the patentability of the patent claims set forth in the certificate. Requests for second, third and fourth reexaminations of the Tracker Patent were initiated by one of Target's competitors, SciMed, a subsidiary of Boston Scientific. After the USPTO's review of such petitions, Target received notice from the USPTO that it had reaffirmed the patentability of the claims of the Tracker Patent.

  In addition, the Company is aware that in 1994 Target filed a lawsuit against SciMed and Cordis Endovascular Systems, Inc. (now a division of Johnson & Johnson) in the U.S. District Court, seeking damages and preliminary and permanent injunctive relief against further infringing sales. After various court actions, the Court of Appeals has temporarily stayed the preliminary injunction, which had been granted prohibiting Cordis and SciMed from infringing on the Tracker Patent, while it considers a motion opposing the injunction filed by Cordis and SciMed. In April 1997, Target merged with a wholly-owned subsidiary of Boston Scientific. It is expected that this merger will result in the termination of the lawsuit between Target and SciMed. If the lawsuit is not terminated and if the Tracker Patent is ultimately determined to be invalid, the Company's proprietary rights in the variable stiffness technology could be compromised, and the Company's competitors would have the ability to incorporate such technology in their products. This erosion of this competitive advantage could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although there are no claims against the Company, any such claims, whether with or without merit, could be time-consuming and expensive to respond to and could divert the Company's technical and management personnel. If any claims of third party patents are upheld as valid and enforceable in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or could be required to obtain licenses from the patent owners of each patent, or redesign its products or processes to avoid infringement. There can be no assurance the licenses will be available or, if available, will be available on terms acceptable to the Company or that the Company will be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company intends to vigorously protect and defend its intellectual property. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others.

  The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. There can be no assurance that any issued patent or patents based on pending patent applications or any future patent application will exclude competitors or provide competitive advantages to the Company, that any of the Company's patent or patents in which it has licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company. There can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents issued to or licensed by the Company or that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until the patent issues, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications. The Company periodically reviews the scope of patents of which it is aware. Although Cardima does not believe that it infringes patents known to the Company, the question of patent infringement involves complex legal and factual issues and there can be no assurance that any conclusion reached by the Company regarding infringement will be consistent with the resolution of any such issues by a court.

  In addition, the U.S. patent laws were recently amended to exempt physicians, other heath care professionals and affiliated entities from infringement liability for medical and surgical procedures performed on patients. The Company cannot predict whether this amendment might have a material adverse effect on the Company's ability to protect its proprietary methods and procedures.

COMPETITION

  The Company believes it currently has the only intravascular approach to VT. The Company considers its primary competitors to be companies engaged in the development and marketing of more established, but the Company believes, less effective therapies for the treatment of AF and VT, such as drugs, external electrical cardioversion and defibrillation, implantable defibrillators and purposeful destruction of the AV node, followed by implantation of a pacemaker and open heart surgery. Several competitors are also developing new approaches and new products for the mapping and/or ablation of AF and VT. These approaches include mapping systems using contact mapping, single-point spacial mapping and non-contact, multisite electrical mapping technologies and ablation systems using ultrasound, microwave, laser and cryoablation technologies. In addition, companies are developing surgical procedures that could potentially be used by physicians to perform the open heart surgical maze procedure in a minimally invasive manner. If any of these new approaches or new products prove to be safe and effective, the Company's products could be rendered uncompetitive or obsolete, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Many of the Company's competitors have an established presence in the field of interventional cardiology and electrophysiology, including Boston Scientific, C.R. Bard, Inc., Johnson & Johnson, through its Cordis division, St. Jude Medical, Inc., through its Daig division, and Medtronic, Inc. These competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. Other companies are developing proprietary systems for the diagnosis and treatment of cardiac arrhythmias, including Biosense, Inc., Cardiac Pathways, Inc. and Endocardial Solutions, Inc. Other companies develop, market and sell alternative approaches to the treatment of AF and VT, including Guidant, Medtronic, Inc., and Ventritex Inc., the leading manufacturers of implantable defibrillators. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are more clinically effective and cost-effective than the more established treatments or the new approaches and products being developed and marketed by its competitors. Furthermore, there can be no assurance that the Company will succeed in developing new technologies and products that are available prior to its competitors' products. Failure of the Company to demonstrate the competitive advantages of its products would have a material adverse effect on the Company's business, financial condition and results of operations.

  In the market for cardiac mapping and ablation devices, the Company believes that the primary competitive factors are safety, clinical effectiveness, ease of use and overall cost to the health care system. In addition, the length of time required for products to be developed and to receive regulatory and, in some cases, reimbursement approval is an important competitive factor. The medical device industry is characterized by rapid and significant technological change. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products. Product development involves a high degree of risk and there can be no assurance that the Company's new product development efforts will result in any commercially successful products. The Company believes it competes favorably with respect to these factors, although there is no assurance that it will be able to continue to do so. See "Risk Factors-- Rapid Technological Change; Significant Competition."

GOVERNMENT REGULATION

  The preclinical and clinical testing, manufacturing, labeling, distribution and promotion of the Company's products are subject to extensive and rigorous government regulation in the United States and other countries. Noncompliance with applicable requirements can result in enforcement action by the Food and Drug Administration ("FDA") or comparable foreign regulatory bodies including, among other things, fines, injunctions, civil penalties, recall or seizure of products, refusal to grant premarket clearances or approvals, withdrawal of marketing approvals and criminal prosecution.

 United States

  A medical device may be marketed in the United States only with the FDA's prior authorization. Devices classified by the FDA as posing less risk are placed either in Class I or II and require the manufacturer to seek 510(k) clearance from the FDA prior to marketing. Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use and safety and effectiveness to a Class I or II device already legally on the market or to a "preamendment" Class III device (i.e., one that has been in commercial distribution since before May 28, 1976) for which the FDA has not called for PMA applications. The FDA recently has been requiring a more rigorous demonstration of substantial equivalence than in the past, including in some cases requiring clinical trial data. The Company believes that it usually takes from four to 12 months from the date of submission to obtain 510(k) clearance, but it may take longer, and there can be no assurance that 510(k) clearance will ever be obtained. During this process, the FDA may determine that it needs additional information or that a proposed device is precluded from receiving clearance because it is not substantially equivalent to a legally marketed Class I or II device. After a device receives clearance, any modification that could significantly affect its safety or effectiveness, or would constitute a major change in the intended use of the device, will require a new 510(k) submission.

  The Company believes that its current mapping products, including the Cardima Pathfinder, will be Class II devices and will require 510(k) clearance prior to marketing. To date, the Company has received 510(k) clearance for its Cardima Pathfinder microcatheter system for mapping VT, Venaport guiding catheter and certain cabling systems and has submitted a 510(k) premarket notification for the Cardima Pathfinder AF microcatheter system for mapping. The Company also intends to seek 510(k) clearance for its Cardima Pathfinder 1.5 Fr. and Tracer products for mapping uses. These submissions may need to include clinical trial data, which could lengthen the time necessary to prepare a 510(k) submission and in which the Company could receive 510(k) clearance. There can be no assurance that any of these products will receive 510(k) clearance in a timely fashion, or at all. Delays in market introduction resulting from the 510(k) clearance process would have a material adverse effect on the Company's business, financial condition and results of operation.

  A device that does not qualify for 510(k) clearance is placed in Class III, which is reserved for devices classified by the FDA as posing the greatest risk (e.g., life-sustaining, life-supporting or implantable devices, or devices that are not substantially equivalent to a legally marketed Class I or Class II device). A Class III device generally must receive PMA approval, which requires the manufacturer to establish the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also include information about the device and its components regarding, among other things, manufacturing, labeling and promotion. As part of the PMA review, the FDA will inspect the manufacturer's facilities for compliance with the Quality System Regulation ("QSR"), which includes elaborate testing, control, documentation and other quality assurance procedures.

  Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which the Company believes typically takes one to three years, but may take longer. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a "not approvable" determination based on deficiencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. Recently, the FDA has heightened its scrutiny of clinical trial data submitted in support of PMA applications. During the review, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision making process.

  If the FDA's evaluation of the PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to comply with specific conditions (e.g., changes in labeling) or to supply specific additional data (e.g., longer patient follow up) or information (e.g., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include postapproval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in enforcement action, including withdrawal of the approval, which in turn would have a material adverse effect on the Company. The PMA process can be expensive and lengthy, and no assurance can be given that any PMA application will ever be approved for marketing. Even after approval of a PMA, a new PMA or PMA supplement generally is required for any modification to the device, its labeling or its manufacturing process.

  The Company anticipates that its ablation products, including the Cardima Pathfinder AF and Tracer VT, will be Class III devices requiring PMA approval. There can be no assurance that a PMA application will be submitted for any such products or that, once submitted, the PMA application will be accepted for filing, found approvable, or, if found approvable, will not take longer than expected to obtain, or will not include unfavorable restrictions.

  A clinical trial in support of a 510(k) submission or PMA application generally requires an IDE application approved in advance by the FDA for a specific number of patients. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and by the appropriate institutional review boards at the clinical trial sites. During a clinical trial, the Company would be permitted to sell products used for the study for an amount that does not exceed recovery of the costs of manufacture, research, development and handling. The Company's failure to adhere to regulatory requirements generally applicable to clinical trials and to the conditions of an IDE approval could result in a material adverse effect on the Company, including an inability to obtain marketing clearance or approval for its products.

  In January 1997, the Company submitted an IDE for the Cardima Pathfinder AF microcatheter system for mapping and ablation of AF and received conditional approval from the FDA to begin its Phase I feasibility study for mapping AF. The Company expects to begin its Phase I clinical trials for its Cardima Pathfinder AF microcatheter system in the first half of 1997 and to file an additional IDE and begin its clinical trials for its Tracer VT microcatheter systems in the second half of 1997. These studies are not expected to supply pivotal evidence of safety and effectiveness; rather, they are intended to generate data to help finalize the device's design and determine its potential for further development, if any. Additional clinical trials will be necessary to support PMA applications by the Company. There can be no assurance that any clinical study proposed by the Company will be approved by the FDA, will be completed or, if completed, will provide data and information that supports PMA approval or additional clinical investigations of the type necessary to obtain PMA approval.

  Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals will be subject to pervasive and continuing regulation by the FDA and certain state agencies. The Company will be subject to inspection by the FDA and the California Department of Health Services and, once it commences marketing products, will have to comply with various other regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, the QSR, the Medical Device Reporting ("MDR") regulation (which requires that a manufacturer report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting approved products for unapproved ("off-label") uses. In addition, Class II devices, such as the Company's mapping products, can be subject to additional special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines) that do not apply to Class I devices. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company.

  Unanticipated changes in existing regulatory requirements, failure of the Company to comply with such requirements or adoption of new requirements could have a material adverse effect on the Company. The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. There can be no assurance the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

 International

  In order for the Company to market its products in Europe and certain other foreign jurisdictions, the Company must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. In addition, there may be foreign regulatory barriers other than premarket approval. There can be no assurance the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. Under certain circumstances, FDA approval is required for the Company to export its products. Delays in receipt of approvals to market the Company's products, failure to receive these approvals or loss of previously received approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

  The EU has promulgated rules that require medical products to bear the CE mark by mid-1998. The CE mark is recognized by the EU as a symbol of adherence to strict quality systems requirements set forth in the ISO 9001 (EN 46001) quality standards, as well as compliance with 93/42/EEC, the Medical Device Directive. A CE mark allows the Company to avoid the costly and cumbersome requirements to obtain approvals in each EU country. In December 1995, the Company received ISO 9001 (EN 46001) Quality Systems certification for its manufacturing facilities in Fremont, California. This certification provides approval for the Company to apply the CE mark to the Tracer and Cardima Pathfinder mapping products and to the Venaport guiding catheter.

  The Company plans to commence clinical trials in the EU, Canada and Japan for its ablation products. Although the Company intends to seek international approvals for its ablation products, including certification to enable CE marking, there can be no assurance the Company will be successful in obtaining such approvals.

Failure to receive approval to affix the CE mark would prohibit the Company from selling these products in member countries of the EU, and would require significant delays in obtaining individual country approvals. There can be no assurance that such approvals will ever be obtained. In such event, the Company would be materially and adversely affected. See "Risk Factors--No Assurance of Obtaining Required Regulatory Approvals; Government Regulation."

THIRD-PARTY REIMBURSEMENT

  In the United States, health care providers, including hospitals and physicians, that purchase medical products for treatment of their patients, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or a part of the costs and fees associated with the procedures performed using these products. The Company's success will be dependent upon, among other things, the ability of health care providers to obtain satisfactory reimbursement from third-party payors for medical procedures in which the Company's products are used. Third-party payors may deny reimbursement if they determine that a prescribed device has not received appropriate regulatory clearances or approvals, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary, inappropriate or used for a nonapproved indication. If FDA clearance or approval is received, third-party reimbursement would also depend upon decisions by the U.S. Health Care Financing Administration ("HCFA") for Medicare, as well as by individual health maintenance organizations, private insurers and other payors. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure based on its medical necessity for the patient in question. The Federal Medicare Program, many state Medicaid programs and other payors reimburse health care providers for medical treatment at a fixed rate based on, or adapted from the diagnosis-related group ("DRG") established by the HCFA. The fixed rate of reimbursement is typically based on the patient's diagnosis and the procedure performed, and unrelated to the specific type or number of devices used in a procedure. The Company intends to seek an appropriate Medicare DRG assignment by HCFA for procedures performed using its devices. As part of this process, during clinical trials the Company intends to collect economic data regarding resources expended in performing procedures with the devices. The Company expects to use this data to document differences in resource use between procedures performed with the Company's devices and procedures currently categorized under existing DRGs. The Company intends to meet with HCFA policy staff to request and support development of appropriate hospital payment policies for the procedures performed using the Company's devices. In addition, the Company may also collect resource use data regarding physician services to support establishment of appropriate fee schedules by third-party payers. The Company believes these efforts may also support reimbursement among private payors. However, there can be no assurance that reimbursement for the Company's products will be available in sufficient amounts if, at all, or that future reimbursement policies of payors will not adversely affect the Company's ability to sell its products on a profitable basis

  In addition, Medicare traditionally has considered items or services involving devices that have not been approved or cleared for marketing by FDA to be precluded from Medicare coverage. However, under a new policy which has been in effect since November 1, 1995, Medicare coverage will not be precluded for items and related services involving devices that have been classified by FDA as "non-experimental/investigational" (Category B) devices and that are furnished in accordance with the FDA-approved IDE governing clinical trials. Even with items or services involving Category B devices, however, Medicare coverage may be denied if any other coverage requirements are not met, for example if the treatment is not medically needed for the specific patient. There can be no assurance that the Company's systems will be covered when they are used in clinical trials and, if covered, whether the payment amounts for their use will be considered to be adequate by hospitals and physicians. If the devices are not covered or the payments are considered to be inadequate, the Company may need to bear additional costs to sponsor such trials, and such costs could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, there is proposed federal legislation that would change the traditional Medicare payment system by creating a new visit-based payment system called ambulatory patient groups ("APG") that establishes fixed payments for specific medical procedures that are performed on an outpatient basis. If the Company's products increase the cost per procedure above the fixed rate under the APG system, market acceptance of such products could be impaired.

  Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems as well as government managed systems. Market acceptance of the Company's products will depend on the availability and level of reimbursement in international markets targeted by the Company. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular time, for a particular amount, or at all.

  Regardless of the type of reimbursement system, the Company believes that physician advocacy of the Company's products will be required to obtain reimbursement. The Company believes that less invasive procedures generally provide less costly overall therapies as compared to conventional drug, surgery and other treatments. In addition, the Company believes that a patient's underlying arrhythmia should typically not recur after treatment with the Company's procedures. The Company anticipates that hospital administrators and physicians would justify the use of the Company's products by the attendant cost savings and clinical benefits that the Company believes would be derived from the use of its products. However, there can be no assurance this will be the case. There can be no assurance reimbursement for the Company's products will be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for procedures using the Company's products. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND INSURANCE

  The development, manufacture and sale of the Company's microcatheter systems may expose the Company to product liability claims. Although to date no claim has been asserted against the Company, there can be no assurance that the Company will not experience losses due to product liability claims in the future. Although the Company currently has general liability insurance with coverage in the amount of $1.0 million per occurrence, subject to a $2.0 million annual limitation, and product liability insurance with coverage in the amount of $5.0 million per occurrence, subject to a $5.0 million annual limitation, there can be no assurance that such coverage will be available to the Company in the future on reasonable terms, if at all. In addition, there can be no assurance that all of the activities encompassed within the Company's business are or will be covered under the Company's policies. Although the Cardima Pathfinder and Tracer products are labeled for single use only, the Company is aware that some physicians are reusing such products. Moreover, despite labeling of the Company's microcatheters for diagnostic use only, the Company believes physicians are using such mapping microcatheters for ablation. Multiple use or "off-label" use of the Company's microcatheters could subject the Company to increased exposure to product liability claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may require additional product liability coverage if the Company significantly expands commercialization of its products. Such additional coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims or series of claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Risk of Product Liability; Adequacy of Insurance Coverage."

EMPLOYEES

  At March 31, 1997, the Company had 74 employees, 16 of whom were engaged directly in research and new product development, seven in regulatory affairs, quality assurance and clinical activities, 25 in manufacturing, 14 in sales and marketing and 12 in finance and administration. The Company maintains compensation, benefit, equity participation, and work environment policies intended to assist in attracting and retaining qualified personnel. The Company believes the success of its business will depend, in significant part, on its ability to attract and retain such personnel. No employee of the Company is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company leases approximately 44,000 square feet in Fremont, California. The Company's facility includes a 4,000 square foot cleanroom, a machine shop for prototyping and tooling, extrusion and braiding capability, wire grinding operations, general assembly/test/inspection areas, and a materials area. The Company is currently subleasing approximately 6,700 square feet of this facility to Target under a sublease expiring in November 1997. The facility is leased through November 1999, at which time the Company has the option to extend the lease for an additional five-year term. The Company believes this facility will be adequate to meet its requirements for the foreseeable future.

SCIENTIFIC ADVISORY BOARD

  The Company has established a Scientific Advisory Board consisting of medical, clinical and scientific advisors to consult with the Company's scientists and research staff and to advise the Company on its research and development program, the design of its products and on other medical and scientific matters relating to the Company's business. Each member of the Scientific Advisory Board has entered into an agreement with the Company, pursuant to which he agrees to provide services to the Company on an as-needed basis. Members receive a fee for each meeting of the Scientific Advisory Board attended, except for Dr. Wang who receives no fee, and are compensated for reasonable out-of-pocket expenses incurred in connection with such attendance. In addition, members of the Scientific Advisory Board generally receive options to purchase shares of the Company's Common Stock, subject to vesting and other customary restrictions. Most members of the Scientific Advisory Board are employed by institutions other than the Company and may have commitments to, or consulting or advisory agreements with, other entities that may limit their availability to the Company. The Company's advisors include the following individuals:

  Tim A. Fischell, M.D., Director of Cardiovascular Research at Heart Institute at Borgess Medical Center, Kalamazoo, Michigan, Professor of Medicine at Michigan State University, formerly Research Director, Cardiovascular Interventions at Vanderbilt University.

  Laszlo Littmann, M.D., Medical Director of Cardiology Unit at Carolinas Medical Center, Charlotte, North Carolina, Director of Experimental Electrophysiology Research, Laser & Applied Technologies Laboratory at Carolinas Medical Center.

  Jeremy N. Ruskin, M.D., Director, Cardiac Arrhythmia Service and Electrophysiology Laboratory, Massachusetts General Hospital, Committee Member, American College of Cardiology, Committee on Electrocardiology and Electrophysiology.

  William G. Stevenson, M.D., Co-Director, Cardiac Arrhythmias Service and Clinical Electrophysiology Laboratory, Brigham and Women's Hospital.

  Ruey J. Sung, M.D., Professor and Director of Cardiac Electrophysiology, Stanford University School of Medicine, formerly Associate Professor and Director of Cardiac Electrophysiology, San Francisco General Hospital.

  Paul J. Wang, M.D., Attending Physician, Pratt Medical Group/New England Medical Center, Boston, Massachusetts.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of April 29, 1997 are as follows:

          NAME            AGE                            POSITION
          ----            ---                            --------
Phillip C. Radlick,        59 President, Chief Executive Officer and Director
 Ph.D. .................
Gabriel B. Vegh.........   57 Chief Operating Officer, Executive Vice President and Director
Allan L. Abati, Ph.D. ..   52 Vice President, Regulatory Affairs and Quality Assurance
Omar Amirana, M.D. .....   32 Vice President, Marketing
Ronald E. Bourquin......   46 Vice President and Chief Financial Officer
Duane D. Dickens........   51 Vice President, New Product Development
David A. Smith..........   43 Vice President, World Wide Sales
Joseph S. Lacob(1)(2)...   41 Chairman of the Board of Directors
Michael J.F. Du Cros       59 Director
 (2)....................
Neal Moszkowski.........   31 Director
Charles P. Waite, Jr.      41 Director
 (1)....................

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  The executive officers of the Company are elected annually by the Board of Directors of the Company (the "Board") and serve at the discretion of the Board.

  Dr. Radlick has been the President, Chief Executive Officer and a Director of Cardima since November 1994. Prior to joining the Company, from November 1992 until October 1994, Dr. Radlick was the President and Chief Executive Officer of Hepatix, Inc., a start-up medical device company. From November 1986 until November 1992, Dr. Radlick was the President of Edwards Cardiovascular Surgery Division, a division of Baxter Healthcare responsible for the development, manufacture and sale of cardiovascular products. Dr. Radlick received a B.S. in Chemistry and a Ph.D. in Organic Chemistry from University of California, Los Angeles.

  Mr. Vegh, the founder of the Company, has been a Director of Cardima since November 1992. Mr. Vegh has been the Chief Operating Officer of Cardima since November 1994, and the Executive Vice President since January 1995. From May 1993 until November 1994, Mr. Vegh was the Company's President, and from May 1993 until July 1996, he served as the Company's Chief Financial Officer. Prior to joining the Company, from August 1985 until May 1993, Mr. Vegh was the Vice President, Operations of Target, and from February 1983 until August 1985, Mr. Vegh was General Manager, Pilot Operations of Advanced Cardiovascular Systems. Mr. Vegh received a B.S. in Mechanical Engineering from the New Jersey Institute of Technology.

  Dr. Abati has been the Vice President, Regulatory Affairs and Quality Assurance of Cardima since February 1996. Prior to joining the Company, from February 1992 until February 1996, Dr. Abati was the Vice President, Regulatory Affairs and Quality Assurance of Johnson & Johnson Professional, Inc., a manufacturer of neurosurgical and orthopaedic medical devices. From August 1989 until February 1992, Dr. Abati was the Director, Regulatory and Clinical Affairs of Shiley Inc., a Pfizer company and manufacturer of interventional cardiology products. From June 1986 until August 1989, Dr. Abati was the Manager, Regulatory Affairs and Clinical Programs, and from November 1982 until June 1986 he was Senior Regulatory and Clinical Affairs Specialist, of Edwards Critical-Care Division, a division of Baxter Healthcare responsible for the development, manufacture and sale of critical care and interventional cardiology products. Dr. Abati received a B.S. in Zoology and an M.A. in Biology from California State University, Long Beach and a Ph.D. in Physiology from Rutgers University.

  Dr. Amirana has been the Vice President, Marketing of Cardima since September 1995. From June 1993 until September 1995, Dr. Amirana was the Company's Director of Marketing, and from March 1993 until June 1993, he served as a consultant to the Company. Prior to joining the Company, from May 1992 until November 1992, Dr. Amirana was the Program Manager of the Advanced Development Group of EP Technologies, Inc. ("EPT"), an electrophysiology catheter manufacturer that was acquired by Boston Scientific in January 1996. Dr. Amirana received a B.S. in Mechanical Engineering from Tufts University and an M.D. from Eastern Virginia Medical School.

  Mr. Bourquin has been the Vice President and Chief Financial Officer of Cardima since July 1996. Prior to joining the Company, from July 1993 until July 1996, Mr. Bourquin was the Corporate Controller of EPT, and from April 1993 until July 1993, he served as a consultant to EPT. From December 1991 until February 1993, Mr. Bourquin was the Controller of the Endoscopy Division of Stryker Corporation, a medical instrument company. From January 1979 until December 1991, Mr. Bourquin held various positions of increasing responsibility at Coherent, Inc., a manufacturer of lasers, ultimately serving as the Director of Finance of the Medical Group from November 1985 to December 1991. Mr. Bourquin is a Certified Management Accountant and received a B.A. in Accounting and a M.B.A. in Finance from Golden Gate University.

  Mr. Dickens has been the Vice President, New Product Development of Cardima since May 1993. From March 1992 until June 1993, Mr. Dickens was the President of Rhythmetrix, Inc., a medical device company. From September 1990 until March 1992, Mr. Dickens was the Director of Science, Technology and Business Development of Medtronic Inc., a medical device company. Mr. Dickens received a B.S. in Mechanical Engineering from University of Nebraska.

  Mr. Smith has been the Vice President, World Wide Sales of Cardima since March 1996. Prior to joining the Company, from January 1994 until December 1995, Mr. Smith was the Director of Marketing of Baxter Healthcare, International Cardiology Division, a manufacturer and distributor of interventional cardiology products. From June 1991 until December 1993, Mr. Smith was the Business Unit Manager, Germany, and from April 1990 until May 1991, he was the National Sales Manager, Endovascular Products, of Baxter Healthcare, Less Invasive Surgery Division. Mr. Smith has a B.S. in Business Administration from Michigan State University.

BOARD OF DIRECTORS

  In addition to Messrs. Radlick and Vegh, the Board includes:

  Mr. Lacob has served as Chairman of the Board of Directors of Cardima since May 1993. Mr. Lacob has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since May 1992, and was a venture partner from May 1987 until May 1992. Mr. Lacob serves as a director of several public companies, including: CellPro, Incorporated, a medical systems company ("CellPro"); Heartport, Inc., a developer of systems and procedures for minimally invasive cardiac surgery; Microcide Pharmaceuticals, Inc., a developer of antibiotics for treatment of serious bacterial infections; and Pharmacyclics, Inc., a developer of macrocylic chemistry for treatment of diseases such as cancer and atherosclerosis, and for diagnostic imaging procedures. Mr. Lacob received a B.S. in Biochemistry from University of California, Irvine, a M.P.H. from University of California, Los Angeles and a M.B.A. from Stanford University Graduate School of Business.

  Mr. Du Cros has served as a Director of the Company since March 1997. Mr. Du Cros has served as a partner of Atlas Venture, a venture capital firm, since 1993, and as a general partner of Aspen Venture Partners, L.P., a limited partnership formed to carry on the venture capital activities of 3i Ventures in the United States, since 1991. Mr. Du Cros served as Chief Executive Officer of Protein Databases, Inc., a life sciences instrumentation company, from 1984 to 1988. Mr. Du Cros received a B.Sc. in Industrial Chemistry from the City University of London.

  Mr. Moszkowski has served as a Director of the Company since March 1997. Since 1993, Mr. Moszkowski has been an associate in the Principal Investment Area of Goldman, Sachs & Co. Prior to joining Goldman, Sachs & Co., Mr. Moszkowski was enrolled in the Stanford University Graduate School of Business. Mr. Moszkowski received a B.A. from Amherst College and a M.B.A. from the Stanford Graduate School of Business.

  Mr. Waite has served as a Director of Cardima since February 1996. Mr. Waite joined Olympic Venture Partners, a venture capital firm, as a general partner in 1987, having previously been a general partner at Hambrecht & Quist Venture Partners from 1984 to 1987. Mr. Waite also serves as a director of CellPro and Verity, Inc., which develops and markets tools for locating information on the Internet and other databases. He received an A.B. in History from Kenyon College and a M.B.A. from Harvard University.

  In 1976, Dr. Radlick was convicted of a felony, conspiracy to manufacture a controlled substance and was sentenced, following appeal, to five years probation and 500 hours of community service. The Company's Board of Directors has concluded that this incident has no material bearing on Dr. Radlick's business integrity or his fitness to serve as an officer and director of the Company.

  The Company's Bylaws authorize the Board of Directors to determine the size of the Company's Board. The Company's Board has authorized between four and nine members of the Board and has set the exact number at nine. Currently, the Company's Board consists of six directors and there are three vacancies. Directors hold office until their terms expire or until their successors have been elected and qualified. The current directors were elected pursuant to a voting agreement between the Company and certain stockholders of the Company, which will terminate upon the completion of the Offering.

  There are two standing committees of the Board of Directors, the Audit Committee and Compensation Committee. The Audit Committee, which consists of Messrs. Du Cros and Lacob, reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which consists of Messrs. Lacob and Waite, makes recommendations to the Board regarding compensation for certain of the Company's personnel and, together with the Board of Directors, administers the Company's stock and option plans.

  Directors are reimbursed for reasonable expenses incurred in attending Board meetings. Nonemployee directors of the Company are eligible to participate in the Company's 1997 Directors' Stock Option Plan. See " --Stock Option and Incentive Plans--1997 Directors' Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. See "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer and each of the other most highly compensated executive officers who were serving as executive officers on December 31, 1996 (the "Named Executive Officers") whose aggregate annual compensation exceeded $100,000 for the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                1996 ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                -------------------------  -------------------------------------
                                                               SECURITIES           OTHER
NAME AND PRINCIPAL POSITION(1)   SALARY($)     BONUS($)    UNDERLYING OPTIONS COMPENSATION($)(2)
------------------------------  ------------  -----------  ------------------ ------------------
Phillip C. Radlick,
 Ph.D.(3) ..............        $    177,832  $    25,000       127,559            $29,718
 President and Chief
 Executive Officer
Gabriel B. Vegh(4)......             166,561       60,000       127,559
 Chief Operating Officer
 and Executive Vice
 President
Allan L. Abati,
 Ph.D.(5)...............             116,383                     60,696            111,884
 Vice President,
 Regulatory Affairs and
 Quality Assurance
Omar Amirana, M.D. .....             110,173                     50,286
 Vice President,
 Marketing
Duane D. Dickens........             109,292                     42,115
 Vice President, New
 Product Development

--------
(1) Ronald Bourquin, the Company's Vice President and Chief Financial Officer, joined the Company in July 1996 and currently receives an annual base salary of $110,000, and David Smith, the Company's Vice President, World Wide Sales, joined the Company in March 1996 and currently receives an annual base salary of $125,000.
(2) Drs. Radlick and Abati were reimbursed for relocation expenses in the amount of $29,718 and $111,884, respectively. Mr. Smith was reimbursed in 1996 for relocation expenses in the amount of $62,762.
(3) The Company has entered into an employment agreement with Dr. Radlick which provides for, among other things, a current annual salary of $175,000, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. If Dr. Radlick's employment is terminated other than for "good cause" (as defined in the agreement), Dr. Radlick will enter into a six month consulting arrangement with the Company, and stock options held by Dr. Radlick would continue to vest over such six month period. Under this consulting arrangement, Dr. Radlick would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Dr. Radlick were to obtain new employment during such period, the consulting fee payable to Dr. Radlick would be reduced by the amount of compensation payable to Dr. Radlick under such new arrangement.
(4) The Company has entered into an employment agreement with Mr. Vegh which provides for, among other things, an annual salary, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. If Mr. Vegh's employment is terminated other than for "good cause" (as defined in the agreement), Mr. Vegh will enter into a six month consulting arrangement with the Company, and stock options held by Mr. Vegh would continue to vest over such six month period. Under this consulting arrangement, Mr. Vegh would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Mr. Vegh were to obtain new employment during such period, the consulting fee payable to Mr. Vegh would be reduced by the amount of compensation payable to Mr. Vegh under such new arrangement and the continued vesting of his options would terminate.
(5) Represents salary amounts paid to Dr. Abati in fiscal 1996 beginning from February 1996, when he joined the Company.

  The following table provides certain summary information concerning options granted during the fiscal year ended December 31, 1996 to the Named Executive Officers.

                         OPTION GRANTS IN FISCAL 1996

                                           INDIVIDUAL GRANTS (1)                   POTENTIAL REALIZABLE
                         ---------------------------------------------------------   VALUE AT ASSUMED
                                      PERCENT OF TOTAL                                ANNUAL RATES OF
                         NUMBER OF    OPTIONS GRANTED                                   STOCK PRICE
                         SECURITIES     TO EMPLOYEES                                 APPRECIATION FOR
                         UNDERLYING      IN FISCAL                                  OPTION TERM ($)(2)
                          OPTIONS        YEAR ENDED      EXERCISE PRICE EXPIRATION ---------------------
          NAME            GRANTED   DECEMBER 31, 1996(%) ($ PER SHARE)     DATE        5%        10%
          ----           ---------- -------------------- -------------- ---------- ---------- ----------
Phillip C. Radlick,
 Ph.D...................  127,559           19.0%            $1.40       5/30/06   $  112,310 $  284,615
Gabriel B. Vegh.........  127,559           19.0              1.40       5/30/06      112,310    284,615
Allan L. Abati, Ph.D....   52,667            7.8              0.56       3/13/06       18,548     47,005
                            8,029            1.1              1.40       5/30/06        7,069     17,915
Omar Amirana, M.D.......   50,286            7.5              1.40       5/30/06       44,278    112,200
Duane D. Dickens........   42,115            6.2              1.40       5/30/06       37,080     93,969

--------
(1) Consists of stock options granted pursuant to the Company's 1993 Stock Option Plan. Options generally become exercisable over a four-year period subject to continued employment with the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the Common Stock on the grant date as determined by the Board of Directors. See "--Stock Option and Incentive Plans."
(2) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

  The following table provides certain summary information concerning the shares of Common Stock represented by outstanding stock options held by each of the Named Officers as of December 31, 1996.

                           FISCAL 1996 OPTION VALUES

                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                 OPTIONS AT             IN-THE-MONEY OPTIONS
                            FISCAL YEAR-END(1)(2)     AT FISCAL YEAR-END($)(2)
                          ------------------------- ----------------------------
          NAME            EXERCISABLE UNEXERCISABLE EXERCISABLE(3) UNEXERCISABLE
          ----            ----------- ------------- -------------- -------------
Phillip C. Radlick,
 Ph.D. .................    194,226        --          $907,062        $--
Gabriel B. Vegh.........    127,559        --           580,393         --
Allan L. Abati, Ph.D. ..     60,696        --           320,407         --
Omar Amirana, M.D. .....     73,144        --           344,806         --
Duane D. Dickens........     61,259        --           292,129         --

--------
(1) No stock appreciation rights or options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1996.
(2) Options generally become exercisable over a four-year period subject to continued employment with the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the Common Stock on the grant date as determined by the Board of Directors. See "--Stock Option and Incentive Plans."
(3) Based on the deemed fair market value of the option shares at December 31, 1996 ($5.95 per share as determined in good faith by the Board of Directors), less the option exercise price payable for such shares.

STOCK OPTION AND INCENTIVE PLANS

 1993 Stock Plan

  The Company's 1993 Stock Option Plan (the "1993 Stock Plan") was adopted by the Board of Directors in June 1993 and approved by the Company's stockholders in September 1993. The 1993 Stock Plan was amended in June 1996, subject to stockholder approval, and in March 1997, subject to the effectiveness of the Offering. At March 31, 1997, an aggregate of 903,185 shares of Common Stock were authorized for issuance under the 1993 Stock Plan and 877,570 shares were issuable on the exercise of outstanding options with 17,276 shares available for future issuance. In April 1997, the 1993 Stock Plan was amended, subject to stockholder approval, to increase the number of shares available for issuance to 1,000,000. The number of authorized shares is subject to automatic increase, on the first trading day of each of the five years from 1998 to 2002, in an amount equal to three percent of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 300,000 shares each year--over the five year period. The 1993 Stock Plan provides for the grant to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grant to employees, non-employee directors and consultants of nonstatutory stock options.

  The 1993 Stock Plan may be administered by the Board of Directors or the Compensation Committee of the Board (the "Administrator"). The Administrator determines the terms of options granted under the 1993 Stock Plan, including the number of shares subject to the option exercise price, term and exercisability. However, in no event may any one person participating in the 1993 Stock Plan receive options for more than 500,000 shares in any calendar year beginning with the 1996 calendar year, subject to adjustment as provided in the 1993 Stock Plan. The exercise price of all incentive stock options granted under the 1993 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options must be at least 85% of fair market value on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, stock, promissory notes, or other consideration determined by the Administrator. The Administrator determines the term of options. With respect to any participant who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock, the maximum term of an incentive stock option must not exceed five years. The term of all other options may not exceed ten years.

  If the Company consolidates or merges with another corporation, then each option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the transaction and, if not exercised or assumed by the successor corporation, each option will terminate on the effective date of the transaction. In addition, upon the occurrence of such a transaction, the 1993 Stock Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the 1993 Stock Plan will terminate. If not terminated earlier, the 1993 Stock Plan will terminate in 2003. The Administrator has the authority to amend or terminate the 1993 Stock Plan as long as such action does not adversely affect any outstanding option and as long as stockholder approval is obtained, if required under applicable law.

 1997 Directors' Stock Option Plan

  The 1997 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in March 1997, subject to stockholder approval. A total of 200,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The Directors' Plan is designed to operate automatically, without administration; however, to the extent administration is necessary, the administrator will be the Board of Directors. Any conflicts of interest will be addressed by abstention of the interested director from both deliberations and voting regarding matters in which he has a personal interest.

  The Directors' Plan provides that each person who first becomes a nonemployee director of the Company after the Offering will be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock (the

"First Option") on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each subsequent annual meeting of the Company's stockholders during the period in which a nonemployee director is serving on the Board, each nonemployee director will be granted an additional option to purchase 2,000 shares of Common Stock (a "Subsequent Option") if, on such date, he has served on the Board for at least three months.

  The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee or a transferee permitted under the Directors' Plan. The Directors' Plan provides that the First Option will become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of its date of grant, and each Subsequent Option will become exercisable in full on the first anniversary of its date of grant. If a nonemployee director ceases to serve as a director, he may, but only within 90 days after the date he ceases to be a director of the Company, exercise options granted under the Directors' Plan to the extent that he was entitled to exercise such options at the date of such termination. To the extent he was not entitled to exercise any such option at the date of such termination, or if he does not exercise such option (which he was entitled to exercise) within such 90-day period, the option will terminate. In the event a nonemployee director is unable to continue to serve as a director as a result of his or her total and permanent disability, he or she may exercise his or her option within six months from the date of such termination, but only to the extent such option is exercisable. In the event of a director's death while serving as a director or within three months of termination of such service, options may be exercised at any time within six months following the date of death, but only to the extent the right to exercise had accrued at the time of death, unless the director died while serving on the Board, in which case the option is exercisable to the extent of the right to exercise that would have accrued had the director continued living and remained a director without interruption for 12 months after the date of death. The exercise price of all stock options granted under the Directors' Plan will be equal to the fair market value of a share of the Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

  In the event of a merger of the Company with another corporation or a sale of all or substantially all of the Company's assets, the Company will give to each nonemployee director either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of any such transaction at the end of which time the option will terminate, or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable (or grant a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of any such transaction. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option. If not terminated earlier, the Directors' Plan will have a term of ten years.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1997, subject to stockholder approval. A total of 250,000 shares of Common Stock has been reserved for issuance under the Purchase Plan.

  The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of 12 months duration with new offering periods (other than the first offering period) commencing on or about February 1 and August 1 of each year. Each offering period will consist of two consecutive purchase periods of six months duration, with the last day of each purchase period being designated a purchase date. The first such offering period is expected to commence on the date of this Offering and continue through July 31, 1998, with the first purchase date occurring on January 31, 1998. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of the Company, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation (excluding payments for overtime, shift premium, incentive compensation, bonuses, commissions and other cash compensation), at a price equal to the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new 12-month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in an offering period at any time within ten days of the end of a purchase period during such offering period, and participation ends automatically on termination of employment with the Company.

  The Purchase Plan provides that in the event of a consolidation or merger of the Company with another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation, unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder and provided that stockholder approval is obtained, as required under applicable law. If not terminated earlier, the Purchase Plan will have a term of 20 years.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and officers against any damages arising from their actions as an agent of the Company to the fullest extent permitted by Delaware law. The Bylaws further provide that the Company may similarly indemnify its other employees and agents. In addition, each director has entered into an indemnification agreement with the Company which may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in respect of which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which might result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  In June 1994 and July 1994, the Company sold an aggregate of 85,713 shares of Series C Preferred Stock at $10.50 per share. Additionally, during the period from September through November 1994, the Company issued convertible promissory notes in the aggregate principal amount of $999,667 and warrants to purchase an aggregate number of shares of Series A Preferred Stock to be determined based upon a formula relating to the monthly principal amount outstanding under the convertible promissory notes at an exercise price of $7.00 per share. In December 1994, the convertible promissory notes, together with the accrued interest, were cancelled and converted into an aggregate of 96,394 shares of Series C Preferred Stock and the warrants were cancelled and reissued for an aggregate of 18,410 shares of Series A Preferred Stock at an exercise price of $7.00 per share. At that time, an additional 165,863 shares of Series C Preferred Stock were issued for $10.50 per share. From March 1995 through August 1995, the Company also issued an additional 85,666 shares of Series C Preferred Stock at $10.50 per share.

  During the period from April through December 1995, the Company issued promissory notes in the aggregate principal amount of $2,263,000 and warrants to purchase an aggregate number of shares of Common Stock to be determined based upon a formula relating to the monthly principal dollar amount outstanding under these notes at an exercise price of $1.05 per share. In December 1995, the notes, together with the accrued interest, were cancelled and converted into an aggregate of 423,402 shares of Series D Preferred Stock at $5.11 per share and the warrants were cancelled and reissued for an aggregate of 456,523 shares of Common Stock at an exercise price of $1.05 per share, including a warrant reissued to Gabriel B. Vegh, an executive officer and director of the Company, exercisable for 37,301 shares of Common Stock. At that time, an additional 792,516 shares of Series D Preferred Stock were issued and sold to certain investors at $5.11 per share, including 1,957 shares of Series D Preferred Stock to Omar Amirana, an executive officer of the Company and 19,569 shares of Series D Preferred Stock to Gabriel B. Vegh.

  In October 1996, the Company entered into a $2.5 million note purchase agreement with certain of its existing investors, including Gabriel B. Vegh. During the period from November 1996 to January 1997, the Company borrowed $2.5 million under this note purchase agreement at an annual interest rate equal to the applicable Internal Revenue Service imputed rate in effect at the time of the borrowing. In March 1997, the holders of these notes converted the principal amount of these notes, together with accrued interest, into 440,963 shares of Series E Preferred Stock.

  In February 1997, the Company entered into a note purchase agreement with certain investors and borrowed $750,000 under this note purchase agreement at an annual interest rate of 5.66%. In March 1997, the holders of these notes converted the principal amount of these notes, together with accrued interest, into 130,955 shares of Series E Preferred Stock. At such time, an additional 1,784,823 shares of Series E Preferred Stock were issued and sold to certain investors at $5.74 per share.

  The purchasers of the Company's Preferred Stock included, among others, the following five percent stockholders and associated entities:

                           SHARES OF PREFERRED STOCK PURCHASED OR ACQUIRED
                          -------------------------------------------------------
NAME                      SERIES A   SERIES B   SERIES C   SERIES D    SERIES E
----                      ---------  ---------  ---------  ---------  -----------
Kleiner Perkins Caufield
 & Byers VI.............    285,714        --     143,455    300,164      147,126
New Enterprise
 Associates V, L.P. and
 Catalyst Ventures
 Limited Partnership....    119,285        --      82,087     85,941       47,060
Target Therapeutics,
 Inc....................        --     333,333     47,824    254,403       91,884
Atlas Venture Fund II,
 L.P. and Atlas Venture
 Europe Fund B.V........        --         --         --     489,236       65,137
Olympic Venture Partners
 III, L.P. and OVP III
 Entrepreneur's Fund....        --         --         --     391,389       52,111
GS Capital Partners II,
 L.P. and affiliated
 entities...............        --         --         --         --     1,132,050
Chase Venture Capital
 Associates, L.P........        --         --         --         --       505,069

  In addition, Kleiner Perkins Caufield & Byers VI was granted warrants to purchase 9,245 shares of Series A Preferred Stock and warrants to purchase 308,512 shares of Common Stock, New Enterprise Associates V, L.P. was granted a warrant to purchase 4,362 shares of Series A Preferred Stock and warrants to purchase 79,340 shares of Common Stock and Catalyst Ventures Limited Partnership was granted a warrant to purchase 857 shares of Series A Preferred Stock and warrants to purchase 15,685 shares of Common Stock.

  During the years 1994, 1995 and 1996 Target administered the Company's employee benefit plans, and Cardima reimbursed Target for administrative expenses incurred by Target on the Company's behalf. The Company has terminated this administrative arrangement and currently administers its employee benefit plans. During 1994, the Company occupied a portion of Target's facilities and paid Target $1,000 per month for each Cardima employee using the facility. In April 1994, the Company ended this facility sharing arrangement, when it entered into a lease relating to its current facility. In 1994, 1995 and 1996, expenses incurred by the Company under these arrangements totaled approximately $532,000, $183,000 and $194,000, respectively. All amounts have been paid to Target under these arrangements. In December 1994, Target agreed to sublet certain facilities from the Company for approximately $3,000 per month. In November 1996, the Company subleased certain facilities to Target for approximately $4,500 per month.

  All future transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 31, 1997, and as adjusted to reflect the sale of shares offered by this Prospectus (i) by each person who is known by the Company to beneficially own five percent or more of the Common Stock,
(ii) by each of the Company's directors and Named Executive Officers and (iii) by all executive officers and directors as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                   PERCENT BENEFICIALLY
                                                           OWNED
                                         SHARES    ------------------------
                                      BENEFICIALLY   BEFORE        AFTER
          NAME AND ADDRESS              OWNED(1)    OFFERING      OFFERING
          ----------------            ------------ ----------    ----------
Kleiner Perkins Caufield & Byers       1,252,056           20.5%         14.9%
 VI(2)..............................
 2750 Sand Hill Road
 Menlo Park, CA 94025
The Goldman Sachs Group, L.P.(3)....   1,132,050           19.5          14.0%
 85 Broad Street
 New York, NY 10004
Target Therapeutics, Inc.(4)........     786,381           13.5           9.7%
 47201 Lakeview Blvd.
 Fremont, CA 94537
Atlas Venture(5)....................     554,373            9.6           6.9%
 222 Berkeley Street
 Boston, MA 02116
Chase Venture Capital Associates,        505,069            8.7           6.3%
 L.P. ..............................
 380 Madison Avenue, 12th Floor
 New York, NY 10017
New Enterprise Associates V,             469,800            8.0           5.7%
 L.P.(6)............................
 1119 St. Paul Street
 Baltimore, MD 21202
Olympic Venture Partners III,            443,500            7.6           5.5%
 L.P.(7)............................
 2420 Carillon Point
 Kirkland, WA 98033
Phillip C. Radlick, Ph.D.(8)........     194,226            3.2           2.3%
Gabriel B. Vegh(9)..................     253,700            4.3           3.1%
Michael J.F. Du Cros (10)...........     554,373            9.6           6.9%
Joseph S. Lacob(2)..................   1,252,056           20.5          14.9%
Neal Moszkowski(3)..................   1,132,050           19.5          14.0%
Charles P. Waite, Jr.(7)............     443,500            7.6           5.5%
Allan L. Abati, Ph.D.(11)...........      60,696            1.0        *
Omar Amirana, M.D.(12)..............      75,101            1.3        *
Duane D. Dickens(13)................      61,259            1.0        *
All executive officers and directors   3,564,846           52.7          39.4%
 as a group (11 persons)(14)........

--------
* Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person, options or warrants to purchase Common Stock held by that person that are currently exercisable, or become exercisable within 60 days following March 31, 1997, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (2) Includes 317,321 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1997. Joseph S. Lacob, the Chairman of the Board of Directors, is a general partner of KPCB VI Associates, the general partner of Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (3) Represents 1,132,050 shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or investment manager. Includes 710,248 shares held of record by GS Capital Partners II, L.P. and 421,802 shares held by other investment partnerships. GS Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. Mr. Moszkowski disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (4) Includes 13,370 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1997. In April 1997, Boston Scientific completed the acquisition of Target, by merging Target with a wholly-owned subsidiary.

 (5) Includes 304,907 shares held by Atlas Venture Fund II, L.P. and 249,466 shares held by Atlas Venture Europe Fund B.V. The shares of each of these funds may be deemed to be beneficially owned by each other fund, because the parent entity of Atlas Venture Europe Fund B.V., Atlas Investerings Group N.V., holds an approximate 80% interest in Atlas Venture Fund II, L.P. Mr. Du Cros, a director of the Company, is a limited partner of Atlas Venture Associates II, L.P., the general partner of Atlas Venture Fund II, L.P. Mr. Du Cros disclaims beneficial ownership of such shares, except to the extent of his pecuniary interests in such shares.

 (6) Includes 400,494 shares held by New Enterprise Associates V, L.P. ("NEA V") and 83,497 shares held by NEA V issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1997. Also includes 52,804 shares held by Catalyst Ventures Limited Partnership ("Catalyst") and 16,502 shares held by Catalyst issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1997. Some of the general partners of NEA Partners V, Limited Partnership, the general partner of NEA V, are also the general partners of NEA Partners IV, Limited Partnership, the general partner of New Enterprise Associates IV, Limited Partnership, which is a general partner of Catalyst, and as such, may be deemed to share voting and investment power with respect to such shares. Beneficial ownership of such shares is disclaimed except to the extent of the respective pecuniary interests in such shares.

 (7) Includes 421,326 shares held by Olympic Venture Partners III, L. P. and 22,174 shares held by OVP III Entrepreneurs Fund. Mr. Waite, a director of the Company, is a general partner OVMC III, L.P., the general partner of Olympic Venture Partners III, L.P. and OVP III Entrepreneurs Fund, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Waite disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.

 (8) Represents 194,226 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 1997, at which date 107,997 shares were fully vested.

 (9) Includes 127,559 shares issuable upon exercise of an outstanding option exercisable within 60 days of March 31, 1997, at which date 66,331 shares were fully vested, and 37,301 shares issuable upon the exercise of an outstanding warrant exercisable within 60 days of March 31, 1997.

(10) Excludes 554,373 shares held by entities affiliated with Atlas Venture. Mr. Du Cros, a director of the Company, is a limited partner of Atlas Venture Associates II, L.P., the general partner of Atlas Venture Fund II, L.P. Mr. Du Cros disclaims beneficial ownership of such shares, except to the extent of his pecuniary interests in such shares.

(11) Represents 60,696 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 1997, at which date 18,968 shares were fully vested.

(12) Includes 73,144 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 1997, at which date 42,102 shares were fully vested.

(13) Represents 61,259 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 1997, at which date 40,360 shares were fully vested.

(14) Includes shares referred to in footnotes 2, 3, 5, 7, 8, 9, 11, 12 and 13. Also includes 43,701 and 48,557 shares issuable upon exercise of outstanding options held directly by Ronald E. Bourquin and David A. Smith, respectively, executive officers of the Company, exercisable within 60 days of March 31, 1997, at which date 9,104 and 14,162 shares, respectively, were fully vested.

                         DESCRIPTION OF CAPITAL STOCK

  Upon completion of this Offering, after giving effect to the amendment of the Company's Certificate of Incorporation to delete references to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and to increase the authorized number of shares of Common Stock, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

  As of March 31, 1997, there were 5,801,541 shares of Common Stock outstanding (as adjusted to reflect the conversion of all outstanding shares of Preferred Stock into an aggregate of 5,726,542 shares of Common Stock) held of record by approximately 52 stockholders. After giving effect to this Offering, there will be 8,076,541 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions available to the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon completion of this Offering, the Board of Directors will be authorized to issue 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to designate or issue any shares of Preferred Stock.

WARRANTS AND OTHER RIGHTS

  As of March 31, 1997, there were outstanding warrants to purchase 456,523 shares of Common Stock at an exercise price of $1.05 per share, 25,918 shares of Common Stock at an exercise price of $5.11 per share and 31,303 shares of Common Stock at an exercise price of $7.00 per share. In April 1997, the Company issued a warrant to acquire 13,937 shares of Common Stock at an exercise price of $5.74 per share to Comdisco, Inc. in connection with an equipment financing agreement.

REGISTRATION RIGHTS

  The holders of 5,793,208 shares of Common Stock and the holders of warrants to acquire 489,968 additional shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act, under the terms of an agreement between the Company and the holders of Registrable Securities (the "Rights Agreement"). The holders of at least 25% of the Registrable Securities may require, on three occasions at any time after six months following the effective date of this Offering, that the Company use its best efforts to register the Registrable Securities for public resale. The Company may delay such registration by up to 120 days for business reasons (but not more than once in any 12-month period). If the Company registers the sale of any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to certain conditions and limitations, including lock-up agreements restricting the sale of such shares for 180 days after the effective date of the registration statement filed in connection with this offering and the right of the underwriters to limit the number of shares included in such registration. Holders of the Registrable Securities may also require the Company, on no more than two occasions over any 12-month period, to register the resale of all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company; provided, among other limitations, that the proposed aggregate selling price is at least $1.0 million. The right of holders of Registrable Securities to have the resale of such shares registered on Form S-3 is subject to the right of any underwriter of the offering to limit the number of shares included in such registration. The Company may delay such registration on Form S-3 by up to 60 days for business reasons (but not more than once in any 12-month period). All fees, costs and expenses of registrations effected pursuant to the Rights Agreement must be borne by the Company, and all selling expenses (including underwriting discounts and selling commissions) relating to Registrable Securities must be borne by the holders of the securities being registered.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

  Certain provisions of law, and the Company's Certificate of Incorporation and Bylaws, as they will be amended effective upon the completion of this Offering, could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise and the removal of incumbent officers and directors. These provisions include the authority of the Board of Directors to designate and issue up to 5,000,000 shares of Preferred Stock. The issuance of Preferred Stock, while providing desirable flexibility in connection with potential future financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring, or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and, as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock and may result in significant additional dilution to purchasers in this Offering. The Company has no present plan to issue shares of Preferred Stock. In addition, upon completion of this Offering, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Common Stock.

  The Company is subject to the provisions of Section 203 of the Delaware General Corporate Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation. Its telephone number is (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering and based on the shares outstanding as of March 31, 1997, there will be 8,076,541 shares of Common Stock outstanding. Of these shares, the 2,275,000 shares sold in this Offering (assuming no exercise of the underwriters' over-allotment option) will be freely tradeable without restriction or further registration unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 5,801,541 shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  Of the Restricted Shares, an aggregate of 3,953,712 shares of Common Stock (including 508,912 shares issuable upon exercise of vested stock options) will be eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act after expiration of a contractual lock-up beginning 180 days after the date of the Prospectus, unless earlier released, in whole or in part, by Bear, Stearns & Co. Inc. In addition, an aggregate of 2,356,741 shares of Common Stock will become eligible for resale in the public market upon expiration of a one-year holding period, subject to certain volume and resale restrictions set forth in Rule 144, in the first quarter of 1998.

  On April 29, 1997 an amendment to Rule 144 will become effective that reduces the holding period requirements of Rule 144 to permit the resale of limited amounts of restricted securities after a one-year, rather than a two-year, holding period. Such amendment also permits unlimited resales of restricted securities held by non-affiliates of an issuer after a holding period of two years, rather than three years. In general, under the revised Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 80,765 shares immediately after this Offering); or (ii) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Restricted Shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts and prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions, including the holding period requirements, contained in Rule
144. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

  The Company has agreed that it will not issue, sell or grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except with respect to options or other rights outstanding on the date of this Prospectus or pursuant to the Company's stock plans, for a period of 180 days after the Effective Date without the prior written consent of Bear, Stearns & Co. Inc.

  The Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lockup period, the resale of 1,000,000 shares of Common Stock issuable upon exercise of outstanding options or reserved for issuance under the 1993 Stock Plan, 200,000 shares of Common Stock reserved for issuance under the 1997 Directors' Stock Option Plan and 250,000 shares reserved for issuance under the 1997 Employee Stock Purchase Plan. Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act.

  Prior to this Offering, there has been no public market for the Common Stock, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. In addition, after this Offering, the holders of 5,793,208 shares of Common Stock and the holders of warrants to acquire 489,968 additional shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights." If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration, any Registrable Securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among the Company, Bear, Stearns & Co. Inc. and Dain Bosworth Incorporated as the Representatives of the Underwriters, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite its name below:

      UNDERWRITER                                               NUMBER OF SHARES
      -----------                                               ----------------
      Bear, Stearns & Co. Inc..................................
      Dain Bosworth Incorporated...............................
                                                                   ---------
        Total..................................................    2,275,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to approval of certain legal matters by counsel and to certain other conditions precedent. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than shares of Common Stock covered by the over-allotment option described below) must be so purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of     per share
of Common Stock to certain others dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow, concessions not in excess of     per share to certain
other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Company's Common Stock will be quoted on the Nasdaq National Market.

  The Underwriters have been granted a 30-day over-allotment option to purchase up to 341,250 additional shares of Common Stock of the Company exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the 2,275,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

  The officers and directors of the Company and certain holders of the Common Stock have agreed not to offer, sell, transfer, assign or otherwise dispose of any of the Common Stock owned by them prior to the expiration of 180 days from the Effective Date without the prior written consent of Bear, Stearns & Co. Inc. After such 180-day period, such persons will be entitled to sell, distribute or otherwise dispose of the Common Stock that they hold subject to the provisions of applicable securities laws.

  The Company has agreed that it will not issue, sell or grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except with respect to options or other rights outstanding on the date of this Prospectus or pursuant to the Company's stock plans, for a period of 180 days after the Effective Date without the prior written consent of Bear, Stearns & Co. Inc.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

  The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales in excess of five percent of the number of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

  Prior to this Offering, there was no public market for the Common Stock. Consequently, the initial public offering price was determined by negotiations among the Company and the Representatives. Among the factors considered in such negotiations were the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of this Offering, the market conditions for new offerings of securities and the recent market prices and price/earnings multiples of publicly traded common stocks of comparable companies.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this Prospectus, a director and an employee of Venture Law Group and an investment partnership of which certain employees of Venture Law Group are general partners beneficially own an aggregate of 5,311 shares of Common Stock and options to purchase 11,430 shares of Common Stock. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

  The financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement as of December 31, 1995 and 1996, for each of the three years in the period ended December 31, 1996 and for the period from inception (November 12, 1992) to December 31, 1996 have been audited by Ernst & Young LLP, independent auditors (period from inception to December 31, 1993 and as of December 31, 1993 and 1994 not separately presented in this Prospectus or Registration Statement), as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statements in this Prospectus under the captions "Risk Factors-- Dependence on Patents and Proprietary and Licensed Technology; Risk of Patent Infringement" and "Business--Patents and Proprietary Rights" and other references herein to intellectual property of the Company have been reviewed and approved by Heller Ehrman White & McAuliffe, patent counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained herein as to the contents of any documents are not necessarily complete. In each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Copies of the Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the Commission's principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The Company has filed the Registration Statement, including the exhibits and schedules thereto, electronically with the Commission via the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Company intends to distribute to its stockholders annual reports containing audited financial statements examined by an independent public accountant and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                 CARDIMA, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................... F-2
Balance Sheets............................................................ F-3
Statements of Operations.................................................. F-4
Statements of Changes in Redeemable Preferred Stock and Stockholders'
 Equity (Net Capital Deficiency).......................................... F-5
Statements of Cash Flows.................................................. F-7
Notes to Financial Statements............................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cardima, Inc.

  We have audited the accompanying balance sheets of Cardima, Inc. (a development stage company) as of December 31, 1995 and 1996, and the related statements of operations, changes in redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (November 12, 1992) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardima, Inc. (a development stage company) at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (November 12, 1992) to December 31, 1996, in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Palo Alto, California
February 21, 1997
except as to Note 7, as to which the date is March 12, 1997

                                 CARDIMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     UNAUDITED
                                                                     PRO FORMA
                                                                   STOCKHOLDERS'
                                     DECEMBER 31,                    EQUITY AT
                                   ------------------   MARCH 31,    MARCH 31,
                                     1995      1996       1997         1997
                                   --------  --------  ----------- -------------
                                                       (UNAUDITED)   (NOTE 7)
             ASSETS
CURRENT ASSETS:
Cash and cash equivalents........  $  2,993  $    907   $  9,008
Accounts receivable, net of
 allowance for doubtful accounts
 of $11 at March 31, 1997 and $30
 at December 31, 1996 (none at
 December 31, 1995)..............        46        68        181
Receivable from Target
 Therapeutics, Inc...............        21        17          5
Inventory........................       268       377        513
Other current assets.............       101       212        455
                                   --------  --------   --------
   Total current assets..........     3,429     1,581     10,162
Property and equipment, net......       747     1,400      1,551
Restricted cash..................       345       275        255
Other assets.....................       214       708        778
                                   --------  --------   --------
                                   $  4,735  $  3,964   $ 12,746
                                   ========  ========   ========
  LIABILITIES AND STOCKHOLDERS'
 EQUITY (NET CAPITAL DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable.................  $    228  $  1,113   $    420
Payable to Target Therapeutics,
 Inc.............................        31        42        --
Accrued compensation.............       199       513        597
Other accrued liabilities........        59        52         67
Notes payable....................       --      1,682        --
Capital lease obligation--current
 portion.........................       265       329        349
                                   --------  --------   --------
    Total current liabilities....       782     3,731      1,433
Deferred rent....................       129       139        127
Capital lease obligation--
 noncurrent portion..............       317       722        660
COMMITMENTS
Redeemable convertible preferred
 stock at amount paid in:
 Series D redeemable convertible,
  1,215,924 shares issued and
  outstanding at December 31,
  1995 and 1,919,052 at December
  31, 1996 and March 31, 1997,
  respectively; aggregate
  liquidation preference of
  $9,806 at March 31, 1997; none
  pro forma......................     6,182     9,740      9,740
 Series D-1 redeemable
  convertible, none issued and
  outstanding at December 31,
  1996 and March 31, 1997; none
  pro forma......................
 Series E redeemable convertible,
  2,356,741 shares issued and
  outstanding at March 31, 1997;
  aggregate liquidation
  preference of $13,442 at March
  31, 1997; none pro forma.......       --        --      13,442
Stockholders' equity (net capital
 deficiency):
 Preferred stock, $0.001 par
  value, 6,263,966 shares
  authorized, aggregate
  liquidation preference of
  $10,145 at March 31, 1997:
 Series A convertible, 459,918
  shares authorized, 428,567
  shares issued and
  outstanding--amount paid in;
  none pro forma.................     2,949     2,949      2,949     $    --
 Series B convertible, 333,333
  shares authorized, issued and
  outstanding amount paid in;
  none pro forma
 Series C convertible, 458,245
  shares authorized, 458,245
  shares issued and outstanding
  at December 31, 1995 and
  December 31, 1996 amount paid
  in; none pro forma.............     4,764     4,764      4,764          --
 Common stock, $0.001 par value,
  8,500,000 shares authorized,
  70,297 shares issued and
  outstanding at December 31,
  1995, 74,999 at December 31,
  1996 and March 31, 1997, and
  5,801,541 shares pro forma.....         8       595        995       31,890
 Deferred compensation...........                (526)      (888)        (888)
 Deficit accumulated during the
  development stage..............   (10,396)  (18,150)   (20,476)     (20,476)
                                   --------  --------   --------     --------
   Total stockholders' equity
    (net capital deficiency).....    (2,675)  (10,368)   (12,656)    $ 10,526
                                   --------  --------   --------     ========
                                   $  4,735  $  3,964   $ 12,746
                                   ========  ========   ========

                            See accompanying notes.

                                 CARDIMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               PERIOD FROM
                                                         THREE MONTHS           INCEPTION
                           YEARS ENDED DECEMBER 31,     ENDED MARCH 31,   (NOVEMBER 12, 1992) TO
                          ----------------------------  ----------------      MARCH 31, 1997
                            1994      1995      1996     1996     1997         (UNAUDITED)
                          --------  --------  --------  -------  -------  ----------------------
Net sales...............  $     86  $    362  $    593  $   132  $   217         $  1,258
Cost of goods sold......       211       830     1,413      384      374            2,828
                          --------  --------  --------  -------  -------         --------
Gross Profit............      (125)     (468)     (820)    (252)    (157)          (1,570)
Operating expenses:
 Research and
  development...........     2,205     2,581     3,319      596      810            9,998
 Selling, general and
  administrative........     1,309     2,046     3,690      734    1,331            8,867
                          --------  --------  --------  -------  -------         --------
Total operating
 expenses...............     3,514     4,627     7,009    1,330    2,141           18,865
                          --------  --------  --------  -------  -------         --------
Operating loss..........    (3,639)   (5,095)   (7,829)  (1,582)  (2,298)         (20,435)
Interest and other
 income.................        15        12       132       64       25              217
Interest expense........       (31)     (117)      (57)      (2)     (53)            (258)
                          --------  --------  --------  -------  -------         --------
Net loss................  $ (3,655) $ (5,200) $ (7,754) $(1,520) $(2,326)        $(20,476)
                          ========  ========  ========  =======  =======         ========
Pro forma net loss per
 share..................                      $  (1.22) $ (0.25) $ (0.36)
                                              ========  =======  =======
Shares used in computing
 pro forma net loss per
 share..................                         6,372    6,195    6,434
                                              ========  =======  =======


                            See accompanying notes.

                                 CARDIMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
        PERIOD FROM INCEPTION (NOVEMBER 12, 1992) TO DECEMBER 31, 1996
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                   SERIES D         SERIES E
                  REDEEMABLE       REDEEMABLE
                  CONVERTIBLE      CONVERTIBLE
                   PREFERRED        PREFERRED
                     STOCK            STOCK
                  -----------      -----------
Issuance of
66,666 shares
common stock to
founder for cash
at $0.07 per
share in May
1993............     $--              $--
Issuance of
428,567 shares
of Series A
convertible
preferred stock
to investors for
cash at $7.00
per share in May
1993, net of
issuance costs
of $52..........      --               --
Issuance of
333,333 shares
of Series A
convertible
preferred stock
to Target
Therapeutics,
Inc. in
consideration of
the grant of a
fully paid
research license
in May 1993.....      --               --
Issuance of
333,333 shares
of Series B
convertible
preferred stock
to Target
Therapeutics,
Inc. in June
1993 in exchange
for 333,333
shares of Series
A convertible
preferred stock
previously
issued..........      --               --
Issuance of a
warrant to
Target
Therapeutics,
Inc. to purchase
10,942 shares of
Series A
preferred stock
at $7.00 per
share in
connection with
a lease line
agreement in
December 1993,
for a
receivable......      --               --
Net loss........      --               --
                     ----          -----------
Balances at
December 31,
1993............      --               --
Issuance of
340,834 shares
of Series C
convertible
preferred stock
to investors for
cash and
conversion of
bridge loans at
$10.50 per share
in June, July
and December
1994, net of
issuance costs
of $21..........      --               --
Net loss........      --               --
                     ----          -----------
Balances at
December 31,
1994 (carried
forward)........     $--              $--

                                              STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                  ---------------------------------------------------------------------------------------------------
                                                                                                            TOTAL
                                                                                           DEFICIT      STOCKHOLDERS'
                     SERIES A        SERIES B        SERIES C                            ACCUMULATED       EQUITY
                    CONVERTIBLE     CONVERTIBLE     CONVERTIBLE   COMMON   DEFERRED      DURING THE     (NET CAPITAL
                  PREFERRED STOCK PREFERRED STOCK PREFERRED STOCK STOCK  COMPENSATION DEVELOPMENT STAGE  DEFICIENCY)
                  --------------- --------------- --------------- ------ ------------ ----------------- -------------
Issuance of
66,666 shares
common stock to
founder for cash
at $0.07 per
share in May
1993............      $  --            $--            $  --        $ 5       $--           $   --          $     5
Issuance of
428,567 shares
of Series A
convertible
preferred stock
to investors for
cash at $7.00
per share in May
1993, net of
issuance costs
of $52..........       2,948            --               --        --         --               --            2,948
Issuance of
333,333 shares
of Series A
convertible
preferred stock
to Target
Therapeutics,
Inc. in
consideration of
the grant of a
fully paid
research license
in May 1993.....         --             --               --        --         --               --              --
Issuance of
333,333 shares
of Series B
convertible
preferred stock
to Target
Therapeutics,
Inc. in June
1993 in exchange
for 333,333
shares of Series
A convertible
preferred stock
previously
issued..........         --             --               --        --         --               --              --
Issuance of a
warrant to
Target
Therapeutics,
Inc. to purchase
10,942 shares of
Series A
preferred stock
at $7.00 per
share in
connection with
a lease line
agreement in
December 1993,
for a
receivable......           1            --               --        --         --               --                1
Net loss........         --             --               --        --         --            (1,541)         (1,541)
                  --------------- --------------- --------------- ------ ------------ ----------------- -------------
Balances at
December 31,
1993............       2,949            --               --          5        --            (1,541)          1,413
Issuance of
340,834 shares
of Series C
convertible
preferred stock
to investors for
cash and
conversion of
bridge loans at
$10.50 per share
in June, July
and December
1994, net of
issuance costs
of $21..........         --             --             3,558       --         --               --            3,558
Net loss........         --             --               --        --         --            (3,655)         (3,655)
                  --------------- --------------- --------------- ------ ------------ ----------------- -------------
Balances at
December 31,
1994 (carried
forward)........      $2,949           $--            $3,558       $ 5       $--           $(5,196)        $ 1,316

                            See accompanying notes.

                                 CARDIMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
           STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)(CONTINUED)

       PERIOD FROM INCEPTION (NOVEMBER 12, 1992) TO MARCH 31, 1997
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                   SERIES E
                     SERIES D     REDEEMABLE
                    REDEEMABLE    CONVERTIBLE
                    CONVERTIBLE    PREFERRED
                  PREFERRED STOCK    STOCK
                  --------------- -----------
Balances at
December 31,
1994 (brought
forward)........      $  --         $   --
Issuance of
117,411 shares
of Series C
convertible
preferred stock
to investors for
cash, exercise
of warrants and
conversion of
bridge loans at
$10.50 per share
in March and
July 1995, net
of issuance
costs of $27....         --             --
Issuance of
1,215,924 shares
of Series D
redeemable
convertible
preferred stock
to investors for
cash and
conversion of
bridge loans at
$5.11 per share
in December
1995, net of
issuance costs
of $31..........       6,182            --
Issuance of
3,631 shares of
common stock
upon exercise of
employee stock
options for cash
at $0.70-$1.05
per share in
April, October
and December
1995............         --             --
Net loss........         --             --
                      ------        -------
Balances at
December 31,
1995............       6,182            --
Issuance of
703,128 shares
of Series D
redeemable
convertible
preferred stock
to investors for
cash and
cancellation of
notes payable at
$5.11 per share
in February
1996, net of
issuance costs
of $35..........       3,558            --
Issuance of
2,206 shares of
common stock for
cash upon
exercise of
employee stock
options at
$0.56-$2.10 per
share in
January-April,
July, September
and November....         --             --
Deferred
compensation
related to grant
of stock
options.........         --             --
Amortization of
deferred
compensation....         --             --
Net loss........         --             --
                      ------        -------
Balance at
December 31,
1996............       9,740            --
Issuance of
2,356,741 shares
of Series E
redeemable
convertible
preferred stock
to investors for
cash and
conversion of
bridge loans at
approximately
$5.74 per share
in March 1997,
net of issuance
cost of $90
(unaudited).....         --          13,442
Deferred
compensation
related to grant
of stock options
(unaudited).....         --             --
Amortization of
deferred
compensation
(unaudited).....         --             --
Net loss
(unaudited).....         --             --
                      ------        -------
Balance at March
31, 1997
(unaudited).....      $9,740        $13,442
                      ======        =======
                                          STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                  ---------------------------------------------------------------------------------------------
                                                                                        DEFICIT       TOTAL
                                                                                      ACCUMULATED STOCKHOLDERS'
                     SERIES A        SERIES B        SERIES C                         DURING THE     EQUITY
                    CONVERTIBLE     CONVERTIBLE     CONVERTIBLE   COMMON   DEFERRED   DEVELOPMENT (NET CAPITAL
                  PREFERRED STOCK PREFERRED STOCK PREFERRED STOCK STOCK  COMPENSATION    STAGE     DEFICIENCY)
                  --------------- --------------- --------------- ------ ------------ ----------- -------------
Balances at
December 31,
1994 (brought
forward)........      $2,949           $--            $3,558       $  5     $ --       $ (5,196)    $  1,316
Issuance of
117,411 shares
of Series C
convertible
preferred stock
to investors for
cash, exercise
of warrants and
conversion of
bridge loans at
$10.50 per share
in March and
July 1995, net
of issuance
costs of $27....         --             --             1,206        --        --            --         1,206
Issuance of
1,215,924 shares
of Series D
redeemable
convertible
preferred stock
to investors for
cash and
conversion of
bridge loans at
$5.11 per share
in December
1995, net of
issuance costs
of $31..........         --             --               --         --        --            --           --
Issuance of
3,631 shares of
common stock
upon exercise of
employee stock
options for cash
at $0.70-$1.05
per share in
April, October
and December
1995............         --             --               --           3       --            --             3
Net loss........         --             --               --         --        --         (5,200)      (5,200)
                  --------------- --------------- --------------- ------ ------------ ----------- -------------
Balances at
December 31,
1995............       2,949            --             4,764          8       --        (10,396)      (2,675)
Issuance of
703,128 shares
of Series D
redeemable
convertible
preferred stock
to investors for
cash and
cancellation of
notes payable at
$5.11 per share
in February
1996, net of
issuance costs
of $35..........         --             --               --         --        --            --           --
Issuance of
2,206 shares of
common stock for
cash upon
exercise of
employee stock
options at
$0.56-$2.10 per
share in
January-April,
July, September
and November....         --             --               --           7       --            --             7
Deferred
compensation
related to grant
of stock
options.........         --             --               --         580      (580)          --           --
Amortization of
deferred
compensation....         --             --               --         --         54           --            54
Net loss........         --             --               --         --        --         (7,754)      (7,754)
                  --------------- --------------- --------------- ------ ------------ ----------- -------------
Balance at
December 31,
1996............       2,949            --             4,764        595      (526)      (18,150)     (10,368)
Issuance of
2,356,741 shares
of Series E
redeemable
convertible
preferred stock
to investors for
cash and
conversion of
bridge loans at
approximately
$5.74 per share
in March 1997,
net of issuance
cost of $90
(unaudited).....         --             --               --         --        --            --           --
Deferred
compensation
related to grant
of stock options
(unaudited).....         --             --               --         400      (400)          --           --
Amortization of
deferred
compensation
(unaudited).....         --             --               --         --         38           --            38
Net loss
(unaudited).....         --             --               --         --        --         (2,326)      (2,326)
                  --------------- --------------- --------------- ------ ------------ ----------- -------------
Balance at March
31, 1997
(unaudited).....      $2,949           $--            $4,764       $995     $(888)     $(20,476)    $(12,656)
                  =============== =============== =============== ====== ============ =========== =============

                            See accompanying notes.

                                 CARDIMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                              (IN THOUSANDS)

                                                                        PERIOD FROM
                                                                         INCEPTION
                                YEARS ENDED           THREE MONTHS     (NOVEMBER 12,
                               DECEMBER 31,          ENDED MARCH 31,     1992) TO
                          -------------------------  ----------------    MARCH 31,
                           1994     1995     1996     1996     1997        1997
                          -------  -------  -------  -------  -------  -------------
                                                       (UNAUDITED)
CASH FLOWS USED IN
 OPERATING ACTIVITIES
Net loss................  $(3,655) $(5,200) $(7,754) $(1,520) $(2,326)   $(20,476)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation and
  amortization..........       91      296      403       79      143         943
 Amortization of
  deferred
  compensation..........      --       --        54      --        38          92
 Loss on disposal of
  assets................      --       --        15      --       --           15
 Loss on sale/leaseback
  of capital equipment        --       --        95      --       --           95
 Issuance of preferred
  stock upon conversion
  of various related
  party payables and
  interest payable......       12      339      --       --       --          351
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....      (44)      (2)     (22)     (61)    (113)       (181)
 Receivable from Target
  Therapeutics, Inc.....       17       31        4       16       12          74
 Inventory..............     (268)     --      (109)      41     (136)       (513)
 Other current assets...      (98)      11     (111)     (20)    (243)       (455)
 Restricted cash........     (330)     (15)      70      --        20        (255)
 Other assets...........      (94)    (128)    (526)      (7)     (82)       (866)
 Accounts payable.......      121       40      885      156     (693)        420
 Payable to Target
  Therapeutics, Inc.....        9      (67)      11      (31)     (42)        --
 Accrued compensation...      106       52      314       42       84         597
 Other accrued
  liabilities...........       10       19        1        1        7          49
 Deferred rent..........       22      107       10       27      (12)        127
                          -------  -------  -------  -------  -------    --------
Cash flows used in
 operating activities...   (4,101)  (4,517)  (6,660)  (1,277)  (3,343)    (19,983)
                          -------  -------  -------  -------  -------    --------
CASH FLOWS USED IN
 INVESTING ACTIVITIES
Capital expenditures....     (184)     (78)    (388)     (79)    (243)     (1,013)
CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES
Net cash proceeds from
 issuance of preferred
 stock..................    2,546    5,189    2,984    3,558   10,158      23,826
Proceeds from issuance
 of bridge loans........    1,000    2,263    1,674      --     1,610       6,547
Payments of bridge
 loans..................      --      (403)     --       --       --         (403)
Payments under capital
 lease obligations......      (52)    (153)    (286)    (140)     (81)       (572)
Proceeds from issuance
 of notes payable.......       32      --       --       --       --           32
Payments under notes
 payable................      --       (24)     --       --       --          (24)
Proceeds from issuance
 of common stock........      --         3        7        2      --           15
Proceeds from
 sale/leaseback of
 capital equipment......      --       --       583      --       --          583
                          -------  -------  -------  -------  -------    --------
Cash flows provided by
 financing activities...    3,526    6,875    4,962    3,420   11,687      30,004
                          -------  -------  -------  -------  -------    --------
Net increase (decrease)
 in cash and cash
 equivalents............     (759)   2,280   (2,086)   2,064    8,101       9,008
Cash and cash
 equivalents at the
 beginning of the
 period.................    1,472      713    2,993    2,993      907         --
                          -------  -------  -------  -------  -------    --------
Cash and cash
 equivalents at the end
 of the period..........  $   713  $ 2,993  $   907  $ 5,057  $ 9,008    $  9,008
                          =======  =======  =======  =======  =======    ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOWS
 INFORMATION
Cash paid during the
 year for interest......  $    28  $    43  $    49  $     2  $    27    $    147
                          =======  =======  =======  =======  =======    ========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES
Receivable from Target
 Therapeutics, Inc.
 recorded for sale-
 leaseback of capital
 equipment and for
 issuance for a warrant
 to purchase Series A
 preferred stock........  $    52  $   --   $   --   $   --   $   --     $    121
                          =======  =======  =======  =======  =======    ========
Equipment acquired under
 capital leases.........  $   432  $   286  $   746  $    16  $    39    $  1,503
                          =======  =======  =======  =======  =======    ========
Conversion of various
 related party payables,
 bridge loans and
 capital lease
 obligations and related
 accrued interest to
 convertible preferred
 stock..................  $ 1,012  $ 2,199  $   574  $   --   $ 3,284    $  7,069
                          =======  =======  =======  =======  =======    ========

                            See accompanying notes.

                                 CARDIMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  Cardima, Inc., (the "Company" or "Cardima") a development stage company, was incorporated in the State of Delaware on November 12, 1992. The Company designs, develops, manufactures and markets minimally invasive, single use, microcatheter-based systems for the mapping and ablation of the two most common forms of cardiac arrhythmias: atrial fibrillation and ventricular tachycardia. The Company has licensed its microcatheter technology for use in the treatment of electrophysiological diseases affecting areas other than the central nervous system from a major stockholder, Target Therapeutics, Inc. ("Target").

  The Company's activities to date have consisted principally of raising capital, arranging for facilities, acquiring equipment and intellectual property, recruiting managerial and technical personnel, conducting research and development efforts, establishing a sales and marketing group, and minimal sales of initial products. Accordingly, the Company is considered to be in the development stage.

  Since inception, the Company has accumulated a deficit of approximately $20.5 million. Management expects to incur additional losses to complete product development and commercialization, as necessary, and recognizes the need to raise additional funds from outside sources. In March 1997, the Company successfully consummated the sale of 2,356,741 shares of Series E redeemable convertible preferred stock, from which the Company received gross cash proceeds of approximately $10.3 million and converted approximately $3.3 million of outstanding short term debt, $1.6 million of which was incurred after December 31, 1996. Management believes that it will be able to obtain additional funds through either public or private equity or debt financings, collaborative and other arrangements with corporate partners or from other sources. If adequate funds are not available, the Company may be required to reduce its level of spending, or eliminate one or more of its research and development programs.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Interim Financial Information

  The financial information at March 31, 1997 and for the three months ended March 31, 1996 and 1997 is unaudited but includes all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the March 31, 1997 period are not necessarily indicative of the results for the entire year.

 Revenue Recognition

  Revenues are recognized when products are shipped. To date, product sales have been to distributors primarily in Europe, Japan and South America. One distributor accounted for approximately 45% and two distributors each accounted for 31% of the Company's net sales during the years ended December 31, 1995 and December 31, 1996, respectively. No one distributor accounted for more than 10% of the Company's net sales during the year ended December 31, 1994. All of the Company's sales from inception to December 31, 1996 were export sales. Export sales represented 47% of net sales for the three months ended March 31, 1997.

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Research and Development

  Research and development costs, which include clinical and regulatory costs, are charged to expense as incurred.

 Net Loss Per Share

  Except as noted below, net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options, convertible notes payable and convertible preferred stock) issued during the 12 months prior to the initial filing of the registration statement relating to the proposed offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants).

  Historical loss per share information is as follows (in thousands, except per share amounts):

                                                             THREE MONTHS
                                        YEAR ENDED               ENDED
                                       DECEMBER 31             MARCH 31,
                                   ----------------------  --------------
                                    1994    1995    1996    1996    1997
                                   ------  ------  ------  ------  ------
   Net loss per share............. $(1.20) $(1.70) $(2.53) $(0.50) $(0.76)
                                   ------  ------  ------  ------  ------
   Shares used in computing net
    loss per share................  3,055   3,057   3,060   3,059   3,064
                                   ======  ======  ======  ======  ======

  Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC staff policy, to the conversion of convertible preferred shares issued within 12 months from the proposed initial public offering that will be converted upon completion of the initial public offering (using the if-converted method) from the original date of issuance.

 Cash Equivalents

  The Company considers all highly liquid investments purchased with maturity of three months or less at the date of acquisition to be cash equivalents. The Company places its cash with high-credit-quality financial institutions and invests primarily in money market accounts. By policy, the Company limits the amount of credit exposure in any one financial instrument or institution. The Company had no short term investments at year end. Cash and cash equivalents are with a major financial institution and consist of money markets and certificate of deposits.

 Inventory

  Inventories are stated at the lower of cost or market. Cost is based on actual costs computed on a first-in, first-out basis. Inventories consist of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 31,
                                                             1995 1996   1997
                                                             ---- ---- ---------
   Raw material............................................. $110 $145   $150
   Work-in-process..........................................   40  131    234
   Finished goods...........................................  118  101    129
                                                             ---- ----   ----
                                                             $268 $377   $513
                                                             ==== ====   ====

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Property and Equipment

  Property and equipment is stated at cost and consists of the following (in thousands):

                                                      DECEMBER 31,
                                                      --------------  MARCH 31,
                                                       1995    1996     1997
                                                      ------  ------  ---------
   Machinery and equipment........................... $  956  $1,927   $2,204
   Furniture and fixtures............................     77      81       82
   Leasehold improvements............................     67      93       97
                                                      ------  ------   ------
                                                       1,100   2,101    2,383
   Less accumulated depreciation and amortization....   (353)   (701)    (832)
                                                      ------  ------   ------
                                                      $  747  $1,400   $1,551
                                                      ======  ======   ======

  Depreciation is provided using the straight-line method over the shorter of their estimated useful lives or lease term of the respective assets, generally three to five years. Property and equipment financed under a capital lease were $787,000, $1,523,000 and $1,562,000 at December 31, 1995 and 1996 and
March 31, 1997, respectively (see Note 6). Accumulated amortization related to leased assets was $282,000, $564,000 and $667,000 at December 31, 1995 and
1996 and March 31, 1997, respectively. Amortization related to capital leases are included in depreciation expense.

 Concentrations of Risk

  The Company purchases certain key components of its products, including the hydrophilic coating for certain of its microcatheters, from sole, single or limited source suppliers. For certain of these components there are relatively few alternative sources of supply. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. Any supply interruption from vendors or failure of the Company to obtain alternative vendors for any of the numerous components used to manufacture the Company's products would limit the Company's ability to manufacture its products and would have a material adverse effect on the Company's business, financial condition and results of operations.

 Patents

  Patents are amortized using the straight-line method over seven years, beginning at their effective dates or over the remainder of such periods from the dates acquired.

 Reclassification

  Certain prior period amounts have been reclassified to conform with current period presentation.

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


2. LEASES

  The Company leases facilities under an operating lease which commenced in August 1994 and expires November 1999. The Company also leases certain equipment under a noncancelable capital lease (see Note 6). Following is a schedule of future minimum lease payments under both operating and capital leases at December 31, 1996 (in thousands):

                                                              OPERATING CAPITAL
                                                               LEASES   LEASES
                                                              --------- -------
   Years ending December 31:
     1997....................................................  $  360   $  425
     1998....................................................     360      425
     1999....................................................     314      383
     2000....................................................     --        44
                                                               ------   ------
   Total minimum payments required...........................  $1,034    1,277
                                                               ======
   Less amount representing interest.........................             (226)
                                                                        ------
   Present value of future lease payments....................            1,051
   Less current portion......................................             (329)
                                                                        ------
   Noncurrent portion........................................           $  722
                                                                        ======

  Rent expense, net of rental income was approximately $45,000 in 1994, $312,000 in 1995, $295,000 in 1996, $77,000 for the three months ended March
31, 1997 and $729,000 for the period from inception to March 31, 1997 (see
Note 5). In connection with its facilities lease arrangements, the Company issued letters of credit to lessors which are collateralized by certificates of deposit totaling approximately $255,000 at March 31, 1997 ($275,000 at December 31, 1996). Accordingly, this restricted cash amount has been classified as a noncurrent asset.

  In January 1996, the Company entered into a lease line agreement with a stockholder for $1,500,000 to finance capital expenditures, approximately $1,236,000 of which was utilized as of December 31, 1996. As partial consideration for this arrangement, a warrant to purchase 23,777 shares of Series D convertible preferred stock was issued to the lender. The warrant is exercisable at $5.11 per share for a period of ten years or five years from the effective date of the Company's initial public offering, whichever is longer.

3. STOCKHOLDERS' EQUITY

 Stock Split

  On October 3, 1996, the Company effected a 1-for-7 share reverse stock split of its common stock and preferred stock. All share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this event.

 Convertible Preferred Stock and Redeemable Convertible Preferred Stock

  Each share of Series A and B preferred stock has a liquidation preference of $7.00 per share plus declared but unpaid dividends. Series C preferred stock has a liquidation preference of $10.50 per share plus declared but unpaid dividends. Series E preferred stock has a liquidation preference of $5.74 per share plus declared but unpaid dividends, and is senior to Series A, B, C and D with respect to liquidation. Series D preferred stock has a liquidation preference of $5.11 per share plus declared but unpaid dividends, and is senior to Series A, B and

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

C preferred stock with respect to liquidation. Series A and C preferred stock are senior to the Series B preferred stock with respect to liquidation.

  Series A, B, C, D and E preferred stockholders are entitled to noncumulative dividends at the rate of $0.70, $0.70, $1.05, $0.511 and $0.574 per share, respectively, per annum, if declared by the board of directors, in preference to common stock dividends. No dividends have been declared to date.

  Each share of Series A, B, C, D and E preferred stock automatically converts into approximately 0.9533, 1.0661, 1.50, 1.00 and 1.00 common shares, respectively, in the event of an underwritten public offering of the Company's common stock in which the aggregate net proceeds are at least $20,000,000 and the price per share is at least $10.00, subject to adjustment in the event of, among other things, stock splits and stock dividends. The Company has amended and restated its certificate of incorporation to reserve sufficient shares of common stock for issuance upon conversion of the Series A, B, C, D and E preferred stock.

  Each share of Series D and E preferred stock is redeemable upon the request of at least a majority of the holders of the then outstanding shares of Series D and E preferred stock given at least 90 days prior to the seventh anniversary of the date upon which any shares of Series D and E preferred stock were first issued. The redemption is payable in three equal annual installments starting on the seventh anniversary of the date upon which any shares of Series D and E preferred stock were first issued. The redemption price is equal to the original issuance price, plus all declared and unpaid dividends.

  The holder of each share of preferred stock has voting rights equivalent to the number of common shares assuming conversion.

  In April and October 1996, and again in March, 1997, the Company amended and restated its certificate of incorporation to increase the total number of shares authorized to 14,763,966. Of the shares authorized, 8,500,000 are designated for issuance of common stock and 6,263,966 are designated for issuance of preferred stock.

 Common Stock

  In May 1993, 66,666 shares of common stock were issued to the Company's founders at $0.07 per share. Certain of these shares were subject to repurchase by the Company at the original issue price upon the occurrence of certain events, including termination of employment. The Company's right of repurchase expired ratably over three years. Shares subject to repurchase were 23,611 and 6,944 at December 31, 1994 and 1995, respectively. At December 31, 1996, no shares were subject to repurchase by the Company.

 1993 Stock Option Plan

  During 1993, the board of directors adopted the 1993 Stock Option Plan (the "Plan") and, as amended, has reserved 903,185 shares of common stock for issuance under the Plan. The Plan provides for both incentive and nonstatutory stock options to be granted to employees, directors and consultants. Exercisability, option price, fair value and other terms are determined by the board of directors; however, the exercise price of each incentive stock option shall be not less than 100% of the fair market value of the stock issuable upon exercise of the option on the date the option is granted. The exercise price of each nonstatutory stock option shall be not less than 85% of the fair value of the stock subject to the option on the date the option is granted. All options are generally exercisable upon grant, but shares received upon exercise prior to vesting are subject to repurchase upon the stockholder's termination of service to the Company. Shares purchased upon exercise of options generally vest at the rate of 12.5% after six months from the date of grant, and monthly thereafter over the following 48 months. No option shall have a maximum term in excess of ten years from the grant date and no option granted to a 10% stockholder shall have a maximum term in excess of five years from the grant date.

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Activity under the 1993 Stock Option Plan is as follows:

                                                          OUTSTANDING OPTIONS
                                                       -------------------------
                                             SHARES    NUMBER OF
                                            AVAILABLE   SHARES   PRICE PER SHARE
                                            ---------  --------- ---------------
   Balance at December 31, 1994............  133,200    129,906    $0.70-$2.10
   Options granted.........................  (41,903)    41,903    $0.56-$2.10
   Options exercised.......................      --      (3,631)   $0.70-$1.05
   Options canceled........................   19,923    (19,923)   $0.70-$1.05
                                            --------    -------
   Balance at December 31, 1995............  111,220    148,255    $0.56-$2.10
   Additional shares reserved..............  640,079        --         --
   Options granted......................... (733,778)   733,778    $0.56-$1.75
   Options exercised.......................      --      (4,708)   $0.56-$2.10
   Options canceled........................   66,635    (66,635)   $0.56-$2.10
                                            --------    -------
   Balance at December 31, 1996............   84,156    810,690
   Options granted.........................  (67,268)    67,268          $1.75
   Options canceled........................      388       (388)   $0.70-$1.75
                                            --------    -------
   Balance at March 31, 1997...............   17,276    877,570
                                            ========    =======

  From March to December 1996, options to purchase a total of 670,174 shares were granted at prices ranging from $0.56 to $1.75 per share. Deferred compensation of approximately $580,000 was recorded for these option grants based on the deemed fair value of common stock (ranging from $1.00 to $5.95 per share). In the first quarter of 1997, the Company granted options to purchase 67,268 shares of common stock at $1.75 per share for which deferred compensation of $400,000 was recorded based on the deemed fair value of common stock (ranging from $5.95 to $8.00 per share).

  In December 1996, the Board of Directors approved the repricing of incentive stock options granted in September and October 1996. During this period, 63,604 shares were granted at prices in excess of $5.60. Employees could elect to exchange their outstanding options for the new exercise price of $1.75. The exchange of such options is included in grants and cancellations and was also included in the determination of deferred compensation discussed above.

 1997 Directors' Stock Option Plan

  In March 1997, the board of directors adopted the 1997 Directors' Stock Option Plan (the "Directors' Plan), subject to stockholder approval. A total of 200,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company.

 1997 Employee Stock Purchase Plan

  In March 1997, the board of directors adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval. A total of 250,000 shares of common stock has been reserved for issuance under the Purchase Plan.

 Warrants

  At December 31, 1996, the Company had the following warrants outstanding: warrants to purchase 456,523 shares of common stock at $1.05 per share issued to certain investors in connection with bridge loans; warrants

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

to purchase 1,428 shares of common stock at $7.00 per share issued in connection with the facility lease; warrants to purchase 1,999 shares of Series A preferred stock at $7.00 per share and 2,142 shares of Series D preferred stock at $5.11 per share issued in connection with a letter of credit; warrants to purchase 23,776 shares of Series D convertible preferred stock at $5.11 per share issued in connection with a capital lease; and warrants to purchase 18,410 shares of Series A preferred stock at $7.00 per share issued to certain investors in connection with bridge financings. These warrants are exercisable immediately and expire at the earliest of (i) between 3 to 10 years after the date of grant or (ii) the closing of the Company's sale of all or substantially all of its assets or (iii) the acquisition of the Company by another entity by means of a merger or other transaction.

  In December 1994, the Company also issued warrants to Target to purchase 24,610 shares of the Company's Series C preferred stock at $10.50 per share in connection with a guarantee of a letter of credit. These warrants were exercised in March 1995 for cash. Also in connection with a capital lease line agreement, the Company issued to Target in December 1993 a warrant for $766 to purchase 10,942 shares of the Company's Series A preferred stock at $7.00 per share. This warrant is exercisable immediately and expires at the earlier of December 9, 1998 or the disposition of substantially all of the Company's assets or the acquisition of the Company by another entity by means of merger or other transaction (see Note 6).

  The Company has reserved shares of common stock for issuance upon exercise of the warrants described above.

 Accounting for Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair-value accounting provided for under FASB Statement No. 123, ("Statement 123") "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant as determined by the Company's Board of Directors, no compensation expense is recognized. However, as noted earlier in this footnote, the Company has recorded deferred compensation expense based on the deemed fair value of common stock which is higher than the originally determined fair value.

  Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994, under the fair-value method of that Statement. The Company has evaluated the effects of Statement 123 and determined that it does not have a material effect on the Company's statement of operations or loss per share.

4. NOTES PAYABLE

  In October 1996, the Company entered into a $2.5 million note purchase agreement with certain of its existing investors. During November and December 1996, the Company borrowed approximately $1.7 million from the investors under the note purchase agreement at an annual interest rate equal to the applicable Internal Revenue Service imputed rate in effect at the time of the borrowing (5.6%-5.8%). The notes matured on January 31, 1997.

  The Company received an additional $833,000 from Target Therapeutics, Inc. and other investors in January 1997 under the note purchase agreement described above. The notes were due on January 31, 1997, however, the holders of the notes agreed to convert both principal and interest to Series E preferred stock in March 1997.

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

An additional $750,000 was received from various investors in February 1997 in the form of bridge loans. The total of these loans, plus the outstanding notes payable at December 31, 1996 and accrued interest totalled approximately $3.3 million and was converted into 571,918 shares of Series E redeemable convertible preferred stock.

5. INCOME TAXES

  As of December 31, 1995 and December 31, 1996, the Company had federal net operating loss carryforwards of approximately $10,100,000 and $17,500,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $200,000 as of December 31, 1995 and 1996. The net operating loss and credit carryforwards will expire at various dates beginning on December 31, 2008 through December 31, 2011, if not utilized.

  Significant components of the Company's deferred tax assets as of December 31 are as follows (in thousands):

                                                                1995     1996
                                                               -------  -------
   Net operating loss carryforwards........................... $ 3,700  $ 6,500
   Research credits carryforwards (federal and state).........     250      300
   Capitalized research and development.......................     300      500
   Other, net.................................................     200      200
                                                               -------  -------
   Total deferred tax assets..................................   4,450    7,500
   Valuation allowance for deferred tax assets................  (4,450)  (7,500)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

  The valuation allowance increased by $1,600,000, and $2,350,000 in 1994 and 1995, respectively.

  Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

6. RELATED PARTY TRANSACTIONS

 License Rights

  In May 1993, Target granted the Company an exclusive royalty-free worldwide license to use Target's technology and to make, use and sell or otherwise distribute products for the diagnosis and treatment of electrophysiological diseases in the body, other than in the central nervous system, including the brain. The exclusive license grant applied to any Target technology developed through May 1996 and will expire upon the expiration of the last of the patents relating to the Target technology. Under the License Agreement, Cardima granted back to Target an exclusive royalty-free license to use technology developed through May 1996 in the fields of neurology, interventional neurology, interventional reproductive disorders and vascular prostheses (the "Target Field"). Such license will expire upon the expiration of the last of the patents relating to the Target technology. Target granted the Company a nonexclusive, royalty-free license to use Target technology to make, use and sell or otherwise distribute the Company's products for use within the cardiology field, provided the Company's products represent a substantial improvement. A substantial improvement is any modification, improvement or enhancement by the Company of Target technology in a particular product that results in a material change in the function, purpose or application of such product. The Company believes that the

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

incorporation of electrodes in its microcatheter systems, together with other modifications, satisfies the substantial improvement requirements. As part of the same agreement, the Company granted to Target an exclusive, royalty-free license to use the Company's technology to make, have made, use and sell or otherwise distribute products within the Target Field.

  In addition, the Company agreed not to conduct material research and development, acquire corporate entities or make or sell products in the Target Field or to sell products, other than products utilizing Target's technology, for use in diagnosis or treatment of diseases related to the production of electrical current in tissue located in areas of the body other than the heart, without first notifying Target and negotiating a distribution agreement. Cardima also agreed that it would not sell products utilizing Target's technology for use in diagnosis or treatment of diseases related to the production of electrical current in tissue located in areas of the body other than the heart without, if selling to a distributor, first notifying Target and offering Target the right of first refusal with respect to the terms of the distribution, or if selling directly to the consumer, paying to Target an amount equal to 40% of the gross profit for such product. In exchange for the license, the Company initially issued 333,333 shares of Series A preferred stock to Target. In June 1993, the Company effected a recapitalization pursuant to which Target exchanged its existing shares of Series A preferred stock for shares of newly created Series B preferred stock.

 Series C, D and E Preferred Stock

  In December 1994, the Company issued 23,216 shares of Series C preferred stock to Target at $10.50 per share for cash and conversion of bridge loans. The Company also issued to Target warrants to purchase 24,610 shares of the Company's Series C preferred stock in connection with a guarantee of a letter of credit which were exercised in March 1995 (see Note 3). In January 1995, the Company issued an additional 7,143 shares of Series C preferred stock to Target at $10.50 per share for cash and conversion of bridge loans.

  In December 1995, the Company issued 142,029 shares of Series D preferred stock to Target at $5.11 per share for cash and conversion of various payable amounts and bridge loans. In February 1996, the Company issued an additional 112,374 shares of Series D preferred stock to Target at $5.11 per share in exchange for the conversion of outstanding capital lease obligations.

  See Note 4 with respect to the Series E preferred stock issued to Target in March 1997.

 Operations and Facilities

  In May 1993, in the Company entered into an agreement with Target whereby Target agreed to supply and/or manufacture such products and components necessary to proceed with research and development activity pursuant to the license mentioned above. This Agreement expired in May 1996. Target still supplies the Company with products and components on an as-needed basis.

  The Company occupied a portion of Target's facilities during 1994 prior to occupying their own facility. As consideration, the Company paid $1,000 per month for each employee using Target's facilities, as well as other miscellaneous administrative expenses incurred by Target on the Company's behalf.

  As of December 31, 1996, $234,000 has been paid and $38,000 is owed to Target under these arrangements (approximately $152,000 and $466,000 was paid and $31,000 and $66,000 owed at December 31, 1995 and 1994, respectively) (see
Note 2).

  Target has sublet certain facilities from the Company which can be renewed annually. Net monthly rental income is approximately $4,500 (see Note 2).

                              CARDIMA, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Capital Lease Arrangement

  In December 1993, the Company entered into a $1,000,000 capital lease line agreement with Target. The lease line remained open until fully utilized or until March 31, 1995, whichever occurred first. As of December 31, 1994 and 1995, $501,000 and $787,000, respectively, of the lease line was utilized for capital equipment. In connection with this lease line agreement, the Company issued to Target a warrant to purchase 10,942 shares of the Company's Series A preferred stock (see Note 3). In January 1996, the outstanding capital lease obligation, plus accrued interest, was converted into shares of Series D convertible preferred stock (see Note 3).

7. INITIAL PUBLIC OFFERING

  On March 12, 1997, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the offering is consummated under terms presently anticipated, all of the currently outstanding preferred stock will convert to 5,726,542 shares of common stock. Unaudited pro forma stockholders' equity as adjusted for the matters described above is set forth in the accompanying balance sheet. The board will also approve an amendment to the Certificate of Incorporation to change the number of authorized shares of common stock to 25,000,000 shares and preferred shares to 5,000,000 shares upon the closing of the offering.

8. SUBSEQUENT EVENTS

  In April 1997, the Company entered into a lease agreement with a lessor that allows for the Company to borrow up to $1.6 million under a lease line arrangement. In connection with this arrangement, the Company issued to the lessor a warrant to purchase 13,937 shares of Series E preferred stock at a price of $5.74 per share. The warrant expires five years from the date of issuance.

  On April 29, 1997, the board of directors approved an increase to the 1993 Stock Option Plan, increasing the authorized number of shares under the Plan to 1,000,000 shares.

                [PICTURE OF VEINS AND ARTERIES OF HUMAN HEART]

VEINS (WHITE) AND ARTERIES (RED) WITHIN THE WALL OF AN ACTUAL HUMAN HEART

  The vessels of this human heart have been injected with a colored plastic polymer and the ventricular muscle has been eroded away, exposing an extensive vascular network that provides access to most areas of the ventricular wall for mapping and ablating VT using Cardima microcatheters.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  18
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Dilution.................................................................  19
Capitalization...........................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  26
Management...............................................................  49
Certain Transactions.....................................................  57
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  62
Shares Eligible for Future Sale..........................................  64
Underwriting.............................................................  66
Legal Matters............................................................  67
Experts..................................................................  67
Additional Information...................................................  68
Index to Financial Statements............................................ F-1

                               ----------------

 UNTIL    , 1997 (25 DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                2,275,000 SHARES

                                 CARDIMA, INC.

                                  COMMON STOCK



                               ----------------

                                   PROSPECTUS

                               ----------------



                            BEAR, STEARNS & CO. INC.

                                 DAIN BOSWORTH
                                  INCORPORATED



                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                      AMOUNT TO
                                                                       BE PAID
                                                                      ---------
   SEC registration fee..............................................  $  9,514
   NASD filing fee...................................................     3,640
   Nasdaq National Market listing fee................................    38,254
   Printing fees and expenses........................................   150,000
   Legal fees and expenses...........................................   450,000
   Accounting fees and expenses......................................   150,000
   Blue Sky fees and expenses........................................    15,000
   Transfer Agent and Registrar fees.................................    10,000
   Miscellaneous fees and expenses...................................   123,592
                                                                       --------
     Total...........................................................  $950,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Article X of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware Law, and Section 6 of Article VII of the Registrant's Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. As permitted by
Section 145 of the Delaware Law, the Registrant's Amended and Restated Certificate of Incorporation also includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.4 hereto) with its directors and officers. Reference is also made to Section 7 of the Underwriting Agreement, contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities. The Indemnification Agreements include provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware Law, and may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since December 31, 1993, the Company has sold and issued the following unregistered securities (without payment of any selling commission to any person), as adjusted to give effect to a one-for-seven reverse split of outstanding shares of Preferred Stock and Common Stock effective October 1996:

    (1) The Company has sold and issued 8,339 shares of its Common Stock at prices per share ranging from $0.56 to $2.10 (an aggregate offering price of $10,276) to employees and a former director pursuant to the exercise of options under the 1993 Stock Plan.

    (2) In June 1994 and October 1994, the Company issued warrants to Silicon Valley Bank to purchase 1,714 shares and 285 shares, respectively, of its Series A Preferred Stock at an exercise price of $7.00 per share, and in October 1995, the Company issued a warrant to Silicon Valley Bank to purchase 2,142 shares of its Series D Preferred Stock at an exercise price of $5.11 per share. All of these warrants were issued in connection with letter of credit and equipment financing agreements.

    (3) During the period from June 1994 through July 1994, the Company sold and issued to certain accredited investors an aggregate of 85,713 shares of its Series C Preferred Stock at a price per share of $10.50, for an aggregate of $900,000 in cash.

    (4) In July 1994, the Company issued a warrant to the State of California Public Employees' Retirement System to purchase 1,428 shares of its Common Stock at an exercise price of $7.00 per share in connection with its facilities lease.

    (5) During the period from September 1994 through November 1994, the Company issued and sold to certain accredited investors convertible promissory notes in the aggregate principal amount of $1.0 million and warrants to purchase Series A Preferred Stock at an exercise price of $7.00 per share in an amount to be determined based upon a formula relating to the monthly principal dollar amount outstanding under the convertible promissory notes. In December 1994, the convertible promissory notes, and accrued interest thereunder, were converted into an aggregate of 96,394 shares of Series C Preferred Stock, and the warrants were cancelled and reissued as warrants to purchase an aggregate of 18,410 shares of Series A Preferred Stock at an exercise price of $7.00 per share. At that time, an additional 165,863 shares of Series C Preferred Stock were issued and sold to certain accredited investors at a price per share of $10.50, for an aggregate purchase price of $1.7 million in cash.

    (6) During the period from March 1995 through August 1995, the Company issued and sold to certain accredited investors an aggregate of 85,666 shares of its Series C Preferred Stock at a price per share of $10.50, for an aggregate of $900,000 in cash.

    (7) During the period from April 1995 through December 1995, the Company issued and sold to certain accredited investors notes in the aggregate principal amount of $2.3 million and warrants to purchase Common Stock at an exercise price of $1.05 per share in an amount to be determined based upon a formula relating to the monthly principal amount outstanding under the notes. In December 1995, the outstanding principal amount of the notes, and accrued interest thereon, were converted into an aggregate of 423,402 shares of Series D Preferred Stock, and the warrants were cancelled and reissued as warrant to purchase an aggregate of 456,523 shares of Common Stock at an exercise price of $1.05 per share. At that time, an additional 792,516 shares of Series D Preferred Stock were issued and sold to certain accredited investors at a price per share of $5.11, for an aggregate purchase price of $4.0 million in cash.

    (8) In January 1996, the Company issued a warrant to Comdisco to purchase 23,776 shares of Series D Preferred Stock at an exercise price of $5.11 per share and in April 1997, the Company issued a warrant to Comdisco to purchase 13,937 shares of Series E Preferred Stock at an exercise price of $5.74 per share, in connection with an equipment financing agreement.

    (9) In February 1996, the Company issued and sold to certain accredited investors an aggregate of 703,134 shares of Series D Preferred Stock at a price per share of $5.11, for an aggregate purchase price of $3.6 million, payable in cash and in cancellation of certain indebtedness.

    (10) During the period from October 1996 through January 1997, the Company issued and sold to certain accredited investors notes in the aggregate principal amount of $2.5 million. In March 1997, the outstanding principal amount of the notes, and accrued interest thereon, were converted into an aggregate of 440,963 shares of Series E Preferred Stock.

    (11) In February 1997, the Company issued and sold convertible notes to certain accredited investors in the aggregate amount of $750,000. In March 1997, the outstanding principal amount of the notes, and accrued interest thereon, were converted into an aggregate of 130,955 shares of Series E Preferred Stock.

    (12) In March 1997, the Company issued and sold to certain accredited investors an aggregate of 1,784,823 shares of Series E Preferred Stock at a price per share of $5.74, for an aggregate purchase price of approximately $10.3 million in cash.

  The sales and issuances of securities in the transaction described in paragraph 1 were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The sales and issuances of securities in the transactions described in paragraphs 2 through 12 above were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering.

  Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. In all such transactions, all recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and all recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 NUMBER DESCRIPTION
 ------ -----------
  1.1   Form of Underwriting Agreement.
  3.1*  Amended and Restated Certificate of Incorporation of Registrant.
  3.2*  Bylaws of Registrant.
  3.3*  Form of Amended and Restated Certificate of Incorporation of Registrant
        to become effective upon closing of this Offering.
  3.4*  Form of Bylaws of Registrant to become effective upon closing of this
        Offering.
  4.1*  Form of Common Stock Certificate.
  5.1*  Opinion of Venture Law Group, A Professional Corporation.
 10.1*  1993 Stock Option Plan.
 10.2*  1997 Directors' Stock Option Plan.
 10.3*  1997 Employee Stock Purchase Plan.
 10.4*  Form of Indemnification Agreement.
 10.5*  Fourth Amended and Restated Stockholders' Rights Agreement dated March
        7, 1997, between Registrant and certain stockholders of Registrant.
 10.6+* License Agreement dated May 21, 1993, between Registrant and Target
        Therapeutics, Inc.
 10.7*  Lease dated April 25, 1994, between Registrant and State of California
        Public Employees' Retirement System.
 10.8*  Sublease dated November 14, 1996, between Registrant and Target
        Therapeutics, Inc.
 10.9*  Master Lease Agreement dated January 26, 1996, between Registrant and
        Comdisco, Inc.,together with the Purchase Agreements.
 10.10* Warrant Purchase Agreement dated December 9, 1993, between Registrant and Target Therapeutics, Inc., together with the Series A Preferred
        Stock Warrant.
 10.11* Series A Preferred Stock Warrant dated June 10, 1994, issued to Silicon
        Valley Bank.

 NUMBER  DESCRIPTION
 ------  -----------
 10.12*  Warrant Purchase Agreement dated July 1, 1994, between Registrant and
         California Public Employees' Retirement System, together with the
         Common Stock Warrant.
 10.13*  Series A Preferred Stock Warrant dated October 26, 1994, issued to
         Silicon Valley Bank.
 10.14*  Form of Series A Preferred Stock Warrant issued to certain investors in December 1994.
 10.15*  Series D Preferred Stock Warrant dated October 31, 1995, issued to
         Silicon Valley Bank.
 10.16*  Form of Common Stock Warrant issued to certain investors from April
         1995 to December 1995.
 10.17*  Warrant Agreement dated January 23, 1996, between Registrant and
         Comdisco, Inc., together with the Series D Preferred Stock Warrant.
 10.18+* Electrophysiology Catheter License Agreement dated May 17, 1994, between Registrant and BSI Corporation, together with the Credit Pool
         Agreement of same date.
 10.19*  Distribution Agreement dated June 15, 1995, between Registrant and
         Paramedic Co., Ltd.
 10.20*  Distribution Agreement dated July 14, 1995, between Registrant and
         Werfen Distribution AG, together with the May 15, 1996 letter amendment.
 10.21*  Employment Agreement dated May 21, 1993, between Registrant and
         Gabriel B. Vegh.
 10.22*  Employment Letter Agreement dated October 31, 1994, between Registrant and Phillip C. Radlick, Ph.D.
 10.23*  Warrant Agreement dated April 7, 1997, between Registrant and
         Comdisco, Inc.
 10.24*  Distribution Agreement dated April 1, 1997, between Registrant and
         Cardiologic, GmbH.
 11.1    Statement of Computation of Loss Per Share.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Venture Law Group, A Professional Corporation (included in
         Exhibit 5.1).
 23.3*   Consent of Heller Ehrman White & McAuliffe.
 24.1*   Power of Attorney.

--------

* Previously filed.
+ Certain portions of this Exhibit for which confidential treatment has been requested, have been redacted and filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FREMONT, STATE OF CALIFORNIA ON THIS 29TH DAY OF APRIL, 1997.

                                          Cardima, Inc.

                                          By:      /s/ Phillip C. Radlick
                                            -----------------------------------
                                             PHILLIP C. RADLICK,PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities on April 29, 1997:

              SIGNATURE                                 TITLE
              ---------                                 -----

       /s/ Phillip C. Radlick          President, Chief Executive Officer and
-------------------------------------   Director (Principal Executive
         PHILLIP C. RADLICK             Officer)


      /s/ Ronald E. Bourquin *         Vice President and Chief Financial
-------------------------------------   Officer(Principal Financial and
         RONALD E. BOURQUIN             Accounting Officer)


        /s/ Joseph S. Lacob *          Chairman of the Board of Directors
-------------------------------------
           JOSEPH S. LACOB


     /s/ Michael J.F. Du Cros *        Director
-------------------------------------
        MICHAEL J.F. DU CROS


        /s/ Neal Moszkowski *          Director
-------------------------------------
           NEAL MOSZKOWSKI


        /s/ Gabriel B. Vegh *          Director
-------------------------------------
           GABRIEL B. VEGH


     /s/ Charles P. Waite, Jr. *       Director
-------------------------------------
        CHARLES P. WAITE, JR.


*By: /s/ Phillip C. Radlick
    ---------------------------------
         PHILLIP C. RADLICK,
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 NUMBER  DESCRIPTION
 ------  -----------
  1.1    Form of Underwriting Agreement.
  3.1*   Amended and Restated Certificate of Incorporation of Registrant.
  3.2*   Bylaws of Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of
         Registrant to become effective upon closing of this Offering.
  3.4*   Form of Bylaws of Registrant to become effective upon closing of this
         Offering.
  4.1*   Form of Common Stock Certificate.
  5.1*   Opinion of Venture Law Group, A Professional Corporation.
 10.1*   1993 Stock Option Plan.
 10.2*   1997 Directors' Stock Option Plan.
 10.3*   1997 Employee Stock Purchase Plan.
 10.4*   Form of Indemnification Agreement.
 10.5*   Fourth Amended and Restated Stockholders' Rights Agreement dated March
         7, 1997, between Registrant and certain stockholders of Registrant.
 10.6+*  License Agreement dated May 21, 1993, between Registrant and Target
         Therapeutics, Inc.
 10.7*   Lease dated April 25, 1994, between Registrant and State of California
         Public Employees' Retirement System.
 10.8*   Sublease dated November 14, 1996, between Registrant and Target
         Therapeutics, Inc.
 10.9*   Master Lease Agreement dated January 26, 1996, between Registrant and
         Comdisco, Inc., together with the Purchase Agreements.
 10.10*  Warrant Purchase Agreement dated December 9, 1993, between Registrant and Target Therapeutics, Inc., together with the Series A Preferred
         Stock Warrant.
 10.11*  Series A Preferred Stock Warrant dated June 10, 1994, issued to
         Silicon Valley Bank
 10.12*  Warrant Purchase Agreement dated July 1, 1994, between Registrant and
         California Public Employees' Retirement System, together with the
         Common Stock Warrant.
 10.13*  Series A Preferred Stock Warrant dated October 26, 1994, issued to
         Silicon Valley Bank.
 10.14*  Form of Series A Preferred Stock Warrant issued to certain investors in December 1994.
 10.15*  Series D Preferred Stock Warrant dated October 31, 1995, issued to
         Silicon Valley Bank.
 10.16*  Form of Common Stock Warrant issued to certain investors from April
         1995 to December 1995.
 10.17*  Warrant Agreement dated January 23, 1996, between Registrant and
         Comdisco, Inc., together with the Series D Preferred Stock Warrant.
 10.18+* Electrophysiology Catheter License Agreement dated May 17, 1994, between Registrant and BSI Corporation, together with the Credit Pool
         Agreement of same date.
 10.19*  Distribution Agreement dated June 15, 1995, between Registrant and
         Paramedic Co., Ltd.
 10.20*  Distribution Agreement dated July 14, 1995, between Registrant and
         Werfen Distribution AG, together with the May 15, 1996 letter amendment.

 NUMBER DESCRIPTION
 ------ -----------
 10.21* Employment Agreement dated May 21, 1993, between Registrant and Gabriel
        B. Vegh.
 10.22* Employment Letter Agreement dated October 31, 1994, between Registrant and Phillip C. Radlick, Ph.D.
 10.23* Warrant Agreement dated April 7, 1997, between Registrant and Comdisco,
        Inc.
 10.24* Distribution Agreement dated April 1, 1997, between Registrant and
        Cardiologic, GmbH.
 11.1   Statement of Computation of Loss Per Share.
 23.1   Consent of Ernst & Young LLP, Independent Auditors.
 23.2*  Consent of Venture Law Group, A Professional Corporation (included in
        Exhibit 5.1).
 23.3*  Consent of Heller Ehrman White & McAuliffe.
 24.1*  Power of Attorney.

--------

* Previously filed.
+ Certain portions of this Exhibit for which confidential treatment has been requested, have been redacted and filed separately with the Securities and Exchange Commission.